As filed with the Securities and Exchange Commission on December 30, 2025

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ASSOCIATED BANC-CORP

(Exact Name of Registrant as specified in its charter)

Wisconsin	6021	39-1098068
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

433 Main Street

Green Bay, Wisconsin 54301

(920) 491-7500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Randall J. Erickson

Executive Vice President, General Counsel and

Corporate Secretary

Associated Banc-Corp

433 Main Street

Green Bay, Wisconsin 54301

(920) 491-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edward D. Herlihy Nicholas G. Demmo Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	John F. Kotouc Dianne S. Lozier Co-Chief Executive Officers American National Corporation 8990 West Dodge Road Omaha, Nebraska 68114 (800) 279-0007	Mark C. Kanaly Alston & Bird LLP 2200 Ross Avenue, Suite 2300 Dallas, Texas 75201 (214) 922-3400

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the Merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this information statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this information statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This information statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED DECEMBER 30, 2025

On November 30, 2025, Associated and American National entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) that (i) provides for the merger of American National with and into Associated, with Associated as the surviving corporation (the “Merger”) and (ii) contemplates that immediately following the Merger or at such later time as Associated may determine in its sole discretion, American National Bank, a wholly owned subsidiary of American National, will merge with and into Associated Bank, National Association (“Associated Bank”), a wholly owned subsidiary of Associated, with Associated Bank as the surviving bank. As described below, on November 30, 2025, American National delivered to Associated a duly executed unanimous written consent of the American National voting shareholders, constituting the shareholder approval required to consummate the Merger. As such, no further approval of American National shareholders is required to consummate the Merger, and you are not required to take any action to receive your shares of Associated common stock that will be issued in the Merger. The Merger remains subject to customary closing conditions, including the receipt of required regulatory approvals.

If the Merger is completed, each share of American National common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 36.250 shares of common stock, par value $0.01 per share, of Associated (the “Associated common stock”) (the “Merger Consideration”), with cash in lieu of fractional shares.

Based on the closing price of Associated common stock on November 28, 2025, the last trading day prior to the public announcement of the Merger, the Merger Consideration represented a value of approximately $953.01 per share of American National common stock, or approximately $604 million in the aggregate. Based upon the closing price of Associated common stock on December 22, 2025, the most recent practicable date preceding the date of this information statement/prospectus, the Merger Consideration represented a value of $967.51 per share of American National common stock. The dollar value of the consideration that American National shareholders will receive will change depending on fluctuations in the market price of Associated common stock. You can obtain current stock quotations for Associated common stock, which is listed on the New York Stock Exchange under the symbol “ASB.”

If the Merger is completed, existing Associated shareholders will own approximately 88% of Associated’s common stock immediately following completion of the Merger and former American National shareholders will own approximately 12%.

The American National board of directors unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger.

This document contains a more complete description of the Merger, the documents related to the Merger and other related matters. Please carefully read the entire information statement/prospectus, including the “Risk Factors” section, beginning on page 11, for a discussion of the Merger and the risks relating to the Merger. You may also obtain information about Associated from documents that Associated has filed with the Securities and Exchange Commission. The American National board of directors enthusiastically supports the Merger.

Sincerely,

John F. Kotouc	Dianne S. Lozier
Co-Chairman and Co-Chief Executive Officer	Co-Chairman and Co-Chief Executive Officer
American National Corporation	American National Corporation

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the Merger, including the issuance of the securities to be issued under this information statement/prospectus, or determined if this information statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities that Associated is offering through this document are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of Associated or American National, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This information statement/prospectus is dated [     ], and it is first being mailed or otherwise delivered to the shareholders of American National (other than holders of American National voting common stock) on or about [     ].

ADDITIONAL INFORMATION

This information statement/prospectus incorporates important business and financial information about Associated from documents filed with the SEC that have not been included in or delivered with this document. This information is described under “Where You Can Find More Information.” You can obtain free copies of this information by writing or calling:

Associated Banc-Corp

Attention: Investor Relations

433 Main Street

Green Bay, Wisconsin 54301

(920) 491-7500

You will not be charged for any of these documents that you request.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this information statement/prospectus. This information statement/prospectus is dated [    ], and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this information statement/prospectus to American National shareholders nor the issuance by Associated of shares of Associated common stock in connection with the Merger will create any implication to the contrary.

This information statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding American National has been provided by American National and information contained in, or incorporated by reference into, this document regarding Associated has been provided by Associated.

See the section entitled “Where You Can Find More Information” of this information statement/prospectus for further information.

American National Corporation

8990 West Dodge Road

Omaha, NE

(800) 279-0007

NOTICE OF ACTION BY WRITTEN CONSENT — WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Dear Shareholder of American National Corporation:

This notice of action by written consent and the accompanying information statement/prospectus are being furnished to shareholders of American National Corporation, a Nebraska corporation (“American National”), other than the holders of American National voting common stock.

On November 30, 2025, American National entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Associated Banc-Corp, a Wisconsin corporation (“Associated”). Upon the terms and subject to the conditions of the Merger Agreement, (i) American National will merge with and into Associated (the “Merger”), with Associated surviving as the surviving corporation in the Merger and continuing its corporate existence under the laws of the State of Wisconsin, and (ii) immediately following the effective time of the Merger or at such later time as Associated may determine in its sole discretion, American National Bank, a national banking association and a wholly owned subsidiary of American National (“American National Bank”), will merge with and into Associated Bank, National Association, a national banking association and a wholly owned Subsidiary of Associated (such bank, “Associated Bank,” such merger, the “Bank Merger” and, together with the Merger, the “Mergers”), with Associated Bank surviving the Bank Merger. A copy of the Merger Agreement is included as Annex A to the accompanying information statement/prospectus and is incorporated herein by reference.

Pursuant to the Merger Agreement, at the effective time of the Merger, each share of American National non-voting common stock (the “American National non-voting common stock”) and each share of American National voting common stock (the “American National voting common stock” and together with the American National non-voting common stock, the “American National common stock”) issued and outstanding immediately before the effective time of the Merger (other than certain shares excluded under the Merger Agreement, including any shares held in treasury or otherwise owned by American National or Associated) will convert into the right to receive 36.250 shares of common stock, par value $0.01 per share, of Associated (the “Associated common stock” and such consideration, the “Merger Consideration”). No fractional shares of Associated common stock will be issued in the Merger, and holders of American National common stock will receive cash in lieu of any fractional shares of Associated common stock. Shares of Associated common stock are traded on the New York Stock Exchange under the symbol “ASB.”

If the Merger is completed, you will be entitled to receive the Merger Consideration for each share of American National common stock owned by you, subject to automatic adjustment as set forth in the Merger Agreement and described in the information statement/prospectus. You are not required to take any action to receive any shares to which you are entitled under the Merger Agreement.

The American National board of directors carefully reviewed and considered the terms and conditions of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The American National board of directors unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of American National and its shareholders and (ii) directed that the Merger Agreement be submitted to the American National voting shareholders for approval via written consent (which approval was obtained on November 30, 2025) and (iii) recommended that the American National voting shareholders approve the Merger Agreement.

Under the Nebraska Model Business Corporation Act (the “NMBCA”) and American National’s governing documents, the approval of the Merger required the affirmative approval by written consent of all the holders of American National voting common stock. As of November 30, 2025, the Dianne S. Lozier ANC Stock Holding

Trust, the John F. Kotouc Special Holding Trust, the Thomas O. Kotouc Living Trust, and the Ann Duey Revocable Trust (together, the “American National voting shareholders”) held 100% of the 418,728 outstanding shares of American National voting common stock. On November 30, 2025, the holders of all outstanding shares of American National voting common stock unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, by delivering a duly executed written consent. Accordingly, the approval of the Merger by the American National voting shareholders was effected in accordance with the NMBCA and American National’s governing documents, and no further approval of the shareholders of American National is required to approve or adopt the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement. As a result, American National has not solicited and will not be soliciting your vote for approving the Merger or the Merger Agreement and does not intend to call a meeting of shareholders or set any record date for purposes of voting on the approval of the Merger Agreement or the Merger.

This notice of action by written consent, together with the accompanying information statement/prospectus, serves as formal notification from American National that the Merger Agreement and the Merger have been unanimously approved by the holders of American National voting common stock by written consent in lieu of a meeting, in accordance with the NMBCA and American National’s governing documents. No dissenters’ or appraisal rights will be available with respect to the Merger and the other transactions contemplated by the Merger Agreement, including any remedy under applicable law.

The information statement/prospectus accompanying this letter provides you with more specific information concerning the Merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement. We encourage you to carefully read the information statement/prospectus, including “Risk Factors” beginning on page 15 of the information statement/prospectus, and the copy of the Merger Agreement included as Annex A to the information statement/prospectus and incorporated herein by reference. Please do not send in your American National common stock at this time. If the Merger is completed, you will receive instructions regarding the surrender of your American National common stock and payment for your shares of American National common stock.

By order of the American National board of directors

John F. Kotouc Co-Chairman and Co-Chief Executive Officer American National Corporation	Dianne S. Lozier Co-Chairman and Co-Chief Executive Officer American National Corporation

i

ii

CERTAIN DEFINITIONS

Certain abbreviations and terms used in the text and notes of this information statement/prospectus are defined below:

Term/Abbreviation	Definition
American National	American National Corporation, a Nebraska corporation

American National articles	The articles of incorporation of American National, as amended

American National Bank	American National Bank, a national banking association and a wholly owned bank subsidiary of American National

American National board of directors	The board of directors of American National

American National bylaws	The bylaws of American National, as amended

American National common stock	The American National voting common stock and American National non-voting common stock

American National non-voting common stock	The non-voting common stock, par value $0.01 per share, of American National

American National shareholders	The holders of shares of American National common stock

American National voting common stock	The voting common stock, par value $1.00 per share, of American National

American National voting shareholders	The holders of American National voting common stock

Associated	Associated Banc-Corp, a Wisconsin corporation

Associated articles	The amended and restated articles of incorporation of Associated, as amended

Associated Bank	Associated Bank, National Association, a national banking association and a wholly owned bank subsidiary of Associated

Associated board of directors	The board of directors of Associated

Associated bylaws	The amended and restated bylaws of Associated

Associated common stock	The common stock, par value $0.01 per share, of Associated

Associated shareholders	The holders of shares of Associated common stock

Bank Merger	The merger of American National Bank with and into Associated Bank, with Associated Bank continuing as the surviving bank

effective time	The effective time of the Merger

Merger	The merger of American National with and into Associated, with Associated continuing as the surviving corporation

Merger Agreement	The Agreement and Plan of Merger, dated as of November 30, 2025, by and between Associated and American National

NYSE	The New York Stock Exchange

SEC	U.S. Securities and Exchange Commission

iii

QUESTIONS AND ANSWERS

The following are some questions that you may have about the Merger and brief answers to those questions. You are urged to read carefully the remainder of this information statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the Merger. Additional important information is also contained in the documents incorporated by reference into this information statement/prospectus. See the section entitled “Where You Can Find More Information.”

Q:	Why am I receiving this information statement/prospectus?

A:

You are receiving this information statement/prospectus because Associated and American National have entered into an Agreement and Plan of Merger, dated as of November 30, 2025 (as amended from time to time, the “Merger Agreement”). A copy of the Merger Agreement is attached as Annex A to this information statement/prospectus and is incorporated by reference herein. The Merger Agreement (i) provides that American National will merge with and into Associated (the “Merger”), with Associated as the surviving corporation (the “surviving corporation,” or “Associated,” as the case may be) and (ii) contemplates that immediately following the completion of the Merger or at such later time as Associated may determine in its sole discretion, American National Bank will merge with and into Associated Bank (the “Bank Merger”), with Associated Bank as the surviving bank (the “surviving bank”).

As of November 30, 2025, the Dianne S. Lozier ANC Stock Holding Trust, the John F. Kotouc Special Holding Trust, the Thomas O. Kotouc Living Trust, and the Ann Duey Revocable Trust (together, the “American National voting shareholders”) held all of the outstanding shares of American National voting common stock. On November 30, 2025, the American National voting shareholders unanimously approved the Merger Agreement and the other transactions contemplated thereby, including the Merger, and delivered a unanimous written consent effecting such approval (the “American National shareholder approval”).

This document is being delivered to you as both an information statement of American National and a prospectus of Associated in connection with the Merger. It is the information statement by which American National is notifying American National stockholders of the American National shareholder approval. In addition, this document is the prospectus by which Associated will issue shares of Associated common stock to American National shareholders in the Merger in accordance with the Merger Agreement.

Q:	What will American National shareholders receive in the Merger?

A:

Under the terms and subject to the conditions set forth in the Merger Agreement, each share of American National common stock issued and outstanding immediately prior to the effective time of the Merger (excluding certain shares excluded under the Merger Agreement) will be converted into the right to receive 36.250 shares of Associated common stock (the “Merger Consideration”), with cash in lieu of fractional shares.

Q:	Will the value of the Merger Consideration change between the date of this information statement/prospectus and the time the Merger is completed?

A:

Yes. Any fluctuation in the market price of Associated common stock prior to the completion of the Merger will directly impact the value of the Merger Consideration that American National shareholders receive at closing. Because the Merger Consideration consists of a fixed exchange ratio of Associated common stock, the actual dollar value that shareholders receive will vary depending on the market price of Associated common stock at the time the Merger is consummated. As a result, shareholders may receive Merger Consideration that is worth more or less than the value implied at the time the Merger Agreement was executed.

It is important to note that, under the terms of the Merger Agreement, neither Associated nor American National has the right to terminate the agreement or to not complete the Merger solely due to any increase or decrease in the market price of Associated common stock.

Q:	Do American National shareholders have dissenters’ or appraisal rights?

A:	No. American National shareholders are not entitled to dissenters’ or appraisal rights in connection with the Merger. See “The Merger — No Dissenters’ or Appraisal Rights in the Merger.”

Q:	Does Associated pay regular dividends on its shares of common stock?

A:

Associated has historically paid a quarterly cash dividend to the holders of Associated common stock, and most recently, the Associated board of directors declared and, as approved by the Associated board of directors, Associated paid regular quarterly dividends of $0.23 per share of Associated common stock in each of the first three fiscal quarters of 2025 and a dividend of $0.24 per share of Associated common stock in the fourth fiscal quarter of 2025. Holders of Associated common stock are not entitled to receive dividends. Downturns in the domestic and global economies could cause Associated’s board of directors to consider, among other things, the elimination of dividends paid on Associated common stock. This could adversely affect the market price of Associated common stock. Furthermore, as a bank holding company, Associated’s ability to pay dividends is subject to the guidelines of the Federal Reserve regarding capital adequacy and dividends. Dividends also may be limited as a result of safety and soundness considerations.

Q:	What are the material U.S. federal income tax consequences of the Merger to U.S. American National shareholders?

A:

The Merger is intended to qualify as a “reorganization” (within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”)) for U.S. federal income tax purposes, and it is a condition to Associated’s and American National’s respective obligations to complete the Merger that Associated and American National each receive a legal opinion to the effect that the Merger will so qualify. Accordingly, U.S. holders of American National common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their American National common stock for Associated common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of fractional shares of Associated common stock. You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this information statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the Merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	When is the Merger expected to be completed?

A:

Associated and American National expect to complete the Merger in the second quarter of 2026. However, neither Associated nor American National can predict the actual date on which the Merger will be completed, or if the Merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Before Associated and American National can complete the Merger, Associated and American National must first obtain necessary regulatory approvals and satisfy certain other conditions to completion of the Merger. For more information, see the section entitled “The Merger Agreement — Conditions to Completion of the Merger.”

Q:	Who will be the board of directors and management of Associated after the Merger?

A:

The Merger Agreement provides that, effective as of the effective time of the Merger, the size of the Associated board of directors will be increased by one, and Wende Kotouc, Executive Co-Chairman and Chief Executive Officer of American National Bank and Executive Vice President and director of American National, will be appointed to the Associated board of directors. Ms. Kotouc will serve in accordance with the corporate governance guidelines and standards applicable to all Associated directors. No other changes to the membership of the Associated board of directors are expected as a result of the Merger.

The officers of Associated as of immediately prior to the effective time of the Merger will continue to serve as the officers of the surviving corporation. For more information, see the section entitled “The Merger — Governance of Associated After the Merger.”

Q:	What are the conditions to completion of the Merger?

A:

The obligations of Associated and American National to complete the Merger are subject to the satisfaction or waiver of certain closing conditions contained in the Merger Agreement, including the receipt of required regulatory approvals and the expiration of statutory waiting periods in respect thereof, receipt of tax opinions and other customary closing conditions. For more information, see the section entitled “The Merger Agreement — Conditions to Completion of the Merger.”

Q:	What happens if the Merger is not completed?

A:

If the Merger is not completed, American National shareholders will not receive any Merger Consideration for their shares of American National common stock. In that event, American National will continue to operate as an independent company and Associated will not issue any shares of Associated common stock pursuant to the Merger Agreement. If the Merger is not completed, the rights of American National shareholders will remain unchanged, and their shares will continue to represent an ownership interest in American National as they did prior to the proposed Merger.

Q:	Should I send in my American National stock certificates now?

A:

No. Please do not send in your stock certificates. If and after the Merger is completed, an exchange agent designated by Associated and reasonably acceptable to American National (the “exchange agent”) will send you instructions for exchanging American National stock certificates for the consideration to be received in the Merger. See the section entitled “The Merger Agreement — Conversion of Shares; Exchange of American National Stock Certificates.”

Q:	Who can help answer my questions?

A:	If you have questions about the Merger or the other transactions contemplated by the Merger Agreement, or if you need additional copies of this information statement/prospectus, please contact:

Associated Banc-Corp

Attention: Investor Relations

433 Main Street

Green Bay, Wisconsin 54301

(920) 491-7500

Email: investor.relations@associatedbank.com

and

American National Corporation

Attention: Investor Relations

8990 West Dodge Road

Omaha, NE 68114

(800) 279-0007

SUMMARY

This summary highlights selected information in this information statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire information statement/prospectus and the other documents referred to or incorporated by reference into this information statement/prospectus in order to fully understand the Merger Agreement and the Merger. See “Where You Can Find More Information.”

The Parties to the Merger

Associated Banc-Corp

433 Main Street

Green Bay, Wisconsin 54301

(920) 491-7500

Associated Banc-Corp is a bank holding company registered pursuant to the BHC Act. Its bank subsidiary, Associated Bank, traces its history back to the founding of the Bank of Neenah in 1861. Associated was incorporated in Wisconsin in 1964 and was inactive until 1969 when permission was received from the Federal Reserve to acquire three banks. At September 30, 2025, Associated had consolidated total assets of approximately $44.5 billion, total loans of approximately $31.0 billion and deposits of approximately $34.9 billion. Based on total assets reported at September 30, 2025, Associated is the largest bank holding company headquartered in Wisconsin.

Associated Bank operates 187 banking branches serving over 100 different communities throughout Wisconsin, Illinois, and Minnesota. Associated Bank also operated loan production offices in Indiana, Michigan, Missouri, New York, Ohio and Texas.

Associated’s common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “ASB.”

Associated’s principal executive office is located at 433 Main Street, in Green Bay, Wisconsin, and its telephone number is (920) 491-7500.

American National Corporation

8990 West Dodge Road

Omaha, NE 68114

(800) 279-0007

American National is a Nebraska corporation founded in 1964 and is registered as a bank holding company which has elected financial holding company status under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). American National’s primary activities consist of holding the stock of its majority-owned subsidiary bank, American National Bank, and providing a wide range of banking and related business activities through American National Bank.

American National Bank, headquartered in Omaha, Nebraska, is a privately held community bank founded in 1856. It operates 33 full-service branches across Nebraska, Minnesota and Iowa, with a strong presence in the Greater Omaha and Minneapolis/St. Paul metro areas. American National Bank offers a full suite of financial services, including personal and business banking, mortgage lending, wealth management and treasury services.

At September 30, 2025, American National had consolidated total assets of approximately $5.3 billion, total loans of approximately $3.8 billion and deposits of approximately $4.7 billion.

The principal executive offices of American National are located at 8990 West Dodge Road, in Omaha, Nebraska, and its telephone number is (800) 279-0007.

The Merger and the Merger Agreement

The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this information statement/prospectus. You are encouraged to read the Merger Agreement carefully and in its entirety, as it is the primary legal document that governs the Merger.

Subject to the terms and conditions of the Merger Agreement, at the completion of the Merger, American National will merge with and into Associated, with Associated as the surviving corporation. Immediately following the completion of the Merger or at such later time as Associated may determine in its sole discretion, American National Bank will merge with and into Associated Bank, with Associated Bank as the surviving bank in the Bank Merger.

Merger Consideration

American National Common Stock

Under the terms and subject to the conditions set forth in the Merger Agreement, each share of American National common stock issued and outstanding immediately prior to the effective time of the Merger (excluding certain shares excepted under the Merger Agreement) will be converted into the right to receive the Merger Consideration of 36.250 shares of Associated common stock, with cash in lieu of fractional shares.

Associated will not issue any fractional shares of Associated common stock in the Merger. American National shareholders who would otherwise be entitled to a fraction of a share of Associated common stock in the Merger will instead receive, for the fraction of a share, an amount in cash (rounded down to the nearest cent), without interest, equal to such fractional part of a share of Associated common stock determined by multiplying (i) the average of the Associated share closing prices on the NYSE as reported by The Wall Street Journal for the five consecutive full trading days ending on the trading day immediately preceding the closing date by (ii) the fraction of a share (after taking into account all shares of American National common stock held by such holder immediately prior to the effective time and rounded to the nearest thousandth when expressed in decimal form) of Associated common stock which such holder would otherwise be entitled to receive pursuant to the Merger Agreement.

Associated common stock is listed on the NYSE under the symbol “ASB.” American National common stock is not listed or quoted on any exchange. The following table shows the closing sale prices of Associated common stock as reported on the NYSE on November 28, 2025, the last full trading day before the public announcement of the Merger Agreement, and on December 22, 2025, the last practicable trading day preceding the date of this information statement/prospectus. This table also shows the implied value of the Merger Consideration to be issued in exchange for each share of American National common stock.

	Closing Price per Share of Associated Common Stock	Approximate Implied Value per Share of American National Common Stock
November 28, 2025	$26.29	$953.01
December 22, 2025	$26.69	$967.51

American National Stock Bonus Awards

Prior to the effective time of the Merger, and in no event prior to January 1, 2026, American National will grant fully vested shares of American National common stock in settlement of all obligations with respect to each outstanding American National stock bonus award (each, an “American National stock bonus award”) and under the American National Stock Incentive Plan. The total number of shares of American National common stock issued with respect to such settlement will not exceed 12,075 shares in the aggregate.

For more information on the Merger Consideration, see the section entitled “The Merger — Terms of the Merger” and the section entitled “The Merger Agreement — Merger Consideration.”

Material U.S. Federal Income Tax Consequences of the Merger

The Merger is intended to qualify as a “reorganization” (within the meaning of Section 368(a) of the Code) for U.S. federal income tax purposes, and it is a condition to Associated’s and American National’s respective obligations to complete the Merger that Associated and American National each receive a legal opinion to the effect that the Merger will so qualify. Accordingly, U.S. holders of American National common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their American National common stock for Associated common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of fractional shares of Associated common stock.

You should be aware that the tax consequences to you of the Merger may depend upon your own situation. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this information statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the Merger.

American National’s Reasons for the Merger; Recommendation of the American National Board of Directors

The American National board of directors unanimously approved the Merger Agreement and determined that the transactions contemplated thereby, including the Merger, are advisable and in the best interests of American National and its shareholders. In reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommend the approval of the Merger Agreement by the American National voting shareholders (which approval was obtained on November 30, 2025), the American National board of directors evaluated the Merger Agreement and the transactions contemplated thereby, including the Merger, in consultation with American National’s executive management and American National’s legal and financial advisors, and considered a number of factors. Accordingly, the American National board of directors recommended that the American National voting shareholders approve the Merger Agreement and the transactions contemplated thereby, including the Merger. For a more detailed discussion of the American National board of directors’ recommendation and the factors considered by the American National board of directors, see the section entitled “The Merger — American National’s Reasons for the Merger; Recommendation of the American National Board of Directors.”

No Dissenters’ or Appraisal Rights in the Merger

American National shareholders are not entitled to dissenters’ or appraisal rights in connection with the Merger.

Interests of American National’s Directors and Executive Officers in the Merger

American National’s executive officers and directors may have interests in the Merger that are different from, or in addition to, the interests of the American National shareholders generally.

General Interests

Such interests include the appointment of Wende Kotouc to the Associated board of directors, payments in connection with existing employment agreements with certain executive officers of American National and American National Bank, the granting of fully vested shares of American National common stock in settlement of outstanding American National stock bonus awards, the right to indemnification and insurance coverage following the consummation of the Merger, and Associated’s entry into selected ancillary agreements in which certain persons expected to be related persons at the effective time of the Merger have or will have a material interest.

The members of the board of directors of American National were aware of and considered these interests, among other matters, when they approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommended that American National voting shareholders approve the Merger Agreement.

For a more complete description of these interests, see “The Merger — Interests of American National’s Directors and Executive Officers in the Merger.”

Regulatory Approvals

Subject to the terms of the Merger Agreement, Associated and American National have agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the Merger Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. These approvals include, among others, the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the OCC.

Although neither Associated nor American National is aware of any reason why it cannot obtain these regulatory approvals in a timely manner, Associated and American National cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the Merger or the Bank Merger.

Governance of Associated After the Merger

At the effective time of the Merger, the articles of incorporation and bylaws of Associated, as in effect immediately prior to the effective time, will remain the governing documents of the surviving corporation until amended in accordance with applicable law. The Associated board of directors will be increased by one, and Wende Kotouc, Executive Co-Chairman and Chief Executive Officer of American National Bank and Executive Vice President and director of American National, will be appointed to the Associated board of directors, serving in accordance with Associated’s corporate governance guidelines and standards. Additionally, the officers of Associated immediately prior to the effective time will continue as the officers of the surviving corporation, unless and until changed in accordance with law or the governing documents.

Expected Timing of the Merger

Associated and American National expect the Merger to close in the second quarter of 2026. Neither Associated nor American National can predict the actual date on which the Merger will be completed, or if the Merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Associated and American National must first obtain necessary regulatory approvals and satisfy certain other closing conditions.

Conditions to Completion of the Merger

The completion of the Merger depends on a number of conditions being satisfied or, where legally permissible, waived, at or prior to the effective time. Associated’s and American National’s respective obligations to complete the Merger are subject to the satisfaction or waiver, at or prior to the effective time, of the following conditions:

•	receipt of the written consent of American National voting shareholders (which was received on November 30, 2025);

•	the shares of Associated common stock issuable pursuant to the Merger Agreement having been authorized for listing on the NYSE, subject to official notice of issuance;

•

the effectiveness under the Securities Act of 1933, as amended, of the Form S-4 of which this information statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for that purpose initiated or threatened by the SEC and not withdrawn;

•

no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by the Merger Agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other material transactions contemplated by the Merger Agreement;

•

all requisite regulatory approvals, including from the Federal Reserve Board and the OCC, having been obtained and remaining in full force and effect and all statutory waiting periods in respect thereof having expired;

•

the accuracy of the representations and warranties of the other party contained in the Merger agreement, generally as of the date on which the Merger Agreement was entered into and as of the closing date, subject to the materiality standards provided in the Merger Agreement;

•	the performance by the other party in all material respects of the obligations, covenants and agreements required to be performed by it under the Merger Agreement at or prior to the closing date;

•

receipt by such party of a certificate signed on behalf of the other party by an executive thereof stating that the conditions set forth in the immediately preceding two bullets have been satisfied; and

•

receipt by such party of an opinion of legal counsel, in form and substance reasonably satisfactory to such party, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; in rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Associated and American National reasonably satisfactory in form and substance to such counsel.

Associated’s obligation to complete the Merger is subject to the satisfaction or, where legally permissible, waiver of additional conditions. These additional conditions include, among others:

•	receipt of a FIRPTA certificate from American National stating that the shares of capital stock of American National do not constitute “United States real property interests” under the Code;

•	no requisite regulatory approval would result in the imposition of any materially burdensome regulatory condition; and

•

neither American National Bank nor any applicable depositor shall be in breach of and shall not have stated in writing any intention to breach any deposit noncompetition agreement (as described elsewhere in this information statement/prospectus).

American National’s obligation to complete the Merger is subject to the satisfaction or, where legally permissible, waiver of additional conditions. These additional conditions include, among others, that Associated shall not be in breach of and shall not have stated in writing any intention to breach either of the Kotouc consulting agreement (as described elsewhere in this information statement/prospectus) or a letter agreement with Mr. and Ms. Kotouc (the “side letter”) .

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the completion of the Merger in the following circumstances:

•	by mutual consent of Associated and American National in a written instrument;

•

by either Associated or American National if any governmental entity that must grant a requisite regulatory approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its obligations, covenants and agreements set forth in the Merger Agreement;

•

by either Associated or American National if the Merger has not been completed on or before November 30, 2026 (the “termination date”), unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate to perform or observe its obligations under the Merger Agreement; provided that the parties may mutually agree in writing to amend the termination date; or

•

by either Associated or American National (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the Merger Agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or if any such representation or warranty ceases to be true) set forth in the Merger Agreement on the part of American National, in the case of a termination by Associated, or Associated, in the case of a termination by American National, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party and which is not cured by the earlier of the termination date and 45 days following written notice to the other party, or by its nature or timing cannot be cured during such period.

Accounting Treatment

The Merger will be accounted for as an acquisition of American National by Associated under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States (“GAAP”).

The Rights of American National Shareholders Will Change as a Result of the Merger

The rights of American National shareholders are governed by Nebraska law and by the American National articles and the American National bylaws. In the Merger, American National shareholders will become holders of Associated common stock, and their rights will be governed by Wisconsin law and the Associated articles and the Associated bylaws. American National shareholders will have different rights once they become Associated shareholders due to differences between the American National governing documents, on the one hand, and the

Associated governing documents, on the other hand. These differences are described in more detail under the section entitled “Comparison of Shareholders’ Rights.”

Listing of Associated Common Stock

The shares of Associated common stock are listed for trading on the NYSE. Following the Merger, shares of Associated common stock will continue to be listed on the NYSE.

RISK FACTORS

An investment by American National shareholders in Associated common stock as a result of the exchange of shares of American National common stock for shares of Associated common stock in the Merger involves certain risks. Certain material risks and uncertainties connected with the Merger Agreement and transactions contemplated thereby, including the Merger and Bank Merger and ownership of Associated common stock, are discussed below. In addition, Associated discusses certain other material risks connected with the ownership of Associated common stock and with Associated’s business under the caption entitled “Risk Factors” appearing in its Annual Report on Form 10-K most recently filed with the SEC and may include additional or updated disclosures of such material risks in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that Associated has filed with the SEC or may file with the SEC after the date of this information statement/prospectus, each of which reports is or will be incorporated by reference in this information statement/prospectus.

American National shareholders should carefully read and consider all of these risks and all other information contained in this information statement/prospectus, including the discussions of risk factors included in the documents incorporated by reference in this information statement/prospectus. The risks described in this information statement/prospectus and in those documents incorporated by reference may adversely affect the value of Associated common stock that you, as an existing American National shareholder, will hold upon consummation of the Merger, and could result in a significant decline in the value of Associated common stock and cause the American National shareholders to lose all or part of the value of the Associated common stock they will receive in the Merger.

Risk Factors Relating to the Merger

Because the market price of Associated common stock may fluctuate, American National shareholders cannot be certain of the market value of the Merger Consideration they will receive.

In connection with the Merger, each share of American National common stock issued and outstanding immediately prior to the effective time of the Merger (excluding certain shares excepted under the Merger Agreement) will be converted into the right to receive the Merger Consideration of 36.250 shares of Associated common stock, with cash in lieu of fractional shares. The value of the Merger Consideration that American National shareholders will receive upon completion of the Merger will fluctuate based on changes in the market price of Associated common stock prior to the closing. The market price of Associated common stock may be influenced by a wide range of factors, including, among others, general market and economic conditions, changes in Associated’s business, operations, financial performance, or prospects, volatility in global securities markets, regulatory developments, and changes in tax laws. Many of these factors are beyond the control of either Associated or American National. As a result, the actual value realized by American National shareholders in the Merger may be higher or lower than the value as of the date the Merger Agreement was signed.

The market price of Associated common stock after the Merger may be affected by factors different from those currently affecting the independent businesses of Associated and American National.

Upon completion of the Merger, American National shareholders will become shareholders of Associated. Associated’s business operations, strategy, and market focus differ in significant ways from those of American National. As a result, the future operating results and market price of Associated common stock following the Merger may be influenced by factors that are different from those that previously affected the independent performance of American National and Associated. Accordingly, American National shareholders should be aware that, as Associated shareholders, their investment may be subject to new risks and opportunities arising from the combined company’s business and market environment. For a discussion of the businesses of Associated and American National and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this information statement/prospectus and referred to under “Where You Can Find More Information” and the sections entitled “Information About Associated,” “Information About American National” and “Business of American National.”

American National and Associated are expected to incur substantial costs related to the Merger and integration. If the Merger is not completed, American National and Associated will have incurred substantial expenses without realizing the expected benefits of the Merger, and this could negatively impact the valuation, future business and financial results of each of Associated and American National.

Both American National and Associated have incurred, and will continue to incur, significant expenses in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement. These costs include legal, financial advisory, accounting, consulting, and other professional fees, as well as severance and employee benefit-related expenses, filing and regulatory fees, printing costs, and other related expenditures. Certain of these costs are payable by either American National or Associated regardless of whether the Merger is ultimately completed. If the Merger is not consummated, American National and Associated will be required to recognize these expenses without realizing the anticipated benefits of the transaction. Furthermore, failure to complete the Merger could adversely affect the valuation and market price of each company’s stock, as well as their future business prospects and financial results.

Combining Associated and American National may be more difficult, costly or time consuming than expected, and American National may fail to realize the anticipated benefits and cost savings of the Merger.

The success of the Merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of Associated and American National. To realize the anticipated benefits and cost savings from the Merger, Associated and American National must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized. If American National is not able to successfully achieve these objectives, the anticipated benefits of the Merger may not be realized fully, or at all, or may take longer to realize than expected. In addition, the actual cost savings and anticipated benefits of the Merger could be less than anticipated, and integration may result in additional unforeseen expenses.

Associated and American National have operated and, until the completion of the Merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits, cost savings and tangible book value “earnback” in respect of the Merger on the timelines anticipated or at all. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of Associated and American National during this transition period and on Associated for an undetermined period after completion of the Merger.

Associated and American National may be unable to attract, motivate and retain personnel successfully while the Merger is pending or after the Merger is completed.

The success of the Merger and the Bank Merger will depend in part on Associated’s and American National’s ability to retain the talents and dedication of key employees currently employed by Associated and American National. It is possible that these employees may decide not to remain with Associated or American National, as applicable, while the Merger is pending or with Associated after the Merger is completed. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, Associated’s and American National’s business activities may be adversely affected and their respective management’s attention may be diverted from successfully integrating Associated and American National to hiring suitable replacements, all of which may cause Associated’s and American National’s businesses to suffer. In addition, Associated and American National may not be able to locate suitable replacements for any key employees who leave Associated and American National, or to offer employment to potential replacements on reasonable terms.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on Associated following the Merger.

Before the Merger and the Bank Merger may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve Board and the OCC. Other approvals, waivers or consents from regulators could also be required. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger — Regulatory Approvals.” These approvals could be delayed or not obtained at all, including due to any or all of the following: an adverse development in any party’s regulatory standing or any other factors considered by regulators in granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment.

The approvals that are granted may impose terms and conditions, limitations, obligations or costs, require branch divestitures or place restrictions on the conduct of Associated’s businesses or require changes to the terms of the transactions contemplated by the Merger Agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions or that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the Merger Agreement, imposing additional material costs on or materially limiting the revenues of Associated following the Merger or will otherwise reduce the anticipated benefits of the Merger. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the Merger. Additionally, the completion of the Merger is conditioned on the absence of laws, statutes, rules, regulations, orders, injunctions or decrees enacted, entered, promulgated or enforced by any governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the Merger Agreement, including the Merger and the Bank Merger.

Despite the parties’ commitments to use their reasonable best efforts to promptly prepare and file all necessary documentation in connection with regulatory approvals and cooperate with each other to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the Merger Agreement, neither Associated, American National nor their respective subsidiaries is required under the terms of the Merger Agreement to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining these approvals, that would, individually or in the aggregate, reasonably be likely to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole and considered on a scale relative to American National and its subsidiaries, after giving effect to the Merger. For more information on the regulatory approvals required under the Merger Agreement, see the section entitled “The Merger — Regulatory Approvals.”

Certain of American National’s directors and executive officers may have interests in the Merger that may differ from, or be in addition to, the interests of American National shareholders generally.

Some of American National’s directors and executive officers may have interests in the Merger and have arrangements that are different from, or in addition to, those of American National shareholders generally. Such interests include the appointment of Wende Kotouc to the Associated board of directors, payments in connection with existing employment agreements with certain executive officers of American National and American National Bank, the granting of fully vested shares of American National common stock in settlement of outstanding American National stock bonus awards, the right to indemnification and insurance coverage following the consummation of the Merger, and Associated’s entry into selected ancillary agreements in which certain persons expected to be related persons at the effective time of the Merger have or will have a material interest. The American National board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the Merger and Merger Agreement, and in recommending that American National shareholders approve the Merger Agreement. See the section entitled “The Merger — Interests of American National’s Directors and Executive Officers in the Merger.”

Termination of the Merger Agreement could negatively affect American National and/or Associated.

If the Merger is not completed for any reason, both Associated and American National could experience a range of adverse consequences. For example, the management teams of both companies may have devoted significant time and resources to the Merger, potentially at the expense of pursuing other strategic opportunities or initiatives. As a result, if the Merger is not consummated, neither company would realize the anticipated benefits of the transaction, and their businesses may be negatively impacted by the diversion of management attention and resources. Additionally, the failure to complete the Merger could create uncertainty for employees, customers, and other stakeholders, and could adversely affect the companies’ relationships, market positions, and overall business prospects.

Associated and American National will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Whether or not the Merger is ultimately consummated, the uncertainty surrounding the potential effects of the Merger on employees and customers may adversely impact both Associated and American National. These uncertainties may impair both Associated’s and American National’s ability to attract, retain, and motivate key personnel until the Merger is completed, and could cause customers and others who do business with Associated or American National to seek to change or terminate existing business relationships.

In addition, subject to certain exceptions, American National has agreed that it and each of its subsidiaries will (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact its business organization and its relationships with employees, officers, directors, customers, depositors, suppliers, correspondent banks, governmental entities with jurisdiction over its operations, and other third parties having material business relationships with American National or any of its subsidiaries. Additionally, American National and Associated have agreed that neither they nor their respective subsidiaries will take any action that is intended or reasonably expected to adversely affect or materially delay the ability to obtain any necessary approvals from the Federal Reserve Board or the OCC required for the transactions contemplated by the Merger Agreement or result in the failure to satisfy any condition to the closing of the Merger, except as may be required by applicable law.

American National has also agreed not to take certain actions that could prevent it from pursuing other beneficial opportunities or engaging in certain business activities, subject to certain exceptions, that may arise prior to the completion of the Merger. Associated has agreed to a more limited set of restrictions on its business activities prior to the effective time. These restrictions on American National and Associated could prevent them from pursuing certain business opportunities or taking certain corporate actions prior to the effective time of the Merger. See the section entitled “The Merger Agreement — Covenants and Agreements — Conduct of Business Prior to the Completion of the Merger” for a description of the restrictive covenants applicable to Associated and American National.

The shares of Associated common stock to be received by American National shareholders as a result of the Merger will have different rights from the shares of American National common stock.

In the Merger, American National shareholders will become Associated shareholders, and their rights as Associated shareholders will be governed by Wisconsin law and the governing documents of Associated. The rights associated with Associated common stock are different from the rights associated with American National common stock. See the section entitled “Comparison of Shareholders’ Rights” for a discussion of the different rights associated with Associated common stock.

American National shareholders are not entitled to appraisal rights in the Merger.

Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Because the required shareholder vote to complete the Merger was obtained by unanimous written consent of the American National voting shareholders, there is no further American National shareholder approval required to complete the Merger and the American National shareholders are not entitled to any dissenters’ or appraisal rights. See the section entitled “The Merger — No Dissenters’ or Appraisal Rights in the Merger” for more information on dissenters’ rights.

The Merger Agreement limits American National’s ability to pursue alternatives to the Merger and may discourage other companies from trying to acquire American National.

The Merger Agreement contains “no shop” covenants that restrict American National’s ability to, directly or indirectly, initiate, solicit, knowingly encourage, or knowingly facilitate any inquiries or proposals regarding certain acquisition transactions. Specifically, American National is prohibited from engaging in negotiations with, providing confidential or nonpublic information to, or participating in discussions with any person concerning any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of American National and its subsidiaries, or 20% or more of any class of equity or voting securities of American National or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of American National. The restrictions also apply to any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of American National or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of American National, as well as to any merger, consolidation, share exchange, or other business combination, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving American National or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of American National. Additionally, during the term of the Merger Agreement, American National and its subsidiaries and representatives are prohibited from approving or entering into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (whether written or oral, binding or nonbinding) relating to any such acquisition proposal. See the section entitled “The Merger Agreement — Agreement Not to Solicit Other Offers” for a discussion of the no shop provisions to which American National is subject under the Merger Agreement. These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of American National from considering or proposing that acquisition.

Risk Factors Relating to Associated’s Business

You should read and consider risk factors specific to Associated’s business that will also affect the surviving corporation after the Merger. These risks are described in the sections entitled “Risk Factors” in Associated’s Annual Report on Form 10-K most recently filed with the SEC and in other documents incorporated by reference into this information statement/prospectus. Please see the section entitled “Where You Can Find More Information” for the location of information incorporated by reference into this information statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement/prospectus may contain certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements about the benefits of the proposed Merger, the plans, objectives, expectations and intentions of Associated and American National, the expected timing of completion of the Merger, and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, estimates, uncertainties and other important factors that change over time and could cause actual results to differ materially from any results, performance, or events expressed or implied by such forward-looking statements, including as a result of the factors referenced below. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as “expect,” “seek,” “anticipate,” “continue,” “believe,” “intend,” “estimate,” “project,” “will,” “would,” “plan,” “trend,” “objective,” “target,” “outlook,” “forecast,” “goal,” or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.

Associated and American National caution that the forward-looking statements in this communication are not guarantees of future performance and involve a number of known and unknown risks, uncertainties and assumptions that are difficult to assess and are subject to change based on factors which are, in many instances, beyond Associated’s and American National’s control. While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements or historical performance:

•	changes in general economic, political, or industry conditions;

•

deterioration in business and economic conditions, including persistent inflation, supply chain issues or labor shortages, instability in global economic conditions and geopolitical matters, as well as volatility in financial markets;

•	changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs;

•

the impact of pandemics and other catastrophic events or disasters on the global economy and financial market conditions and each of Associated’s and American National’s business, results of operations, and financial condition;

•

the impacts related to or resulting from bank failures and other volatility, including potential increased regulatory requirements and costs, such as Federal Deposit Insurance Corporation (the “FDIC”) special assessments, long-term debt requirements and heightened capital requirements, and potential impacts to macroeconomic conditions, which could affect the ability of depository institutions, including Associated Bank and American National Bank, to attract and retain depositors and to borrow or raise capital;

•	unexpected outflows of uninsured deposits which may require Associated Bank or American National Bank to sell investment securities at a loss;

•	changing interest rates which could negatively impact the value of Associated Bank’s and American National Bank’s portfolio of investment securities;

•	the loss of value of Associated Bank’s or American National Bank’s investment portfolios, which could negatively impact market perceptions and could lead to deposit withdrawals;

•	the effects of social media on market perceptions and the reputation of Associated Bank, American National Bank and banks generally;

•	cybersecurity risks;

•	uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board;

•	volatility and disruptions in global capital, foreign exchange and credit markets;

•	continued fluctuations in interest rates; competitive pressures on product pricing and services;

•	success, impact, and timing of Associated’s and American National’s business strategies;

•	changes in policies and standards for regulatory review of bank mergers;

•

the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the SEC, the OCC, Federal Reserve Board, FDIC, the Consumer Financial Protection Bureau and state-level regulators;

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against Associated or American National;

•	delays in completing the proposed Merger involving Associated and American National;

•

the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the surviving corporation or the expected benefits of the Merger);

•	the failure to satisfy any of the conditions to the Merger on a timely basis or at all;

•

the possibility that the anticipated benefits, cost savings and tangible book value “earnback” rate in respect of the Merger are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Associated and American National do business;

•	the possibility that the Merger and other transactions contemplated by the Merger Agreement may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the ability of Associated and American National to meet expectations regarding the timing, completion and accounting and tax treatment of the Merger;

•	diversion of management’s attention from ongoing business operations and opportunities of each of Associated and American National;

•

potential adverse reactions or changes to Associated’s and American National’s business, customer or employee relationships, including those resulting from the announcement or completion of the Merger;

•	the ability to complete the Merger and integration of Associated and American National successfully;

•	difficulties or delays in integrating the operations, technologies, or corporate cultures of Associated and American National;

•	the dilution caused by Associated’s issuance of additional shares of its capital stock in connection with the Merger; and

•	other factors that may affect the future results of Associated and American National.

Additional factors that could cause results to differ materially from those described above can be found in Associated’s Annual Report on Form 10-K for the year ended December 31, 2024, in its subsequent Quarterly Reports on Form 10-Q, and in the other documents Associated files with the SEC, which are incorporated by reference into this information statement/prospectus as described under “Where You Can Find More Information.”

All forward-looking statements are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and are based on information available at that time. Associated does not assume any obligation to update forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in circumstances or other factors affecting forward-looking statements that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. If Associated updates one or more forward-looking statements, no inference should be drawn that Associated will make additional updates with respect to those or other forward-looking statements. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Associated has filed with the SEC as described under “Where You Can Find More Information.”

Associated and American National expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained or referred to in this information statement/prospectus.

COMPARATIVE STOCK PRICES AND DIVIDENDS

Associated

The following table shows (1) the market value of Associated common stock at the close of business on November 28, 2025, the last trading day prior to the announcement of the Merger, and as of December 22, 2025, the most recent practicable date preceding the date of this information statement/prospectus, and (2) the implied value of a share of American National common stock at such date based on the value of the Merger Consideration. The equivalent prices per American National share are hypothetical implied values of the Merger Consideration.

For illustration purposes only, if the Merger occurs and assuming that the price per share of Associated common stock received in the Merger is equal to $26.29, which was the closing price per share of Associated common stock on November 28, 2025, then American National shareholders will receive 36.250 shares of Associated common stock with a value of $26.29 for each share of American National common stock, representing an aggregate implied value per share of American National common stock of approximately $953.01.

	Closing Price per Share of Associated Common Stock	Implied Value per Share of American National Common Stock(1)
November 28, 2025	$26.29	$953.01
December 22, 2025	$26.69	$967.51

(1)	Calculated by multiplying the price of Associated common stock on the NYSE as of the specified date by the exchange ratio.

Associated has historically paid a quarterly cash dividend to the holders of Associated common stock, and most recently, the Associated board of directors declared and, as approved by the Associated board of directors, Associated paid regular quarterly dividends of $0.23 per share of Associated common stock in each of the first three fiscal quarters of 2025 and a dividend of $0.24 per share of Associated common stock in the fourth fiscal quarter of 2025. Holders of Associated common stock are not entitled to receive dividends, and there can be no assurance that Associated will continue to pay dividends in the future. Downturns in the domestic and global economies could cause Associated’s board of directors to consider, among other things, the elimination of dividends paid on Associated common stock. This could adversely affect the market price of Associated common stock. Furthermore, as a bank holding company, Associated’s ability to pay dividends is subject to the guidelines of the Federal Reserve regarding capital adequacy and dividends. Dividends also may be limited as a result of safety and soundness considerations.

American National

There is no established public trading market for American National common stock, and no market for American National common stock is expected to develop if the Merger does not occur. No registered broker/dealer makes a market in the American National common stock, and no shares of such stock are listed for trading or quoted on any stock exchange or automated quotation system. As of the effective time of the Merger, there will be no shareholder agreements, voting trusts or similar arrangements in effect with respect to American National common stock, except for the Transfer, Voting and Registration Rights Agreement entered into between Associated and the American National voting shareholders in connection with the Merger. As of December 22, 2025, the latest practicable date prior to the filing of this information statement/prospectus, there were approximately 35 holders of record of American National common stock.

American National shareholders are entitled to receive dividends out of legally available funds when, as and if declared by the American National board of directors, in its sole discretion, subject to limits under the Merger

Agreement. The American National board of directors has historically declared and paid regular quarterly cash dividends on American National common stock. As a Nebraska corporation, American National is subject to certain restrictions on distributions under the NMBCA. Generally, a Nebraska corporation may make a distribution, including dividends, only if after the distribution (i) the corporation would be able to pay its debts as they become due in the ordinary course of business, and (ii) the corporation’s total assets would not be less than the sum of its total liabilities plus any amount needed to satisfy preferential rights upon dissolution. Additionally, federal and state banking laws and regulations and state corporate laws, as well as applicable restrictions under the Merger Agreement, restrict the amount of dividends and distributions American National may declare and pay and that American National Bank may declare and pay to American National.

INFORMATION ABOUT ASSOCIATED

Associated Banc-Corp

433 Main Street

Green Bay, Wisconsin 54301

(920) 491-7500

Associated Banc-Corp is a bank holding company registered pursuant to the BHC Act. Its bank subsidiary, Associated Bank, traces its history back to the founding of the Bank of Neenah in 1861. Associated was incorporated in Wisconsin in 1964 and was inactive until 1969 when permission was received from the Federal Reserve to acquire three banks. At December 31, 2024, Associated owned (1) one nationally chartered commercial bank, Associated Bank, which is headquartered in Green Bay, Wisconsin and serves local communities across the upper Midwest, (2) one nationally chartered trust company, Associated Trust Company, which is headquartered in Milwaukee, Wisconsin, and (3) 12 limited purpose banking and nonbanking subsidiaries either located in or conducting business primarily in its three-state branch footprint (Wisconsin, Illinois and Minnesota) that are closely related or incidental to the business of banking or financial in nature. At September 30, 2025, Associated had consolidated total assets of approximately $44.5 billion, total loans of approximately $31.0 billion and deposits of approximately $34.9 billion. Based on total assets reported at September 30, 2025, Associated is the largest bank holding company headquartered in Wisconsin.

Associated Bank operates 187 banking branches serving over 100 different communities throughout Wisconsin, Illinois, and Minnesota. Most of the banking locations are freestanding buildings owned by us, with a drive thru and a parking lot; a smaller subset resides in supermarkets and office towers, which are generally leased. Associated Bank also operated loan production offices in Indiana, Michigan, Missouri, New York, Ohio and Texas.

Associated’s common stock is traded on the NYSE under the symbol “ASB.”

Associated’s principal executive office is located at 433 Main Street, in Green Bay, Wisconsin, and its telephone number is (920) 491-7500. Associated’s website is https://www.associatedbank.com. Information contained on Associated’s website does not constitute part of, and is not incorporated into, this information statement/prospectus.

Additional information about Associated and its subsidiaries is included in documents incorporated by reference in this information statement/prospectus. See the section entitled “Where You Can Find More Information.”

INFORMATION ABOUT AMERICAN NATIONAL

American National Corporation

8990 West Dodge Road

Omaha, NE 68114

(800) 279-0007

American National is a Nebraska corporation founded in 1964 and is registered as a bank holding company which has elected financial holding company status under the BHC Act. American National’s primary activities consist of holding the stock of its majority-owned subsidiary bank, American National Bank, and providing a wide range of banking and related business activities through American National Bank.

American National Bank, headquartered in Omaha, Nebraska, is a privately held community bank founded in 1856. It operates 33 full-service branches across Nebraska, Minnesota and Iowa, with a strong presence in the Greater Omaha and Minneapolis/St. Paul metro areas. American National Bank offers a full suite of financial services, including personal and business banking, mortgage lending, wealth management and treasury services.

At September 30, 2025, American National had consolidated total assets of approximately $5.3 billion, total loans of approximately $3.8 billion and deposits of approximately $4.7 billion.

The principal executive offices of American National are located at 8990 West Dodge Road, in Omaha, Nebraska, and its telephone number is (800) 279-0007. American National’s website can be accessed at https://www.american.bank. Information contained on American National’s website does not constitute part of, and is not incorporated into, this information statement/prospectus.

THE MERGER

This section of the information statement/prospectus describes material aspects of the Merger. This summary may not contain all of the information that is important to you. You should carefully read this entire information statement/prospectus and the other documents referred to you for a more complete understanding of the Merger. In addition, important business and financial information about Associated is incorporated into this information statement/prospectus by reference. You may obtain the information incorporated by reference into this information statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information.”

Terms of the Merger

Each of Associated’s and American National’s respective boards of directors has unanimously approved the Merger Agreement. Subject to the terms and conditions of the Merger Agreement, at the completion of the Merger, American National will merge with and into Associated, with Associated as the surviving corporation. Immediately following the completion of the Merger or at such later time as Associated may determine in its sole discretion, American National Bank will merge with and into Associated Bank, with Associated Bank as the surviving bank.

Under the terms and subject to the conditions set forth in the Merger Agreement, each share of American National common stock issued and outstanding immediately prior to the effective time of the Merger (excluding certain shares excepted under the Merger Agreement) will be converted into the right to receive the Merger Consideration of 36.250 shares of Associated common stock. Associated will not issue any fractional shares of Associated common stock in the Merger. American National shareholders who would otherwise be entitled to a fraction of a share of Associated common stock in the Merger will instead receive, for the fraction of a share, an amount in cash (rounded down to the nearest cent), without interest, equal to such fractional part of a share of Associated common stock determined by multiplying (i) the average of the Associated share closing prices on the NYSE as reported by The Wall Street Journal for the five consecutive full trading days ending on the trading day immediately preceding the closing date by (ii) the fraction of a share (after taking into account all shares of American National common stock held by such holder immediately prior to the effective time and rounded to the nearest thousandth when expressed in decimal form) of Associated common stock which such holder would otherwise be entitled to receive pursuant to the Merger Agreement.

See the section entitled “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the Merger, including information about the conditions to the completion of the Merger and the provisions for terminating or amending the Merger Agreement.

American National’s Reasons for the Merger; Recommendation of the American National Board of Directors

The American National board of directors believes that the Merger is in the best interests of American National and its shareholders. In reaching its unanimous decision to approve the Merger Agreement, the American National board of directors evaluated the Merger and the Merger Agreement, in consultation with American National’s executive management as well as American National’s legal and financial advisors, and considered a number of positive factors, including the following, which are not presented in order of priority and are not exhaustive:

•

its knowledge of American National’s business, operations, regulatory and financial condition, asset quality, earnings, loan portfolio, capital and prospects both as an independent organization and as a part of a combined company with Associated;

•

the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, market capitalization and geographic footprint;

•

the results that American National could expect to achieve operating independently, and the likely risks and benefits to shareholders of that course of action, as compared with the value of the Merger Consideration;

•

the nature of the Merger Consideration, which is in the form of stock consideration that offers American National shareholders the opportunity to participate as shareholders of Associated in the future performance of the combined company;

•

that American National shareholders (other than the American National voting shareholders) will receive freely tradable shares of Associated common stock, to be listed on NYSE, as Merger Consideration, and that American National voting shareholders will have certain rights, on the terms and subject to the conditions set forth in the Transfer, Voting and Registration Rights Agreement, to have the sale of the shares of Associated common stock that they will receive as Merger Consideration registered following the completion of the Merger, so that the Merger would provide materially better liquidity for American National shareholders versus the extremely limited liquidity options available to American National shareholders currently (notwithstanding certain restrictions on transfer applicable to the American National voting shareholders under the Transfer, Voting and Registration Rights Agreement);

•	the historical performance of Associated common stock;

•	the fact that the Merger Consideration paid in the form of Associated common stock is expected to be tax-free to Associated shareholders for U.S. income tax purposes;

•

American National’s belief that American National and Associated share a similar strategic vision and that Associated emphasizes many of the same values embraced by American National in the conduct of its business, such as a commitment to relationship-based community banking, excellent customer service, employee development and opportunities, active participation in the communities served and delivery of value to shareholders;

•

that a Merger with Associated, a larger bank holding company, could provide opportunity to realize economies of scale, add infrastructure and operational support and enhance customer products and services, allowing American National to remain competitive over the long term;

•

that a Merger with Associated, which has branches in metropolitan areas and regions of the United States that American National does not serve, would provide the benefit of significant diversification outside of American National’s current market footprint;

•

the effects of the Merger on American National Bank’s employees, including the prospects for continued employment in a larger organization and various benefits agreed to be provided to American National Bank’s employees;

•

the understanding of the American National board of directors of the current and prospective environment in which American National Bank and Associated Bank operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates and the competitive effects of the continuing consolidation in the banking industry;

•

the ability of American National to complete the Merger from a financial and regulatory perspective, including Associated’s track record of receiving the required regulatory approvals and completing strategic transactions in a timely manner;

•

an extensive review of strategic options available to American National, including continuing as a standalone entity, and consideration and weighing of the potential risks and benefits associated with each;

•

that Associated agreed to appoint Wende Kotouc to the Associated board of directors, thereby helping to ensure that the combined company has the opportunity to benefit from her insights and experience;

•

Associated’s commitment to honor existing community commitments, which process will be under the leadership of Wende Kotouc for at least the first year following the Closing, ensuring continuity and support for ongoing community initiatives;

•

the American National board of directors’ review with its legal advisors of the terms of the Merger Agreement, including the agreement by both parties, subject to the conditions in the Merger Agreement, to use reasonable best efforts to obtain approvals from all governmental entities and third parties which are necessary or advisable to consummate the Merger;

•

that the Merger would be subject to the approval of the American National voting shareholders, and that American National voting shareholders would be free to evaluate the Merger and choose whether to provide such shareholder’s written consent to approve the Merger Agreement; and

•	Associated’s track record in integrating acquisitions and of realizing the expected financial and other benefits of such acquisitions.

The American National board of directors also considered a number of potential risks and uncertainties associated with the Merger in connection with its deliberation of the Merger. The American National board of directors concluded that the anticipated benefits of the Merger were likely to outweigh these risks substantially. These potential risks included the following (which are presented below in no particular order and are not exhaustive):

•

the potential for a decline in the value of Associated common stock, whether before or after consummation of the Merger, reducing the value of the stock consideration to be received by American National shareholders;

•	the lack of control of the American National board of directors and American National shareholders over future operations and strategy of the combined company as compared to remaining independent;

•

the significant effort and cost involved in connection with negotiating the Merger Agreement and consummating the Merger (including certain costs and expenses if the Merger is not consummated), and the substantial time and effort of management required to consummate the Merger and the potential further disruptions to American National’s day-to-day operations during the pendency of the Merger, including the potential risk of diverting management attention and resources from the operation of American National’s business and towards the completion of the Merger;

•	the fact that to enter into the Merger Agreement, American National agreed that it would be prohibited from pursuing certain strategic business alternatives;

•

the restrictions under the terms of the Merger Agreement on the conduct of American National’s business prior to the completion of the Merger, which could delay or prevent American National from undertaking strategic and other business opportunities that might arise pending completion of the Merger, including in light of the expected time frame for completing the Merger;

•	the potential for litigation by American National shareholders in connection with the Merger, which, even where lacking in merit, could nonetheless result in distraction and expense;

•	the challenges of successfully combining American National’s business, operations and workforce with those of Associated;

•

the interests of certain of American National’s directors and executive officers in the Merger that are different from, or in addition to, their interests as American National shareholders, which are further described in the section of this information statement/prospectus entitled “The Merger — Interests of American National’s Directors and Executive Officers in the Merger”;

•

that there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, including the risk that necessary regulatory approvals might not be obtained or may be delayed and, as a result, the Merger may not be consummated or may be delayed;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending Merger; and

•	the risks of the type and nature described under “Risk Factors” and the matters described under “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors considered by the American National board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the American National board of directors. In reaching its decision to approve the Merger Agreement, the Merger, the Bank Merger and the other transactions contemplated by the Merger Agreement, the American National board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The American National board of directors considered all these factors as a whole and overall considered the factors to be favorable to, and support, its determination to approve the Merger Agreement.

It should be noted that this explanation of the American National board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Interests of American National’s Directors and Executive Officers in the Merger

In the Merger, the directors and executive officers of American National will receive the same consideration for their shares of American National common stock as all other American National shareholders. You should be aware that some of American National’s executive officers and directors have interests in the Merger that may be different from, or in addition to, the interests of the American National shareholders generally. These interests are described below. The American National board of directors was aware of these interests and considered them, among other matters, in reaching its decision to unanimously approve the Merger Agreement and the transactions contemplated thereby and recommend that American National voting shareholders approve the Merger Agreement (which approval was received on November 30, 2025).

For purposes of this disclosure, American National’s current executive officers include the individuals listed below:

•	John Kotouc, Executive Co-Chairman and Co-Chief Executive Officer of American National Bank, and Co-Chief Executive Officer of American National;

•	Wende Kotouc, Executive Co-Chairman and Co-Chief Executive Officer of American National Bank and Executive Vice President and member of the board of directors of American National;

•	Dianne Lozier, Co-Chairman and Co-Chief Executive Officer of American National;

•	David Ridder, Chief Banking Officer;

•	Curt Becker, Chief Financial Officer;

•	Stephanie Gould, Chief Communications and Talent Officer;

•	Benjamin Bemis, Chief Product and Operations Officer;

•	Jason Tiedtke, Chief Credit Officer;

•	Jason Hansen, President – Nebraska and Iowa Market; and

•	Steve Powell, President – Minnesota Market.

Director Appointment

At the effective time of the Merger, Associated will cause Ms. Kotouc to be appointed as a director of Associated, as discussed further in “The Merger — Governance of Associated After the Merger.”

Treatment of American National Stock Bonus Awards

American National has previously granted stock bonus awards to certain employees, including the executive officers other than Mr. Kotouc, Ms. Kotouc and Ms. Lozier, under the American National Stock Incentive Plan. Prior to the effective time of the Merger, and in no event prior to January 1, 2026, American National will grant fully vested shares of American National common stock in settlement of all obligations with respect to each outstanding American National stock bonus award and under the American National Stock Incentive Plan. The total number of shares of American National common stock issued with respect to such settlement will not exceed 12,075 shares in the aggregate. In addition, American National will pay to each executive an additional cash payment (grossed up for the ordinary income taxes thereon) to cover fifty percent (50%) of the taxable ordinary income arising due to the settlement of their award, with the aggregate amount of all such tax payments (including the gross-ups thereon) not to exceed $3,500,000.

The aggregate estimated value of American National stock bonus awards held by American National’s executive officers, plus the tax reimbursement payments described above, assuming that the Merger occurs on December 1, 2025, is $9,606,250.

American National Employment Agreements

American National has entered into employment agreements that feature severance provisions with each of its executive officers, with the exception of Mr. Kotouc and Ms. Lozier. Under the terms of these arrangements, covered executives may become entitled to severance benefits in the event of a qualifying termination of employment occurring in connection with or following the completion of the Merger.

Pursuant to the American National employment agreements, if the executive’s employment is terminated for any reason other than for cause, death, or disability, or the executive resigns for good reason during the term, as such terms are defined in the respective agreement, the executive will receive the following severance benefits: (i) a prorated annual bonus for the year of termination based on achievement of applicable performance metrics, payable in a lump sum in cash at the same time annual bonuses are paid to peer executives; (ii) Mr. Becker, Mr. Bemis, Ms. Gould, Mr. Hansen, Ms. Kotouc, Mr. Powell, Mr. Ridder and Mr. Tiedtke will receive an amount equal to a multiple ranging from 1x-3x of their average total compensation (as defined in the employment agreement) for the three years immediately preceding the termination year, payable in two equal annual installments over two years (other than Mr. Tiedtke, whose severance payment will be paid in monthly installments over one year, and Mr. Becker, whose severance will be paid in a single lump sum). Each executive officer will also receive a cash payment for COBRA premiums for up to 18 months. The foregoing payments will be conditioned on the executive officer’s execution and non-revocation of a release of claims in favor of American National in a form provided by American National.

Pursuant to the employment agreements, each of the executive officers has agreed not to solicit American National’s or American National Bank’s employees or customers for a period of twelve months following their termination of employment. Messrs. Hansen and Powell have also agreed not to compete with American National or American National Bank for twelve months following their termination of employment.

The aggregate estimated value of potential payments that would become payable pursuant to the employment agreements if such executives experience a qualifying termination of employment immediately following the Merger, assuming that the Merger and qualifying termination of employment occurs on December 1, 2025, is $14,756,959.

American National Deferred Compensation Plan

American National maintains a nonqualified deferred compensation plan, pursuant to which each of Messrs. Becker and Hansen and Ms. Gould participate. Pursuant to the terms of the plan, if a participant terminates employment within two years following a change in control, then the remaining vested balance of such participant’s account will be paid to him or her in a single lump sum. The Merger will constitute a change in control for purposes of the plan. The executive officers’ deferral accounts are fully-vested. The aggregate estimated value of the payments that would be made to the executive officers that participate in the nonqualified deferred compensation plan pursuant to their vested account balances, assuming that the Merger and termination of employment occurs on December 1, 2025, is $1,534,527.

Director and Officer Indemnification and Insurance

Under the terms of the Merger Agreement, at or prior to the effective time of the Merger, American National will obtain and fully pay the premium for, and the surviving corporation will maintain during the six-year period following the effective time, a “tail” prepaid directors’ and officers’ liability insurance policy or policies, provided that the surviving corporation will not be required to expend for such extended insurance coverage an amount in excess of 300% of the current annual premium paid as of the date of the Merger Agreement by the surviving corporation for such insurance. Additionally, the Merger Agreement provides that, for at least six years following the effective time, to the extent permitted under applicable law, the American National articles, the governing documents of any American National subsidiary, and any indemnification agreement in existence as of the date of the Merger Agreement, the surviving corporation will indemnify and hold harmless and will advance expenses as incurred by American National’s present and former directors and executive officers for costs or expenses, judgments, fines, losses, damages or liabilities arising out of the fact that such person is or was a director or officer of American National or any of its subsidiaries. This indemnification and insurance coverage is further described in the section entitled “The Merger Agreement — Director and Officer Indemnification and Insurance.”

Koutoc Consulting Agreement

Associated has entered into a consulting agreement with Mr. Kotouc, dated November 30, 2025, pursuant to which, contingent upon the closing of the Merger, Mr. Kotouc’s employment with American National and American National Bank will terminate on the closing date of the Merger and he will provide services as a consultant to Associated for a period of two years following his termination date. In connection with his role as a consultant, Mr. Kotouc will receive an annual retainer of $400,000 per year. The consulting agreement also provides that Mr. Kotouc will be subject to a covenant not to compete, a covenant not to solicit employees and a covenant not to solicit customers, each lasting for three years following the termination of his employment with American National and American National Bank.

Transfer, Voting and Registration Rights Agreement

As discussed further in “The Merger Agreement — Transfer, Voting and Registration Rights Agreement,” Associated has entered into a Transfer, Voting and Registration Rights Agreement with the American National voting shareholders, trusts affiliated with the members of the American National Board of Directors who own American National voting common stock. Under this agreement, among other things, such stockholders will be entitled to certain customary registration rights.

As of the date of this information statement/prospectus, no other executive officer of American National has entered into any agreement with the Surviving Corporation or any of its affiliates regarding individual employment arrangements with the Surviving Corporation or one or more of its affiliates following the consummation of the Merger. However, such arrangements may be entered into between such individuals and the surviving corporation in the future.

Governance of Associated After the Merger

Articles of Incorporation

At the effective time, the Associated articles, as in effect immediately prior to the effective time of the Merger, will remain the articles of incorporation of Associated until thereafter amended in accordance with applicable law.

Bylaws

At the effective time, the Associated bylaws, as in effect immediately prior to the effective time of the Merger, will remain the bylaws of Associated until thereafter amended in accordance with applicable law.

Board of Directors and Management of Associated After the Merger

Effective as of the effective time, the Associated board of directors will be increased by one director and Wende Kotouc, Executive Co-Chairman and Chief Executive Officer of American National Bank and Executive Vice President and a member of the American National board of directors, will be appointed to the Associated board of directors and will serve in accordance with the corporate governance guidelines and standards applicable to all directors of Associated. Under certain circumstances involving the expansion of the Associated board of directors in connection with its 2026 annual meeting, one additional individual mutually acceptable to both Associated and American National may be appointed to the Associated board of directors; however, no such expansion is presently anticipated. Also at the effective time and until thereafter changed in accordance with law or the Associated articles or Associated bylaws, the officers of Associated as of immediately prior to the effective time of the Merger will be the officers of the surviving corporation.

Ms. Kotouc, 62, has served as Executive Co-Chairman and Chief Executive Officer of American National Bank and Executive VP of American National Bank Corporation since July 2019. She became Executive Co-Chairman of the American National Bank Board in May 2017. Ms. Kotouc has been a member of American National’s board of directors since May 10, 2013, and was originally hired into the bank October of 1999. Ms. Kotouc has a long history of community engagement and leadership, including current service on the Omaha Airport Authority Board of Directors, Creighton University Board of Trustees, The Salvation Army Omaha Board of Directors, Executive Committee and Christ Community Church Governing Board. Ms. Kotouc’s compensation arrangement with American National Bank includes a base salary of $400,000 and a target bonus opportunity of $487,500 most recently in 2026. Ms. Kotouc is party to an employment agreement with American National Bank, the terms of which are described below under “Interests of American National’s Directors and Executive Officers in the Merger — American National Employment Agreements.” There are no family relationships between Ms. Kotouc and any of Associated’s directors or executive officers. Other than as discussed elsewhere in this information statement/prospectus, Ms. Kotouc has no direct or indirect material interest in any existing or currently proposed transaction with Associated that would require disclosure under Item 404(a) of Regulation S-K.

Accounting Treatment

Associated prepares its financial statements in accordance with GAAP. The Merger will be accounted for as an acquisition of American National by Associated under the acquisition method of accounting in accordance with GAAP. Associated will be treated as the acquirer for accounting purposes.

Regulatory Approvals

To complete the Merger and Bank Merger, Associated and American National need to obtain approvals or consents from, or make filings with, certain regulatory authorities. Subject to the terms of the Merger Agreement, Associated and American National have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the requisite regulatory approvals, use their reasonable best efforts to make such filings within 30 days of the date of the Merger Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the Merger Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. These approvals include the approval of the Merger and Bank Merger by the Federal Reserve Board and the OCC, as applicable. Nothing in the Merger Agreement will be deemed to require Associated to, and American National shall not (without the written consent of Associated) take any action, or commit to take any action, or agree to any condition or restriction that would reasonably be likely to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to American National and its subsidiaries, taken as a whole) (a “materially burdensome regulatory condition”).

The approval of an application means only that the statutory and regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by American National shareholders in the Merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the Merger.

Associated and American National believe that the Merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of such approvals, the companies’ ability to obtain such approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the business, assets, results of operations or financial condition of the surviving corporation following completion of the Merger. There can likewise be no assurances that U.S. federal or state regulatory or competition authorities will not attempt to challenge the Merger or, if such a challenge is made, what the result of such challenge will be.

Federal Reserve Board and the OCC

The Merger is subject to approval by the Federal Reserve Board pursuant to section 3 of the BHC Act. The Bank Merger is subject to approval by the OCC pursuant to the National Bank Act and section 18(c) of the Federal Deposit Insurance Act (the “Bank Merger Act”). The Federal Reserve Board and OCC take into consideration a number of factors when acting on an application under section 3 of the BHC Act and the Bank Merger Act, respectively. These factors include the financial and managerial resources of the companies and banks involved (including consideration of the capital adequacy, liquidity, and earnings performance, as well as the competence, experience and integrity of the officers, directors and principal shareholders, and the records of compliance with applicable laws and regulations) and future prospects of the surviving corporation. The Federal Reserve Board and OCC also consider the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board and OCC may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

In considering an application under section 3 of the BHC Act or the Bank Merger Act, as applicable, the Federal Reserve Board and OCC also review the records of performance of the relevant insured depository institutions under the Community Reinvestment Act (the “CRA”), pursuant to which the Federal Reserve Board and OCC must also take into account the record of performance of each of Associated and American National in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by their depository institution subsidiaries. In their most recent CRA performance evaluation, Associated Bank and American National Bank received overall CRA performance ratings of “Outstanding” and “Satisfactory,” respectively.

The Federal Reserve Board and OCC may not approve an application that would substantially lessen competition or tend to create a monopoly unless the Federal Reserve Board or OCC find that any anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the proposal in meeting the convenience and needs of the communities to be served. In evaluating the potential competitive effects of a proposed transaction, the Federal Reserve Board and OCC consult with the Department of Justice (the “DOJ”), and upon request, the DOJ will prepare a competitive factors report for the Federal Reserve Board’s and OCC’s consideration.

In connection with an interstate merger transaction, the Federal Reserve Board and OCC consider certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Riegle-Neal Act”), including the capital position of the acquiring bank holding company, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws.

Public Notice and Comments

The BHC Act, the Bank Merger Act and the Federal Reserve Board’s and OCC’s regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve and OCC. The Federal Reserve Board and OCC take into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. As part of the review process in merger transactions, the Federal Reserve Board and OCC frequently receive protests from community groups and others. These agencies are also authorized to hold one or more public hearings or meetings if the agencies determine that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review by these agencies.

Department of Justice Review and Waiting Periods

In addition to the Federal Reserve Board, the DOJ conducts a concurrent competitive review of the Merger to analyze the Merger’s competitive effects and determine whether the Merger would result in a violation of the antitrust laws. Transactions approved under section 3 of the BHC Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the Merger on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise.

In reviewing the Merger, the DOJ could analyze the Merger’s effect on competition differently than the Federal Reserve Board, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the Merger’s effects on competition. A determination by the DOJ not to object to the Merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance that the DOJ, private persons or state attorneys general will not challenge the Merger.

Additional Regulatory Approvals and Notices

Additional notifications and/or applications requesting approval may be submitted to various other federal, state and non-U.S. regulatory authorities and self-regulatory organizations.

Listing of Associated Common Stock

Associated common stock is listed for trading on the NYSE under the symbol “ASB.” Under the terms of the Merger Agreement, Associated will cause the shares of Associated common stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the effective time. The

Merger Agreement provides that neither Associated nor American National will be required to complete the Merger if such shares are not authorized for listing on the NYSE, subject to official notice of issuance. Following the Merger, shares of Associated common stock will continue to be listed on the NYSE.

No Dissenters’ or Appraisal Rights in the Merger

American National shareholders are not entitled to any dissenters’ or appraisal rights in connection with the Merger.

THE MERGER AGREEMENT

This section of the information statement/prospectus describes the material terms of the Merger Agreement. The description in this section and elsewhere in this information statement/prospectus is subject to and qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this information statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are urged to read the full text of the Merger Agreement, as it is the legal document governing the Merger. This section is not intended to provide you with any factual information about Associated or American National. Such information can be found elsewhere in this information statement/prospectus and in the public filings Associated makes with the SEC, as described in the section entitled “Where You Can Find More Information.”

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of terms are included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Associated and American National contained in this information statement/prospectus or in the public reports of Associated filed with the SEC may supplement, update or modify the factual disclosures about Associated and American National contained in the Merger Agreement. The Merger Agreement contains representations and warranties by Associated, on the one hand, and by American National, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the Merger Agreement by Associated and American National were qualified and subject to important limitations agreed to by Associated and American National in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Associated and American National each delivered in connection with the Merger Agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this information statement/prospectus, may have changed since the date of the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about Associated and American National at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this information statement/prospectus or incorporated by reference into this information statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

Structure of the Merger

The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, American National will merge with and into Associated, with Associated continuing as the surviving corporation in the Merger. Immediately following the Merger or at such later time as Associated may determine in its sole discretion, American National Bank will merge with and into Associated Bank, with Associated Bank continuing as the surviving bank in the Bank Merger. The Merger Agreement was unanimously approved by the board of directors of each of Associated and American National.

Associated may, at any time prior to the effective time of the Merger, change the method of effecting the Merger if and to the extent reasonably requested by Associated, and American National agrees to enter into such amendments to the Merger Agreement as Associated may reasonably request in order to give effect to such restructuring; provided, however, that unless the Merger Agreement is amended by the agreement of each party in accordance with the terms in the Merger Agreement, no such change may (i) alter or change the amount or kind of the Merger Consideration, (ii) adversely affect the tax treatment of the Merger with respect to American National shareholders, or (iii) be reasonably likely to cause the closing of the Merger (the “closing”) to be materially delayed or the receipt of the requisite regulatory approvals to be prevented or materially delayed.

Merger Consideration

American National Common Stock

Under the terms and subject to the conditions set forth in the Merger Agreement, each share of American National common stock issued and outstanding immediately prior to the effective time (excluding certain shares excepted under the Merger Agreement) will be converted into the right to receive 36.250 shares of Associated common stock (the “Merger Consideration”).

Associated will not issue any fractional shares of Associated common stock in the Merger. American National shareholders who would otherwise be entitled to a fraction of a share of Associated common stock in the Merger will instead receive, for the fraction of a share, an amount in cash (rounded down to the nearest cent), without interest, equal to such fractional part of a share of Associated common stock determined by multiplying (i) the average of the Associated share closing prices on the NYSE as reported by The Wall Street Journal for the five consecutive full trading days ending on the trading day immediately preceding the closing date by (ii) the fraction of a share (after taking into account all shares of American National common stock held by such holder immediately prior to the effective time and rounded to the nearest thousandth when expressed in decimal form) of Associated common stock which such holder would otherwise be entitled to receive pursuant to the Merger Agreement.

All of the shares of American National common stock converted into the right to receive the Merger Consideration will no longer be outstanding and will automatically be cancelled and will cease to exist as of the effective time, and each old certificate (which includes reference to book-entry account statements relating to the ownership of shares of American National common stock) previously representing any such shares of American National common stock will thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of fractional shares, which the shares of American National common stock represented by such old certificate would have otherwise been converted into the right to receive pursuant to the terms of the Merger Agreement, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to the terms of the Merger Agreement, in each case without any interest thereon. Old certificates previously representing shares of American National common stock will be exchanged for the Merger Consideration and the other amounts specified in the immediately preceding sentence, including evidence of shares in book-entry form representing whole shares of Associated common stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such old certificates pursuant to the terms of the Merger Agreement, without any interest thereon.

If, prior to the effective time, the outstanding shares of Associated common stock or American National common stock have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there is any extraordinary dividend or extraordinary distribution (for the avoidance of doubt, excluding the cash dividend provided for in the American National Disclosure Schedule), an appropriate and proportionate adjustment will be made to the Merger Consideration to give the American National shareholders the same economic effect as contemplated by the Merger Agreement prior to such event; provided that this will not permit American National to take any action with respect to its securities that is prohibited by the terms of the Merger Agreement. At the effective time, all shares of American National common stock that are owned by American National or Associated (in each case, other than shares of American National common stock (A) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, and (B) held, directly or indirectly, in respect of debts previously contracted) will be cancelled and will cease to exist, and neither the Merger Consideration nor any other consideration will be delivered in exchange therefor.

American National Stock Bonus Awards Prior to the effective time of the Merger, and in no event prior to January 1, 2026, American National will grant fully vested shares of American National common stock in settlement of all obligations with respect to each outstanding American National stock bonus award and under the American National Stock Incentive Plan. The total number of shares of American National common stock issued with respect to such settlement will not exceed 12,075 shares in the aggregate. In addition, American National will pay to each holder of a stock bonus award an additional cash payment (grossed up for the ordinary income taxes thereon) to cover fifty percent (50%) of the taxable ordinary income arising due to the settlement of their award, with the aggregate amount of all such tax payments (including the gross-ups thereon) not to exceed $3,500,000.

Governance and Governing Documents

At the effective time, the Associated articles as in effect immediately prior to the effective time will be the articles of incorporation of Associated until thereafter amended in accordance with applicable law, and the Associated bylaws as in effect immediately prior to the effective time will be the bylaws of Associated until thereafter amended in accordance with applicable law.

Effective as of the effective time, the Associated board of directors will be increased by one director and Wende Kotouc, Executive Co-Chairman and Chief Executive Officer of American National Bank and Executive Vice President and a member of the American National board of directors, will be appointed to the Associated board of directors and will serve in accordance with the corporate governance guidelines and standards applicable to all directors of Associated. Also at the effective time and until thereafter changed in accordance with law or the Associated articles or Associated bylaws, the officers of Associated as of immediately prior to the effective time of the Merger will be the officers of the surviving corporation.

For more information, see the section entitled “The Merger — Governance of Associated After the Merger.”

Closing and Effective Time of the Merger

On the terms and subject to the conditions set forth in the Merger Agreement, the closing will take place at 10:00 a.m., Central Standard Time, remotely via the electronic exchange of closing deliveries, no more than five (5) business days after the satisfaction or waiver (subject to applicable law) of all closing conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver thereof at the closing), unless another date, time or place is agreed in writing by the parties. The date on which the closing occurs is referred to as the “closing date”.

On or before the closing date, in accordance with applicable law, Associated and American National will cause to be filed articles of merger with respect to the Merger with each of the Wisconsin Department of Financial Institutions and the Secretary of State of Nebraska. The Merger will become effective as of the date and time specified in the articles of merger in accordance with the relevant provisions of the WBCL and NMBCA, or at such other date and time as provided by applicable law.

Conversion of Shares; Exchange of American National Stock Certificates

Letter of Transmittal

As promptly as practicable after the effective time, but in no event later than ten (10) business days thereafter (or the first business day thereafter if such tenth day is not a business day), Associated will cause the exchange agent to mail to each holder of record of one or more old certificates representing shares of American

National common stock immediately prior to the effective time a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the old certificates will pass, only upon proper delivery of the old certificates to the exchange agent) and instructions for use in effecting the surrender of the old certificates in exchange for the Merger Consideration and any cash in lieu of fractional shares to be issued or paid in consideration therefor as well as any dividends or distributions to be paid, in each case pursuant to the terms of the Merger Agreement. The old certificate(s) so surrendered will be cancelled.

In the event any old certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such old certificate to be lost, stolen or destroyed and, if required by Associated or the exchange agent, the posting by such person of a bond in such amount as Associated or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed old certificate the Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to the Merger Agreement.

After the effective time, there will be no transfers on the stock transfer books of American National of the shares of American National common stock that were issued and outstanding immediately prior to the effective time. If, after the effective time, old certificates representing such shares are presented for transfer to the exchange agent, they will be cancelled and exchanged for the Merger Consideration, cash in lieu of fractional shares and dividends or distributions that the holder presenting such old certificates is entitled to, as provided in the Merger Agreement.

None of Associated, American National, the exchange agent or any other person will be liable to any former holder of shares of American National common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Withholding

Each of Associated, the exchange agent and any other applicable withholding agent will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the Merger Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Associated, the exchange agent or any other applicable withholding agent, as the case may be, and paid over to the appropriate governmental authority, such withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which the deduction and withholding was made by Associated, the exchange agent or such other applicable withholding agent, as the case may be.

Dividends and Distributions

No dividends or other distributions declared with respect to Associated common stock will be paid to the holder of any unsurrendered old certificate until the holder thereof surrenders such old certificate in accordance with the Merger Agreement. After the surrender of an old certificate in accordance with the Merger Agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Associated common stock which the shares of American National common stock represented by such old certificate have been converted into the right to receive under the Merger Agreement.

Representations and Warranties

The Merger Agreement contains representations and warranties made by each of Associated and American National relating to a number of matters, including the following:

•	corporate matters, including due organization, qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the Merger Agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Merger;

•	required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the Merger, including from the Federal Reserve Board and the OCC;

•	reports to regulatory agencies;

•	financial statements and internal records, systems and controls;

•	the absence of undisclosed liabilities;

•	brokers’ fees payable in connection with the Merger;

•	the absence of certain changes or events;

•	legal and regulatory proceedings;

•	compliance with applicable laws;

•	tax matters;

•	absence of action or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	certain material contracts;

•	takeover restrictions;

•	investment securities and commodities;

•	loan portfolio matters;

•	absence of agreements with regulatory agencies;

•	information technology (with respect to Associated) and intellectual property (with respect to American National);

•	related-party transactions; and

•	the accuracy of information supplied for inclusion in the Form S-4 (as defined below), of which this information statement/prospectus forms a part, and other similar documents.

The Merger Agreement contains additional representations and warranties by American National with respect to:

•	employee benefit matters;

•	environmental matters;

•	real property;

•	derivative instruments;

•	the opinion of American National’s financial advisor;

•	insurance matters;

•	absence of investment adviser subsidiaries; and

•	absence of broker-dealer subsidiaries.

Certain representations and warranties of Associated and American National are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect,”

when used in reference to either Associated or American National or the surviving corporation, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, or (ii) the ability of such party to timely consummate the transactions contemplated by the Merger Agreement.

However, a material adverse effect with respect to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, will not be deemed to include the impact of:

•	changes, after the date of the Merger Agreement, in GAAP or applicable regulatory accounting requirements or interpretations thereof;

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changes, after the date of the Merger Agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

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changes, after the date of the Merger Agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;

•	changes, after the date of the Merger Agreement, resulting from hurricanes, earthquakes, tornadoes, floods or other natural disasters, or from any outbreak of any disease or other public health event;

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public disclosure of the execution of the Merger Agreement, public disclosure of the transactions contemplated by the Merger Agreement, or actions expressly required by the Merger Agreement that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the Merger Agreement; or

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a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (provided that the underlying causes of such decline or failure may be taken into account in determining whether a material adverse effect has occurred unless otherwise excluded under this definition), except, with respect to the first, second, third, and fourth bullets described above, to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other banks and their holding companies operating principally in the areas in which such party and its subsidiaries are located.

The representations and warranties in the Merger Agreement do not survive the effective time.

Covenants and Agreements

Conduct of Business Prior to the Completion of the Merger

Prior to the effective time or earlier termination of the Merger Agreement, except as expressly contemplated or permitted by the Merger Agreement, required by law or as consented to in writing by Associated, American National will, and will cause its subsidiaries to, (i) conduct its business in the ordinary course in all material respects consistent with past practice and (ii) use reasonable best efforts to maintain and preserve intact its business organization relationships with employees, officers, directors, customers, depositors, suppliers, correspondent banks, and governmental entities with jurisdiction over its operations or other third parties having material business relationships and with American National or its subsidiaries. Prior to the effective time or earlier termination of the Merger Agreement, American National and Associated will not, and will cause its respective subsidiaries not to, take any action that is intended or reasonably expected to adversely affect or materially delay the ability to obtain any necessary approvals of either of the Federal Reserve Board or the OCC that is required for the transactions contemplated by the Merger Agreement or result in any of the conditions precedent to the Merger not being satisfied, except as may be required by applicable law.

In addition, prior to the effective time or earlier termination of the Merger Agreement, except as expressly contemplated or permitted by the Merger Agreement, required by applicable law or as consented to in writing by Associated (such consent not to be unreasonably withheld, conditioned or delayed), American National will not, and will not permit any of its subsidiaries to:

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in each case, other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six months, (ii) the creation of deposit liabilities, (iii) issuances of letters of credit, (iv) purchases of federal funds, (v) sales of certificates of deposit, and (vi) entry into repurchase agreements, in each case in the ordinary course of business with terms and conditions consistent with past practice, incur any indebtedness for borrowed money, obligations evidenced by notes, debentures or similar instruments, sale and leaseback transactions, capital or finance leases or other similar financing arrangements (other than indebtedness solely between or among American National and any of its wholly owned subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly owned subsidiary of American National);

•	adjust, split, combine or reclassify any capital stock;

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except as set forth in the American National Disclosure Schedule, make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity or voting securities (except dividends paid by any of the subsidiaries of American National to American National or any of its wholly owned subsidiaries);

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grant any stock options, stock appreciation rights, performance shares, restricted stock units, stock bonus awards, restricted shares or other equity-based awards or interests, including American National stock bonus awards, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or other equity or voting securities;

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issue, sell or otherwise permit to become outstanding any additional shares of capital stock or other equity or voting securities or securities convertible or exchangeable into, or exercisable for or valued by reference to, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, except for the vesting or settlement of American National stock bonus awards outstanding as of the date of the Merger Agreement and set forth in the American National Disclosure Schedule;

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sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any person, in each case other than in the ordinary course of business;

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except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any investment or acquisition, whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation or formation of a joint venture or otherwise, in or of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary of American National;

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(i) terminate, materially amend, or waive any material provision of, certain material contracts, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts in the ordinary course of business without material adverse changes to terms with respect to American National or its subsidiaries or (ii) enter into certain material contracts, in each case except in the ordinary course of business (provided that, for the avoidance of doubt, any of the foregoing actions with respect to any American National contract containing noncompetition or nonsolicitation obligations binding American National, containing any exclusive dealing, clawback, most favored nation, right of first refusal, right of first offer or other restrictive covenants, or that creates future payment obligations in excess of $250,000 per year shall be deemed not in the ordinary course of business);

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except as set forth in the American National Disclosure Schedule, as required under applicable law or by the terms of any American National benefit plan in effect as of the date of the Merger Agreement, (i) enter into, adopt or terminate any American National benefit plan (including any plans, programs, policies, agreements or arrangements that would be considered an American National benefit plan if in effect as of the date of the Merger Agreement), (ii) amend any American National benefit plan (including any plans, programs, policies, agreements or arrangements adopted or entered into that would be considered an American National benefit plan if in effect as of the date of the Merger Agreement) other than de minimis administrative amendments in the ordinary course of business consistent with past practice that do not increase the cost or expense of maintaining, or increase the benefits payable under, such plan, program, policy or arrangements, (iii) pay, grant, or commit to pay or grant, any American National stock bonus awards or other equity-based awards or increase the amount payable in respect of or under any American National stock bonus awards (including any bonus to cover taxes) except as expressly contemplated by Section 5.2(f) of the American National Disclosure Schedule, (iv) offer an election to receive a cash bonus in lieu of all or any portion of the shares of American National common stock subject to the American National stock bonus award, (v) accelerate the vesting, funding or payment of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of, any American National stock bonus awards or other equity-based awards, (vi) increase the compensation (including bonus, severance, or termination pay) or other benefits payable to any of their respective current or former employees, officers, directors or independent contractors other than with respect to current employees (but not including the chief executive officer or co-chief executive officer of American National, the chief executive officer or co-chief executive officer of American National Bank or any of their respective direct reports), any such increase that (A) on an aggregate basis does not exceed 3.5% of the annual base salary or wage rate of all such employees on the date hereof and (B) on an individual basis does not exceed 5% of the annual base salary or wage rate of such employee on the date hereof, (vii) enter into any collective bargaining agreement or similar agreement or arrangement, (viii) fund or provide any funding for any rabbi trust or similar arrangement, (ix) terminate the employment or services of any employee, officer, director or any independent contractor or consultant whose annual base salary or wage or annual consulting fee is greater than $150,000, in each case other than for cause, or (x) hire or promote any employee, officer, director or any independent contractor or consultant whose annual base fee or base wage is or would be greater than $150,000 (other than hires or promotions to fill vacancies resulting from terminations for cause or voluntary resignations, with such new hire or promoted employee receiving compensation and benefits that are no greater than those provided to the departing employees);

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except for debt workouts in the ordinary course of business, settle or compromise any claim, suit, action or proceeding other than any settlement involving solely money damages not in excess of $250,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payment received by American National or any of its subsidiaries in respect thereof) that does not involve or create an adverse precedent and that would not impose any material restriction on the business of American National or its subsidiaries or the surviving corporation or its subsidiaries;

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(i) agree or consent to the issuance of any injunction, decree, order or judgment restricting or adversely affecting American National’s or its subsidiaries’ respective businesses or operations or (ii) waive or release any material rights or claims other than in the ordinary course of business;

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take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend its articles of incorporation, its bylaws or comparable governing documents of its subsidiaries;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

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materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any governmental entity or requested by a governmental entity;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any governmental entity;

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enter into a new line of business or change in any material respect its lending, collateral eligibility, investment, underwriting, risk and asset liability management, interest rate or fee pricing policies and other banking and operating, hedging, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any governmental entity;

•

except pursuant to existing commitments entered into prior to the date of the Merger Agreement and disclosed to Associated prior to the date of the Merger Agreement, make or acquire, renew, modify in any material respect or extend any loans that, (i) are outside of the ordinary course of business consistent with past practice or inconsistent with, or in excess of the limitations contained in, American National’s loan policy or (ii) (x) with respect to loans to existing customers (including such customer’s affiliates), increase the aggregate outstanding commitments or credit exposure to any such existing customer by the greater of $25,000,000 less the preexisting commitments or credit exposure to such existing customer or $12,000,000; or (y) with respect to loans to new customers, result in an aggregate commitment or credit exposure to any such new customer in excess $25,000,000 in each case of this clause (ii), without first notifying and, if requested by Associated within one business day of receipt of such notice, consulting with Associated (which notification will be made through certain designated representatives of Associated);

•

make, or commit to make, any capital expenditures that exceed by more than five percent (5%) American National’s capital expenditure budget set forth in the American National Disclosure Schedule; provided, however, American National shall not be required to obtain Associated’s prior written consent and shall only be required to provide Associated prompt after-the-fact notice of capital expenditures for emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property;

•

make, change or revoke any material tax election (including, for the avoidance of doubt, any election in respect of the tax treatment of American National as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code (and any analogous provisions of applicable state or local law) or the tax treatment of any subsidiary of American National as either a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (and any similar provision of applicable state or local law) or as disregarded as an entity separate from its owner in accordance with Treasury Regulations Section 301.7701-3 (and any similar provision of applicable state, local or foreign law), as applicable (collectively, the “American National tax treatment”)), change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of taxes, take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to adversely impact the American National tax treatment, or permit a shareholder to take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to adversely impact the American National tax treatment;

•

(i) make any application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of American National or its subsidiaries, (ii) other than in consultation with Associated, make any application for the closing of or close any branch, or (iii) other than in consultation with Associated, purchase any new real property (other than other real estate owned properties in the ordinary course of business) in an amount in excess of $250,000 for any individual property or enter into, amend or renew any material lease with respect to real property requiring aggregate payments under any individual lease in excess of $250,000 per annum;

•	cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount, scope and insurer) to that in effect as of the date of Merger Agreement; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Prior to the effective time or earlier termination of the Merger Agreement, except as set forth in the Associated Disclosure Schedule, as expressly contemplated or permitted by the Merger Agreement or required by applicable law or as consented to in writing by American National (such consent not to be unreasonably withheld, conditioned or delayed), Associated will not, and will not permit any of its subsidiaries to:

•

amend its articles of incorporation or its bylaws in a manner that would materially and adversely affect the holders of American National common stock relative to other holders of Associated common stock;

•	adjust, split, combine or reclassify any of its capital stock or make, declare or pay any extraordinary dividend on any capital stock of Associated;

•

merge or consolidate itself or Associated Bank with any other person if the merger or consolidation is reasonably likely to prevent, materially delay or materially impair the receipt of the requisite regulatory approvals or the closing;

•

take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•

knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Associated or its subsidiaries to obtain any necessary approvals of any governmental entity required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters

Associated (with American National’s reasonable cooperation) will promptly prepare and file with the SEC the S-4 in respect of the shares of Associated common stock to be issued (other than to the American National voting shareholders) in connection with the Merger. Associated will use its reasonable best efforts to make such filing within 45 days of the date of the Merger Agreement. Associated shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by the Merger Agreement.

Associated shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by the Merger Agreement as promptly as practicable, and American National shall furnish all information concerning American National and its subsidiaries and the holders of American National common stock as may be reasonably requested in connection with any such action. Associated and American National will cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the requisite regulatory approvals, use their reasonable best efforts to make such filings within 30 days of the date of the Merger Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the Merger Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. Associated and American National will, and will cause their respective subsidiaries to use reasonable best efforts to obtain each such requisite regulatory approval and any approvals required for the Merger as promptly as reasonably practicable and cooperate with each other in connection therewith (including the furnishing of any information that may be reasonably requested or required to obtain the requisite regulatory approvals) and will, and will cause their respective subsidiaries to, respond and comply as promptly as practicable to any requests by governmental entities for documents and information. Associated and American National shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to American National or Associated, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written materials submitted to, any governmental entity in connection with the transactions contemplated by the Merger Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality. The parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the Merger Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated in the Merger Agreement. Each party shall consult with the other in advance of any communication, meeting or conference with any governmental entity in connection with the transactions contemplated by the Merger Agreement and, to the extent permitted by such governmental entity, give the other party and/or its counsel the opportunity to attend and participate in such communications, meetings and conferences. In furtherance of the foregoing, each of Associated and American National has agreed to use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing, (ii) avoid or eliminate each and every impediment so as to enable the closing to occur as soon as possible, and (iii) take or commit to take any and all actions and agree to any restrictions or conditions imposed by a requisite governmental entity in order to obtain the requisite regulatory approvals; provided, however, that, notwithstanding anything in the Merger Agreement to the contrary, Associated will not be required to, and American National will not (without the written consent of Associated), take any action, or commit to take any action, or agree to any condition or restriction, in order to resolve any objections to the transactions contemplated by the Merger Agreement or in connection with obtaining any permits, consents, approvals and authorizations of governmental entities that would, individually or in the aggregate, reasonably be likely to result in the imposition of a materially burdensome regulatory condition.

Each of Associated and American National has agreed to promptly advise the other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the Merger Agreement that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

Employee Matters

Associated has agreed to provide the employees of American National and its subsidiaries as of the effective time (the “continuing employees”), for so long as they are employed following the effective time, with the following during the period commencing at the effective time and ending on December 31, 2026: (i) annual base salary or wages, as applicable, that are no less than the annual base salary or wages in effect for each such employee immediately prior to the effective time, (ii) a total target annual cash compensation opportunity (including base salary or wages plus short-term cash bonus/incentive opportunity at target) for each such employee that is comparable in the aggregate to the total target annual cash compensation opportunity (including base salary or wages plus short-term bonus/incentive opportunity at target, but not including the American National stock bonus awards or any award under the American National Stock Incentive Plan) in effect for each such employee immediately prior to the effective time as determined by Associated, and (iii) non-cash incentive compensation opportunities and employee benefits (excluding change in control or retention arrangements, any frozen benefit plans of Associated and its subsidiaries or benefit plans that exclusively provide benefits to grandfathered employees of Associated and its subsidiaries) that are substantially comparable in the aggregate to those provided to similarly situated employees of Associated or its subsidiaries; provided that, until Associated fully integrates the continuing employees into its plans, participation in the American National benefit plans will be deemed to satisfy the foregoing standards, it being understood that the continuing employees may commence participation in the plans of Associated and its subsidiaries on different dates following the effective time with respect to different benefit plans. For the period commencing on the closing date and ending on the 6-month anniversary of the closing date, Associated shall pay severance as set forth in the Associated Disclosure Schedule to eligible American National employees who are terminated during such period without “cause” subject to the execution and nonrevocation of a release of claims. Further, American National and Associated have agreed to cooperate to implement certain employment commitments set forth in the Associated Disclosure Schedule.

Regarding any employee benefit plans of Associated in which any continuing employees become eligible to participate on or after the effective time (the “new plans”), Associated and its subsidiaries will use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any new plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous American National benefit plan and not for purposes of the fully insured long-term disability plan related to disabilities arising from pre-existing conditions as defined under the policy as an exclusion; (ii) provide each such employee and their eligible dependents with credit in the calendar year in which the closing date occurs for any coinsurance and deductibles paid prior to the effective time under an American National benefit plan that provides health care benefits (including medical, dental and vision), to the same extent that such credit was given under the analogous American National benefit plan prior to the effective time, in satisfying any applicable deductible, coinsurance or maximum out-of-pocket requirements under any new plans, provided that American National’s health insurance administrator, consultant/broker, and/or medical and dental carrier timely provides Associated’s health insurance administrator, consultant/broker, and/or medical and dental carrier a secured electronic file format (to be agreed by the administrator, consultant/broker or carrier) that provides the applicable year-to-date deductible and out-of-pocket expenses incurred by such continuing employee of dependent; and (iii) recognize all service of such employees with American National and its subsidiaries for all purposes in any new plan to the same extent that such service was taken into account under the analogous American National benefit plan prior to the effective time; provided that the foregoing service recognition will not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any defined benefit pension or retiree welfare plan, (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits, or (D) for purposes of any equity incentive awards granted by Associated.

If requested by Associated in writing at least five business days prior to the effective time, American National will cause any 401(k) plan it sponsors or maintains (the “American National 401(k) plan”) to be terminated effective as of the day immediately prior to the effective time and contingent upon the occurrence of the closing. If the American National 401(k) plan is terminated, the continuing employees will be eligible to participate, effective as soon as reasonably practicable following the effective time, in a 401(k) plan sponsored or maintained by Associated or one of its subsidiaries (an “Associated 401(k) plan”). American National and Associated have agreed to take any and all actions as may be required, including amendments to the American National 401(k) plan and/or Associated 401(k) plan, to permit the continuing employees who are then actively employed to make rollover contributions to the Associated 401(k) plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash.

Director and Officer Indemnification and Insurance

The Merger Agreement provides that at or prior to the effective time, American shall obtain and fully pay the premium for, and the surviving corporation shall maintain during the six-year period beginning on the date of the effective time, a “tail” prepaid directors’ and officers’ liability insurance policy or policies, in each case that (x) provides coverage with respect to claims arising from facts or events which occurred at or prior to the effective time (including the transactions contemplated by the Merger Agreement) and (y) is in effect for a period of at least six years from and after the effective time; provided that the surviving corporation shall not be required to expend for such extended insurance coverage an amount in excess of 300% of the current annual premium paid as of the date of the Merger Agreement by the surviving corporation for such insurance. Additionally, the Merger Agreement provides that, for at least six years following the effective time, to the extent permitted under applicable law, the American National articles and the governing documents of any American National subsidiary, and any indemnification agreement in existence as of the date of the Merger Agreement, the surviving corporation will indemnify and hold harmless and will advance expenses as incurred by American National’s and its subsidiaries’ present and former directors and officers for costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising, in whole or in part, out of, or pertaining to, the fact that such person is or was a director or officer of American National or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the Merger Agreement; provided that, in the case of advancement of expenses, the American National indemnified party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such American National indemnified party is not entitled to indemnification.

Director Appointment

Effective as of the effective time, the Associated board of directors will be increased by one director and Wende Kotouc, Executive Co-Chairman and Chief Executive Officer of American National Bank and Executive Vice President and a member of the American National board of directors, will be appointed to the Associated board of directors and will serve in accordance with the corporate governance guidelines and standards applicable to all directors of Associated. If the Associated board of directors will consist of greater than eleven (11) members following its 2026 annual meeting of shareholders, Associated shall take all appropriate action to cause to be appointed effective immediately following such meeting a second American National representative as a director of Associated.

Certain Additional Covenants

The Merger Agreement also contains additional covenants, including, among others, covenants relating to the filing of the Form S-4 of which this information statement/prospectus forms a part, obtaining required consents, the listing of the shares of Associated common stock to be issued in the Merger, access to information of the other party, advice of changes, takeover restrictions, shareholder litigation relating to the transactions contemplated by the Merger Agreement, and public announcements with respect to the transactions contemplated by the Merger Agreement.

Agreement Not to Solicit Other Offers

American National has agreed that it will not, and will cause its subsidiaries, officers and directors, and use its reasonable best efforts to cause its and their respective directors, employees, agents, accountants, counsel, advisors and other representatives (collectively, “representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any American National acquisition proposal (as defined below), except to notify a person that has made or, to the knowledge of American National, is making any inquiries with respect to, or is considering making an American National acquisition proposal of the existence of the foregoing restrictions. Unless the merger agreement is terminated in accordance with its terms, American National has also agreed that it will not, and will cause its subsidiaries and its and their representatives not to on its behalf, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to below and entered into in accordance with the merger agreement relating to any American National acquisition proposal). For purposes of the merger agreement, an “American National acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, inquiry or proposal relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of American National and its subsidiaries or 20% or more of any class of equity or voting securities of American National or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of American National, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of American National or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of American National, or (iii) a merger, consolidation, share exchange or other business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of American National.

American National has also agreed to, and will cause its representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than Associated with respect to any American National acquisition proposal. Further, American National has agreed to, and to cause its subsidiaries to, promptly request (to the extent it has not already done so prior to the date of the merger agreement) any person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential American National acquisition proposal that remains in effect as of the date of the merger agreement to return or destroy all confidential information of American National or its subsidiaries in the possession of such person or its representatives. In addition, American National has agreed to promptly (and in any event within 24 hours) advise Associated following receipt of any American National acquisition proposal or any inquiry that could reasonably be expected to lead to an American National acquisition proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or American National acquisition proposal), to provide Associated with an unredacted copy of any such American National acquisition proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or American National acquisition proposal and to keep Associated reasonably apprised of any related developments, discussions and negotiations on a current basis, including by providing to Associated within 24 hours any amendments to or revisions of the terms of such inquiry or American National acquisition proposal. American National will use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party in accordance with the terms thereof.

Conditions to Completion of the Merger

Associated’s and American National’s respective obligations to complete the Merger are subject to the satisfaction or waiver, at or prior to the effective time, of the following conditions:

•	receipt of the written consent of American National voting shareholders (which was received on November 30, 2025);

•	the shares of Associated common stock issuable pursuant to the Merger Agreement having been authorized for listing on the NYSE, subject to official notice of issuance;

•

the effectiveness under the Securities Act of 1933, as amended, of the Form S-4 of which this information statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for that purpose initiated or threatened by the SEC and not withdrawn;

•

no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by the Merger Agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other material transactions contemplated by the Merger Agreement;

•

all requisite regulatory approvals, including from the Federal Reserve Board and the OCC, having been obtained and remaining in full force and effect and all statutory waiting periods in respect thereof having expired;

•

the accuracy of the representations and warranties of the other party contained in the Merger agreement, generally as of the date on which the Merger Agreement was entered into and as of the closing date, subject to the materiality standards provided in the Merger Agreement;

•	the performance by the other party in all material respects of the obligations, covenants and agreements required to be performed by it under the Merger Agreement at or prior to the closing date;

•

receipt by such party of a certificate signed on behalf of the other party by an executive thereof stating that the conditions set forth in the immediately preceding two bullets have been satisfied; and

•

receipt by such party of an opinion of legal counsel, in form and substance reasonably satisfactory to such party, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; in rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Associated and American National reasonably satisfactory in form and substance to such counsel.

Associated’s obligation to complete the Merger is subject to the satisfaction or, where legally permissible, waiver of additional conditions. These additional conditions include, among others:

•	receipt of a FIRPTA certificate from American National stating that the shares of capital stock of American National do not constitute “United States real property interests” under the Code;

•	no requisite regulatory approval would result in the imposition of any materially burdensome regulatory condition; and

•	neither American National Bank nor any applicable depositor shall be in breach of and shall not have stated in writing any intention to breach any deposit noncompetition agreement.

American National’s obligation to complete the Merger is subject to the satisfaction or, where legally permissible, waiver of additional conditions. These additional conditions include, among others, that Associated shall not be in breach of and shall not have stated in writing any intention to breach either of the Kotouc consulting agreement or the side letter.

Neither Associated nor American National can provide assurance as to when or if all of the conditions to the Merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the completion of the Merger, whether before or after the receipt of the written consent of American National voting shareholders, in the following circumstances:

•	by mutual consent of Associated and American National in a written instrument;

•

by either Associated or American National if any governmental entity that must grant a requisite regulatory approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its obligations, covenants and agreements set forth in the Merger Agreement;

•

by either Associated or American National if the Merger has not been completed on or before the first anniversary of the date of the Merger Agreement (November 30, 2026, unless amended in writing by the parties), unless the failure of the closing to occur by the termination date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its obligations, covenants and agreements set forth in the Merger Agreement; or

•

by either Associated or American National (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the Merger Agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or if any such representation or warranty ceases to be true) set forth in the Merger Agreement on the part of American National, in the case of a termination by Associated, or Associated, in the case of a termination by American National, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party and which is not cured by the earlier of the termination date and 45 days following written notice to the other party, or by its nature or timing cannot be cured during such period.

Effect of Termination

If the Merger Agreement is terminated by either Associated or American National, as provided under “—Termination of the Merger Agreement” above, the Merger Agreement will become void and have no effect, and none of Associated, American National, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability of any nature whatsoever under the Merger Agreement, or in connection with the transactions contemplated thereby, except that (i) certain designated provisions of the Merger Agreement will survive the termination, including those relating to the confidential treatment of information, public announcements, the effect of termination, post-closing indemnification and governance of the surviving corporation, and certain general provisions, and (ii) notwithstanding anything to the contrary in the Merger Agreement, neither Associated nor American National will be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of the Merger Agreement.

Fees and Expenses

Except as otherwise expressly provided in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the Merger Agreement may be amended by the parties at any time before or after the receipt of the written consent of the American National voting shareholders.

At any time prior to the effective time, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered by such other party pursuant to the Merger Agreement, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the Merger Agreement.

Governing Law

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Wisconsin, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the American National board of directors are subject to the laws of the State of Nebraska).

Specific Performance

Associated and American National will be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions thereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of Associated and American National waives any defense in any action for specific performance that a remedy at law would be adequate and any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Transfer, Voting and Registration Rights Agreement

In accordance with the Merger Agreement, Associated and Associated Bank, as applicable, also entered into certain ancillary agreements, including the Transfer, Voting and Registration Rights Agreement, pursuant to which, among other things, (A) such American National voting shareholders (i) delivered their executed unanimous written consent to approve and adopt the Merger Agreement, (ii) agreed to comply with certain transfer restrictions with respect to the Associated common stock such shareholders will receive in the Merger, and (iii) agreed, subject to limited exceptions, to vote their shares of Associated common stock in accordance with the recommendation of the Associated board of directors, and (B) Associated agreed to register the shares of Associated common stock to be issued to the American National voting shareholders on the terms and subject to the conditions set forth in the Transfer, Voting and Registration Rights Agreement. Such transfer restrictions prohibit transfers of Associated common stock in the first 60 days following the completion of the Merger and, for the remainder of the period through the first anniversary of the Merger, among other things, limit the public sale of shares to 150,000 shares per day (unless pursuant to a broadly distributed underwritten offering). Such transfer and voting obligations will terminate at such time when the former American National voting shareholders cease to hold at least 5% of outstanding Associated voting securities, and each such shareholder’s registration rights will terminate once such shareholder no longer holds any registrable securities of Associated.

The summary above and elsewhere in this information statement/prospectus does not purport to be complete and is qualified in its entirety by reference to the complete text of the Transfer, Voting and Registration Rights Agreement, which is attached as Annex B to this information statement/prospectus and incorporated by reference herein.

Associated and the American National voting shareholders also entered into an agreement not to establish new or materially expand existing deposit relationships with competitors of American National Bank (and after the closing, Associated Bank, National Association) for one year following the effective time of the Merger (the “deposit noncompetition agreement”).

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following general discussion sets forth the anticipated material U.S. federal income tax consequences of the Merger to U.S. holders (as defined in this section) who exchange their American National common stock for Associated common stock in the Merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction or under any U.S. federal laws other than those pertaining to the income tax (such as estate or gift tax laws) and, except as expressly addressed below, any U.S. tax reporting requirements. This discussion is based upon the Code, the regulations promulgated thereunder by the U.S. Department of the Treasury (“Treasury Regulations”) and court and administrative rulings and decisions in effect on the date of this information statement/prospectus. These laws may change, possibly in a material and adverse manner and/or retroactively, or be subject to differing interpretations, and any such change or differing interpretation could affect the continuing validity and accuracy of this discussion.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of American National common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust if (a) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership, including for this purpose any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds American National common stock, then the U.S. federal income tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partners, the status and activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership holding American National common stock, you should consult your tax advisors regarding the specific U.S. federal income tax consequences of the Merger in light of your particular circumstances.

This discussion is applicable to you only if you hold your shares of American National common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a bank or other financial institution;

•	a tax-exempt organization or governmental organization;

•	an S corporation, partnership or other pass-through entity (or a shareholder, partner or investor therein);

•	an underwriter or insurance company;

•	a mutual fund;

•	a pension fund, retirement plan, individual retirement account or other tax-deferred account;

•	a broker, dealer or trader in securities (including traders in securities that elect to apply a mark-to-market accounting method), currencies or commodities;

•	a holder of American National common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of American National common stock subject to the U.S. anti-inversion rules or the base erosion and anti-abuse tax;

•

a holder of American National common stock who holds such stock (or who will hold Associated common stock after the Merger) in connection with a trade or business, permanent establishment or fixed base outside the United States;

•	a holder of American National common stock required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”;

•

a holder of American National common stock who received American National common stock through the exercise of employee stock options or through a tax-qualified retirement plan or otherwise as compensation;

•	a holder who exercises dissenters’ rights;

•	a person who is not a U.S. holder;

•	a real estate investment trust;

•	a regulated investment company;

•	a person who uses a functional currency other than the U.S. dollar;

•	an expatriate or former citizen or long-term resident of the United States;

•	a holder who owns (or who has owned or will own, directly, indirectly, or constructively, at any time) 5% or more of the total combined voting power or value of American National;

•	a holder of options granted under any American National benefit plan; or

•	a holder of American National common stock who holds American National common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

If you are a U.S. holder subject to special provisions and/or tax treatment under the Code, including but not limited to those described immediately above, you should consult your own tax advisors regarding the tax consequences relating to the Merger in light of your particular circumstances. This discussion is not a complete description of all of the U.S. federal income tax consequences of the Merger and, in particular, does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or any consequences under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith).

This discussion is not intended to be, and should not be construed as, legal or tax advice and does not purport to be a complete analysis or discussion of all U.S. federal income tax considerations relating to the Merger. The tax consequences of the Merger are complex and will depend on your specific situation and factors not within Associated’s or American National’s control. No ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences applicable to U.S. holders as discussed herein. This discussion is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and/or contrary to, the positions taken in this discussion. In addition, because the authorities on which this discussion is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this discussion. You should consult your own tax advisor as to the tax consequences of the Merger in light of your particular circumstances, including the ability and effect of the alternative minimum tax and any U.S. federal, U.S. state or local, non-U.S. or other tax laws and of changes in such laws.

Tax Consequences of the Merger Generally

In General

Associated and American National intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. As described below, it is a condition to each party’s respective obligations to complete the Merger that Associated and American National each receive a legal opinion that the Merger will so qualify. The discussion below assumes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

U.S. Holders

The material U.S. federal income tax consequences of the merger to a U.S. holder generally will be as follows:

•

you will not recognize gain or loss when you exchange your American National common stock solely for Associated common stock in the merger, except for any gain or loss recognized with respect to any cash received instead of fractional shares of Associated common stock, as described below;

•

your aggregate tax basis in the Associated common stock that you receive in exchange for American National common stock in the merger (including any fractional share interest you are deemed to receive and exchange for cash, as described below) will equal your aggregate tax basis in the American National common stock exchanged therefor; and

•

your holding period for the Associated common stock that you receive in exchange for American National common stock in the merger (including any fractional share interest you are deemed to receive and exchange for cash, as described below) will include your holding period for the shares of American National common stock exchanged therefor.

If you acquired different blocks of American National common stock at different times and at different prices, your tax basis and holding period in your Associated common stock may be determined with reference to each block of American National common stock. You should consult your tax advisor regarding the determination of the tax basis and/or holding periods of the particular shares of Associated common stock received in the merger.

Cash Instead of Fractional Shares

If you receive cash instead of fractional shares of Associated common stock, you generally will be treated as having received the fractional share of Associated common stock pursuant to the Merger and then as having exchanged that fractional share for cash in redemption by Associated. You generally will recognize capital gain or loss on any cash received instead of fractional shares of Associated common stock equal to the difference between the amount of cash received and your adjusted tax basis in such fractional share. Any capital gain or loss will constitute long-term capital gain or loss if your holding period in American National common stock surrendered in the Merger is greater than one (1) year as of the effective time of the Merger and otherwise will be short-term capital gain. Long-term capital gains recognized by certain non-corporate taxpayers, including individuals, are generally taxed at preferential U.S. federal income tax rates. There are currently no preferential U.S. federal income tax rates for long-term capital gains of a U.S. holder that is a corporation. The deductibility of a capital loss is subject to significant limitations under the Code.

Closing Condition Tax Opinions

It is a condition to the closing of the Merger that Associated and American National receive an opinion from Wachtell, Lipton, Rosen & Katz and Alston & Bird LLP, respectively, dated as of the closing date of the Merger, to the effect that the Merger will qualify as a “reorganization” within the meaning of section 368(a) of the Code. These opinions will be based upon and rely on, among other things, various facts, assumptions, representations and warranties and covenants, including those contained in the Merger Agreement and in representation letters provided by Associated and American National. If any of these facts, assumptions, representations and warranties or covenants underlying the tax opinions described above is or becomes incorrect, incomplete, inaccurate or is violated, the validity of, and the conclusions reached in, such tax opinions may be affected, no longer accurate or jeopardized. In addition, the opinions will be subject to certain qualifications and limitations as set forth therein, including that the Merger will be completed according to the terms of the Merger Agreement.

An opinion of counsel represents such counsel’s judgment and is not binding on the IRS or any court. Associated and American National have not and do not intend to seek any ruling from the IRS regarding any matters relating to the Merger, and as a result, there can be no assurance that the IRS or a court will not disagree with or challenge any of the conclusions described herein or in such opinions of counsel.

Information Reporting and Backup Withholding

You may be subject to U.S. information reporting and backup withholding (currently, at a rate of 24%) on any cash payments received in connection with the Merger. You will not be subject to backup withholding, however, if you:

•

furnish your correct taxpayer identification number and certify, among other information, that you are not subject to backup withholding on the IRS Form W-9 (or a suitable substitute or successor form) included in the letter of transmittal to be delivered to you following the completion of the Merger and otherwise comply with all applicable requirements of the backup withholding rules; or

•	otherwise establish proof of an exemption from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against your U.S. federal income tax liability, if any, provided that you timely furnish the required information to the IRS. You should consult your own tax advisors to determine your qualification for exemption from backup withholding and the procedure for establishing an exemption in light of your particular circumstances.

The preceding discussion is intended only as a summary of the material U.S. federal income tax consequences of the Merger and is not tax or legal advice. It is not a complete analysis or discussion of all potential tax considerations that may be important or applicable to a particular holder of American National common stock. The tax consequences of the Merger to any holder of American National common stock will depend on such holder’s specific situation and circumstances. American National shareholders should consult their own tax advisors with respect to the tax consequences of the Merger in light of their particular circumstances, including the applicability and effect of any U.S. federal, U.S. state or local, non-U.S. or other tax laws and of changes in such laws.

BUSINESS OF AMERICAN NATIONAL

General

American National Corporation is a Nebraska corporation founded in 1964 and is registered as a bank holding company which has elected financial holding company status under the BHC Act. American National is headquartered in Omaha, Nebraska. American National is the parent company of American National Bank, a national banking association and majority-owned subsidiary of American National.

American National Bank was founded in 1856 and has grown into a full-service community bank serving a diversified customer base through 33 full-service branch offices located in Nebraska, Iowa and Minnesota, with a strong presence in the Omaha and Twin Cities metro areas. American National Bank provides commercial and retail banking services to small- and medium-sized businesses, professionals, agricultural enterprises and individual consumers.

As a bank holding company, American National Corporation is subject to supervision and regulation by the Federal Reserve Board. American National Bank is subject to supervision and regulation by the Office of the Comptroller of the Currency, its primary federal regulator. American National Bank’s deposits are insured by the FDIC up to applicable legal limits. As of September 30, 2025, American National had total consolidated assets of approximately $5.3 billion, total deposits of approximately $4.7 billion, and total loans of approximately $3.8 billion.

American National Bank’s website is www.american.bank. The information on American National Bank’s website is not part of this information statement/prospectus, and the reference to the American National Bank website address does not constitute incorporation by reference of any information on that website into this information statement/prospectus.

Products and Services

American National Bank offers a full range of community banking products and services to business and retail customers. Its lending activities include commercial and industrial loans, commercial real estate loans, residential mortgage loans, agricultural loans and consumer loans. The terms of these loans vary by purpose and by type of underlying collateral, if any. Loan products are designed to meet the needs of the communities served while providing an appropriate risk-adjusted return to American National Bank.

American National Bank provides noninterest-bearing and interest-bearing transaction accounts, savings and money market accounts and certificates of deposit. These deposits are the primary source of funding for American National Bank’s lending and investment activities. In addition, American National Bank offers related banking services such as cash management, online and mobile banking, remote deposit capture, debit card services and other customary consumer and commercial banking services. Noninterest income is derived primarily from service charges, loan servicing fees, bank-owned life insurance and other fee-based services.

Market Area and Competition

American National Bank conducts its operations primarily through its branch network. American National Bank provides full-service community banking operations through its main office in Omaha, Nebraska and a network of branch offices located across Nebraska, Iowa and Minnesota, including the Omaha metro area and the Twin Cities.

American National Bank operates in highly competitive markets for both loans and deposits. It faces competition from other community banks, larger regional and national banking organizations, savings associations, credit unions, mortgage companies, finance companies and financial technology providers. Many of these competitors possess substantially greater financial resources, larger branch networks and broader product and service offerings.

The principal methods of competition for deposits include interest rates offered, customer service, convenience of office locations and the range of services offered. Competition for loans is based on interest rates, loan fees, loan structure and the range of products and services provided. Some competitors have greater resources and lending limits than American National Bank.

American National Bank seeks to compete by emphasizing its relationship-based community banking model, local decision-making authority and long-standing customer relationships. Management believes these competitive strengths enable American National Bank to attract and retain customers notwithstanding the significant competition present in its primary markets.

Legal Proceedings

From time to time, American National or its subsidiaries are involved in litigation incidental to the conduct of its business. However, neither American National nor any of its subsidiaries is presently a party to any legal proceeding the resolution of which, in the opinion of American National’s management, would be expected to have a material adverse effect on American National’s business, financial condition, results of operations, cash flows or prospects.

Employees

As of September 30, 2025, American National Bank employed approximately 519 employees, none of whom is covered by a collective bargaining agreement. American National considers its relationship with its employees to be good.

Description of Property

The principal executive officers of ANC and American National Bank are located at 8990 W. Dodge Road, Omaha, Nebraska 68114, which also serves as a branch office. Additionally, American National Bank also operates 33 full-service branch offices and 2 limited service offices across Nebraska, Minnesota, and Iowa.

DESCRIPTION OF ASSOCIATED COMMON STOCK

As a result of the Merger, American National shareholders will receive shares of Associated common stock in the Merger and will become Associated shareholders. As discussed elsewhere in this information statement/prospectus, the shares of Associated common stock to be issued to the American National voting shareholders will not be registered and will be subject to the terms and conditions set forth in the Transfer, Voting and Registration Rights Agreement. For more information, see “The Merger Agreement — Transfer, Voting and Registration Rights Agreement.”

The following description summarizes the material terms of our common stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Wisconsin law and the Associated articles and Associated bylaws.

We have one class of common stock, the Associated common stock. Of the 250,000,000 shares of our common stock with a par value of $0.01 per share authorized, 165,994,121 shares were outstanding, exclusive of shares held in treasury, as of December 22, 2025, the latest practicable date prior to the filing of this information statement/prospectus.

Associated Common Stock

Voting Rights

Holders of Associated common stock are entitled to cast one vote, in person or by proxy, for each share of Associated common stock registered in his or her name on Associated’s stock transfer books. Subject to the rights, if any, of the holders of any series of preferred stock under their respective certificates of designations and applicable law, all voting rights are vested in the holders of shares of Associated common stock. Voting rights are not cumulative.

Dividend Rights

Holders of Associated common stock are entitled to receive dividends when, as, and if declared by the Associated board of directors out of assets legally available for the payment of dividends, subject, however, to the dividend rights, if any, of the holders of preferred stock. No share of our common stock is entitled to any preferential treatment with respect to dividends. Furthermore, as a bank holding company, our ability to pay dividends is subject to the guidelines of the Federal Reserve regarding capital adequacy and dividends. Dividends also may be limited as a result of safety and soundness considerations.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of Associated, the remaining assets of Associated after the payment of all debts and necessary expenses, subject, however, to the rights of the holders of the Associated preferred stock then outstanding, will be distributed among the holders of the common stock pro rata in accordance with their respective holdings.

Miscellaneous

Shares of our common stock are not convertible into shares of any other class of capital stock. Shares of our common stock are not and will not be entitled to any preemptive or subscription rights. The issued and outstanding shares of our common stock are fully paid and nonassessable. The transfer agent for our common stock is EQ Shareowner Services.

Listing

Associated common stock is listed on the NYSE under the symbol “ASB.”

For more information regarding the rights of holders of Associated common stock, see the section entitled “Comparison of Shareholders’ Rights.”

Certain Anti-Takeover Provisions

A number of provisions of Wisconsin law and Associated’s charter and bylaws could have an anti-takeover effect and make more difficult the acquisition of Associated by means of a tender offer, a proxy contest or otherwise and the removal of incumbent directors. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Associated to negotiate first with Associated’s board of directors.

Business Combinations Under Wisconsin Law

Restrictions on Business Combinations. Sections 180.1130 to 180.1134 of the WBCL provide generally that in addition to the vote otherwise required by law or the articles of incorporation of a “resident domestic corporation,” such as us, business combinations not meeting fair price standards specified in the statute must be approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by the outstanding voting shares of the corporation, and (2) two-thirds of the votes entitled to be cast by the holders of voting shares other than voting shares beneficially owned by a “significant shareholder” or an affiliate or associate of a significant shareholder who is a party to the transaction. The term “business combination” means, subject to certain exceptions, a merger or share exchange of the resident domestic corporation (or any subsidiary of that corporation) with, or the sale or other disposition of substantially all of the property and assets of the resident domestic corporation to, any significant shareholder or affiliate of a significant shareholder. “Significant shareholder” means a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation. These statutory sections also restrict the repurchase of shares and the sale of corporate assets by a resident domestic corporation in response to a takeover offer.

Sections 180.1140 to 180.1144 of the WBCL prohibit certain “business combinations” between a “resident domestic corporation” and an “interested stockholder” within three years after the date such person became an interested stockholder, unless the business combination or the acquisition of the interested stockholder’s stock has been approved before the stock acquisition date by the corporation’s board of directors. An “interested stockholder” is a person beneficially owning 10% or more of the voting power of the outstanding voting stock of such corporation. After the three-year period, a business combination with the interested stockholder may be consummated only with the approval of the holders of a majority of the voting stock not beneficially owned by the interested stockholder at a meeting called for that purpose, unless the business combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by disinterested stockholders.

Control Share Voting Restrictions. Under Section 180.1150(2) of the WBCL, the voting power of shares of a “resident domestic corporation” that are held by any person in excess of 20% of the voting power in the election of directors are limited (in voting on any matter) to 10% of the full voting power of those excess shares, unless otherwise provided in the articles of incorporation or otherwise specified by the board of directors or unless full voting rights have been restored at a special meeting of the shareholders called for that purpose. This statute is designed to protect corporations against uninvited takeover bids by reducing to one-tenth of their normal voting power all shares in excess of 20% owned by an acquiring person. Section 180.1150(3) excludes shares held or acquired under certain circumstances from the application of Section 180.1150(2), including (among others) shares acquired directly from us and shares acquired in a merger or share exchange to which we are a party.

Constituency Provision. Under Section 180.0827 of the WBCL, in discharging his or her duties, a director or officer of Associated may, in addition to considering the effects of any action on shareholders, consider the effects of any action on employees, suppliers, customers, the communities in which we operate and any other factors that the director or officer considers pertinent.

Certain Charter and Bylaw Provisions Potentially Having an Anti-Takeover Effect

Associated’s charter and bylaws contain certain provisions that could have an anti-takeover effect and thus discourage potential takeover attempts and make it more difficult for Associated’s shareholders to change management or receive a premium for their shares. These provisions include:

•	authorization for Associated’s board of directors to issue shares of one or more series of preferred stock without shareholder approval;

•	a requirement that directors be removed from office only for cause by the majority of votes cast at a special meeting of shareholders called for the purpose of removing such director;

•	that any vacancies in the Associated board of directors may be filled only by a majority of remaining directors;

•	a requirement under Wisconsin law that shareholder action without a meeting requires unanimous written consent;

•

the limitations under the Associated bylaws on Associated shareholders’ ability to call special meetings, including that such a request must be submitted by the holders of no less than ten percent (10%) of all the outstanding shares of Associated entitled to vote on any issue proposed to be considered at the special meeting and comply with other specified requirements;

•

the requirement under Wisconsin law that, except in limited circumstances, a majority of votes cast by each voting shareholder group entitled to vote on the amendment is required to approve all amendments to Associated’s charter;

•

the requirement that any shareholders that wish to bring business before Associated’s annual meeting of shareholders or nominate candidates for election as directors at Associated’s annual meeting of shareholders must provide timely notice of their intent in writing, at least 75 but no more than 90 days prior to the anniversary of the date of the prior year’s annual meeting, and comply with the other requirements set forth in Associated’s bylaws;

•	the ability to elect directors by a plurality of votes cast in accordance with the Associated bylaws;

•	a prohibition on cumulative voting in the election of directors; and

•

a requirement under the Associated articles that an affirmative vote of 80% of outstanding shares is required to approve a business combination and certain other extraordinary transactions involving any person who is, or at any time within the preceding 12 months has been, the beneficial owner of 10% or more of the outstanding shares of capital stock entitled to vote in elections of directors, which this information statement/prospectus refers to as an “interested shareholder.” Additionally, if the consideration offered in connection with such an interested person transaction does not satisfy certain “fair price” requirements, the affirmative vote of the holders of 80% of the voting shares not beneficially owned by such interested shareholder will also be required to approve such a transaction, unless (1) the Associated board of directors approves the transaction and a majority of the directors voting to approve the transaction are “continuing directors” (defined as a director who was either (a) a director at the time the interested shareholder became “interested” and who is not otherwise affiliated with such shareholder, or (b) a director designated (prior to his or her initial election as a director) as a continuing director by a majority of the then-continuing directors) or (2) the transaction is between Associated and an Associated subsidiary and no interested shareholder (together with such shareholder’s affiliates and associates) owns any of the outstanding shares of the subsidiary. The foregoing provision may only be amended, modified or repealed by the affirmative vote of not less than 80% of the outstanding shares and the non-interested outstanding shares of Associated.

Limitation of Liability and Indemnification of Officers and Directors

The directors and officers of Associated are indemnified for certain liabilities pursuant to the Wisconsin Business Corporation Law (“WBCL”) and the Associated articles and Associated bylaws, as well as through directors and officers liability insurance. Specifically, the Associated bylaws provide that Associated will indemnify a director, officer, employee or agent to the extent he or she has been successful on the merits or otherwise in the defense of any proceeding, for all reasonable expenses. Otherwise, Associated shall indemnify a director, officer, employee, or agency against liability unless a final judicial adjudication determines that such person breached a duty owed to Associated which constituted a willful failure to deal fairly in a matter with a conflict of interest, violated criminal law, derived improper personal profit from a transaction, or engaged in willful misconduct. Unless provided otherwise by a written agreement with such director, officer, employee or agent, such person’s right to indemnification is determined in accordance with Section 180.0855 of the WBCL or any successor thereto. In addition, the Associated bylaws provide that Associated may purchase and maintain insurance on behalf of any person who is a director, officer, employee or agent of Associated against any liability asserted against or incurred by the individual in any such capacity or arising out of his status as such, regardless of whether Associated is required or authorized to indemnify or allow expenses to the individual.

COMPARISON OF SHAREHOLDERS’ RIGHTS

If the Merger is completed, American National shareholders will receive shares of Associated common stock in the Merger, and they will cease to be American National shareholders. Associated is organized under the laws of the State of Wisconsin, and American National is organized under the laws of the State of Nebraska. The following is a summary of the material differences between (i) the current rights of American National shareholders under Nebraska law and the American National articles and American National bylaws and (ii) the current rights of holders of Associated common stock under Wisconsin law and the Associated articles and Associated bylaws.

Associated and American National believe that this summary describes the material differences between the rights of holders of Associated common stock as of the date of this information statement/prospectus and the rights of American National shareholders as of the date of this information statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Associated’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information.”

	Associated	American National
Authorized and Outstanding Capital Stock:

The Associated articles authorize Associated to issue up to 250,000,000 shares of Associated common stock, par value $0.01 per share, up to 750,000 shares of Associated preferred stock, par value $1.00 per share, in one or more series, including (i) 100,000 shares of 5.875% Non-Cumulative Perpetual Preferred Stock, Series E (“Associated Series E preferred stock”), with a liquidation preference of $1,000 per share, and (ii) 100,000 shares of 5.625% Non-Cumulative Perpetual Preferred Stock, Series F (“Associated Series F preferred stock”), with a liquidation preference of $1,000 per share.

As of December 22, 2025, the last practicable trading day preceding the date of this information statement/prospectus, there were 165,994,121 shares of Associated common stock outstanding, 100,000 shares of Associated Series E preferred stock outstanding, and 100,000 shares of Associated Series F preferred stock outstanding.

The American National articles authorize American National to issue up to 600,000 shares of American National voting common stock, par value $1.00 per share and up to 400,000,000 shares of American National non-voting common stock, par value $0.01 per share. American National is not authorized to issue any shares of preferred stock.

As of December 22, 2025, the last practicable trading day preceding the date of this information statement/prospectus, there were 418,728 shares of American National voting common stock outstanding and 207,777 shares of American National non-voting common stock outstanding.

Voting Rights:

Each share of Associated common stock is entitled to one vote on each matter submitted to a vote at a shareholder meeting.

Each share of Associated Series E preferred stock and Series F preferred stock is entitled to one vote on each matter on which the holders of such applicable series of preferred stock are entitled to vote.

Under the American National articles, each share of American National voting common stock is entitled to one vote on each matter submitted to a vote at a meeting of shareholders. Except as otherwise required by law, the holders of American National voting common stock possess exclusive voting power.

	Associated	American National

Size of Board of Directors:

The Associated articles provide that the size of the Associated board of directors is determined from time to time in the sole discretion of the board of directors and will be fixed only by resolution of the entire board of directors. However, the number of directors shall be no less than three. The Associated articles further provide that no decrease in the size of the Associated board of directors will shorten the term of any incumbent director.

The current size of the Associated board of directors is thirteen directors.

The American National articles and the American National bylaws provide that the size of the American National board of directors is fixed from time to time by the American National board of directors, which size shall be at least two and no more than five directors. The American National articles further provide that no decrease in the size of the American National board of directors will shorten the term of any incumbent director.

The current size of the American National board of directors is four directors.

Classes of Directors:	Neither the Associated articles nor Associated bylaws currently provide for a classified board of directors. All directors are elected for a one-year term and hold office until the next annual meeting of shareholders and until his or her respective successors will have been duly elected and qualified, subject, however, to prior resignation, retirement, death, or removal from office.	The American National articles and American National bylaws do not currently provide for a classified board of directors; each director serves for a one-year term until the next annual meeting of shareholders and until his or her successor is elected and qualified, subject to prior resignation, death or removal.

Election of Directors:	The Associated bylaws provide that directors of Associated are elected by a plurality of the votes cast by the holders entitled to vote at a meeting in which a quorum is present. Associated shareholders are not permitted to cumulate their votes in the election of directors.

The American National articles and the American National bylaws provide that directors of American National are elected by the holders entitled to vote at any meeting for the election of directors at which a quorum is present.

At any election of a director, the American National bylaws provide that holders of voting common stock may vote the number of shares owned by such shareholder for as many persons as there are directors to be elected or cumulate such shareholder’s votes.

Vacancies on the Board of Directors:	The Associated articles provide that vacancies may be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum, of the Associated board of directors. The term of any director appointed to the Associated board of directors will hold office until the next annual meeting of shareholders.	The American National articles and the American National bylaws provide that vacancies may be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum, of the American National board of directors, except as otherwise set forth in the American National bylaws, and directors so chosen will hold office until the next annual meeting held for the election of directors and until such director’s successor is duly elected and qualified.

	Associated	American National

Removal of Directors:	The Associated articles provide that directors may be removed only for cause by the majority of votes cast at a special meeting of shareholders called for the purpose of removing such director.

The American National articles provide that any director or the entire American National board of directors may be removed from office at any time, with or without cause, by a vote of a majority of American National voting shareholders at a meeting expressly called for such purpose.

If less than the entire American National board of directors is removed, none of the directors may be removed if the votes cast against removal of such director would be sufficient to elect the director if then cumulatively voted at an election of such director.

Shareholder Approval Required for Amendments to Organizational Documents:

The Associated articles may be amended pursuant to Sections 180.1001 through 180.1003 of the WBCL, which, except in the limited circumstances set forth in Section 180.1001 of the WBCL, requires a majority of votes cast by each voting shareholder group entitled to vote on the amendment.

The Associated bylaws may be amended by a majority vote of the board of directors or by a majority of votes cast at a shareholder meeting. The Associated bylaws may also be implicitly and temporarily amended to the extent action taken or authorized by the board of directors or Associated shareholders that would be inconsistent with the Associated bylaws then in effect but authorized by a vote sufficient to so amend the Associated bylaws.

The American National articles do not include procedures for amendments to the American National articles; therefore, the American National board of directors may amend the American National articles in accordance with Sections21-2,152 through 21-2,156 of the NMBCA, which provide that, except in the limited circumstances set forth under Sections 21-2,154, 21-2,156 and 21-2,157 of the NMBCA, any amendment to the American National articles requires the vote of a majority of votes cast by the voting shareholders and by any group of shareholders entitled to vote as a separate voting group.

The American National articles and American National bylaws provide that either the American National board of directors or the American National shareholders may amend or repeal the American National bylaws at any regular or special meeting.

Shareholder Action by Written Consent:	Under the WBCL, Associated shareholders may act by unanimous written consent.	The American National bylaws allow American National shareholders to act by the unanimous written consent of all shareholders entitled to vote on the matter.

Special Meetings of Shareholders:	The Associated bylaws provide that special meetings of shareholders may be called only by the chairman of the Associated board of directors, the vice chairman of the Associated board of directors, the chief executive officer of Associated, the Associated board of directors, or at the request of the holders of at least 10% of	The American National bylaws provide that special meetings of American National shareholders may be called for any purpose by the President or the American National board of directors, or by the President upon the request of American National shareholders holding no less than 10% of

	Associated	American National
	outstanding shares of capital stock entitled to vote on any issue proposed to be considered at the special meeting.	the outstanding shares entitled to vote at the meeting.

Record Date:

Under the Associated bylaws, for the purposes of determining the Associated shareholders entitled to notice of or to vote at any meeting of Associated shareholders, the Associated board of directors may fix a record date, which record date may not be more than 70 or less than 30 days before the date of the annual or special meeting.

The record date to determine shareholders entitled to receive a distribution, other than a distribution involving a purchase, redemption, or other acquisition of Associated’s share, is the date on which the board of directors authorizes the distribution, unless the board of directors fixes a record date in advance.

Neither the American National articles nor the American National bylaws include a procedure for determining a record date. Therefore, the process for establishing a record date is governed by Section 21-259 of the NMBCA, which provides that the board of directors may fix a future date as the record date.

Quorum:	Under the Associated bylaws, except as otherwise provided by law or by the Associated articles, the holders of a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter. In general, quorum is required for Associated shareholders to act, except with respect to the election of directors by a plurality vote.	Under the American National bylaws, the holders of a majority of the outstanding American National common stock entitled to vote, represented in person or by proxy, constitute a quorum at a meeting of shareholders. If a group of shareholders is entitled to vote as a separate voting group under the NMBCA, then a majority of votes entitled to be cast by such voting group constitute a quorum.

Notice of Shareholder Actions/Meetings:	Associated’s bylaws provide that notice of the place, day and hour of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered not less than 10 days nor more than 60 days before the date of the meeting. Attendance at a meeting constitutes waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Generally, such notice may be delivered by written or oral notice or by notice communicated in person, by e-mail, telephone, telegraph, facsimile, or other form of write or wireless communications, or by mail or private carrier or by any form of electronic transmission.	The American National bylaws provide that written notice of the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered not less than 10 days nor more than 50 days before the date of the meeting. Such notice may be delivered personally or by mail. If mailed, notice is deemed delivered when deposited in the U.S. mail with postage prepaid, addressed to the shareholder at such shareholder’s address as it appears on American National’s stock transfer books.

	Associated	American National

Advance Notice Requirements for Shareholder Nominations and Other Proposals:	For any nominations or any other business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely notice. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of Associated not less than 75 days nor more than 90 days before the anniversary of Associated’s annual meeting of shareholders in the immediately preceding year, provided, however, than in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the previous year’s annual meeting, to be timely, notice by the shareholder must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure of the date of the meeting was made, whichever occurs first.	Neither the American National articles nor the American National bylaws include any advance notice or nomination procedures.

Indemnification of Directors and Officers:	The Associated bylaws provide that Associated shall indemnify a director, officer, employee, or agent to the extent he or she has been successful on the merits or otherwise in the defense of any proceeding, for all reasonable expenses. In other cases, Associated shall indemnify a director, officer, employee, or agent against liability and expenses incurred by such person in a proceeding unless it shall have been proven by final judicial adjudication that such person breached or filed to perform a duty owed to Associated which constituted a willful failure to deal fairly with Associated or its shareholders in connection with a matter in which the individual has a material conflict interest, a violation of criminal law unless the individual had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful, a transaction from which the individual derived an improper personal profit, or willful misconduct. Unless provided otherwise by a written agreement with such director, officer, employee or agent, such person’s right to indemnification is	The American National articles provide that each director, whether or not then in office, shall be indemnified by American National against all cost and expenses reasonably incurred by or imposed upon such director in connection with or resulting from any civil or criminal action, suit, or proceeding to which the director may be made apart by reason of being or having been an American National director, except in relation to matters in which the director has been adjudicated in such action, to have been derelict in the performance of such director’s duties. The right to indemnification under the American National articles includes a right to reimbursement of the amounts paid and expenses incurred in settling, compromising, or otherwise adjusting any such action when such disposition appears to be in the best interest of American National.

	Associated	American National
determined in accordance with Section 180.0855 of the WBCL or any successor thereto. In addition, the Associated bylaws provide that Associated may purchase and maintain insurance on behalf of any person who is a director, officer, employee or agent of Associated against any liability asserted against or incurred by the individual in any such capacity or arising out of his status as such, regardless of whether Associated is required or authorized to indemnify or allow expenses to the individual.

Anti-Takeover Provisions:	Under Section 180.1141 of the WBCL, a resident domestic corporation is prohibited from engaging in a business combination with an interested stockholder for a period of three years after the interested stockholder’s stock acquisition date, unless (i) the board of directors of the resident domestic corporation has approved, before the interested stockholder’s stock acquisition date, that business combination or the purchase of stock made by the interested stockholder on that stock acquisition date, (ii) the business combination is approved by the affirmative vote of the holders of a majority of the voting stock not beneficially owned by the interested stockholder at a meeting called for that purpose, or (iii) the business combination meets certain conditions set forth in Section 180.1141(2)(c) of the WBCL. In addition, the Associated articles require the affirmative vote of the holders of at least 80% of then-outstanding capital stock entitled to vote on the election of directors, voting for such purpose as one class.

Neither the American National articles nor the American National bylaws include any anti-takeover provisions.

Moreover, the Nebraska Shareholders Protection Act is not applicable to American National because American National is not a public corporation.

LEGAL MATTERS

The validity of the shares of Associated common stock to be issued by Associated in connection with the Merger will be passed upon by Randall J. Erickson, Executive Vice President, General Counsel and Corporate Secretary of Associated.

Certain U.S. federal income tax consequences of the Merger will be passed upon for Associated by Wachtell, Lipton, Rosen & Katz, New York, New York, counsel for Associated, and for American National by Alston & Bird LLP, Atlanta, Georgia, counsel for American National.

EXPERTS

The consolidated financial statements of Associated Banc-Corp as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2024 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Associated files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Associated, which can be accessed at https://www.sec.gov.

Documents filed by Associated with the SEC are available from Associated without charge. You may obtain documents filed by Associated with the SEC by requesting them in writing or by telephone from Associated at the following address:

Associated Banc-Corp

Attention: Investor Relations

433 Main Street

Green Bay, Wisconsin 54301

(920) 491-7500

Email: investor.relations@associatedbank.com

Documents filed with the SEC by Associated, including the registration statement on Form S-4, of which this information statement/prospectus forms a part, will also be available free of charge by accessing the “Financials” section of Associated’s website at https://investor.associatedbank.com, under the heading “Financials — SEC Filings.”

The web addresses of the SEC and Associated are included as inactive textual references only. Except as specifically incorporated by reference into this information statement/prospectus, information on those websites is not part of, and is not incorporated into, this information statement/prospectus.

Associated has filed a registration statement on Form S-4, of which this information statement/prospectus forms a part, under the Securities Act with the SEC with respect to Associated’s securities to be issued in the Merger. This document constitutes the prospectus of Associated filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

Statements contained in this information statement/prospectus, or in any document incorporated by reference into this information statement/prospectus, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Associated to incorporate by reference into this document documents filed with the SEC by Associated. This means that Associated can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that Associated files with the SEC will update and supersede that information. Associated incorporates by reference the documents listed below and any documents filed by Associated under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this information statement/prospectus and until the date that the offering is terminated:

Associated Filings (SEC File No. 001-35654)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2024, filed February 12, 2025

Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2025, filed April 29, 2025, June 30, 2025, filed July 29, 2025, and September 30, 2025, filed October 28, 2025

Associated Filings (SEC File No. 001-35654)	Periods Covered or Date of Filing with the SEC
Current Reports on Form 8-K (only those portions deemed to be filed)	Filed May 2, 2025, May 9, 2025 and December 4, 2025

Definitive Proxy Statement on Schedule 14A	Filed March 17, 2025

Description of Associated’s Securities, pursuant to Section 12 of the Exchange Act, and any amendment or report filed for purpose of updating those descriptions	Filed as Exhibit (4)(f) to Associated’s Form 10-K for the year ended December 31, 2024, filed February 12, 2025

Notwithstanding the foregoing, information furnished by Associated on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this information statement/prospectus. For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

In addition to being an information statement of American National, this document is the prospectus of Associated for the shares of its common stock that will be issued in connection with the Merger.

American National does not have a class of securities registered under Section 12 of the Exchange Act, and American National is not subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act and, accordingly, American National does not file documents or reports with the SEC.

If you are a American National shareholder and (a) have any questions concerning (i) the Merger or (ii) the information statement/prospectus or (b) would like additional copies of the information statement/prospectus without charge, please contact American National at the following address:

American National Corporation

Attention: Investor Relations

8990 West Dodge Road

Omaha, NE 68114

(800) 279-0007

These documents are available without charge upon written or oral request. If you request any documents from Associated or American National, then Associated or American National (as applicable) will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

This information statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities (including the securities offered by this document), or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in Associated’s or American National’s affairs since the date of this document. Neither Associated nor American National has authorized anyone to give any information or make any representation about the Merger or Associated or American National that is different from, or in addition to, that contained in this information statement/prospectus, the annexes hereto or in any of the materials that Associated has incorporated by reference into this information statement/prospectus. Therefore, if anyone gives you different or additional information, you should not rely on it. This information statement/prospectus is dated [    ]. You should not assume that the information is accurate as of any date other than that date, and neither its mailing to American National shareholders or Associated shareholders nor the issuance of shares of Associated common stock in the Merger will create any implication to the contrary. Neither Associated nor American National assumes any obligation to update the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law. The information contained in this document with respect to Associated was provided by Associated, and the information contained in this document with respect to American National was provided by American National.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

ASSOCIATED BANC-CORP

and

AMERICAN NATIONAL CORPORATION

DATED AS OF NOVEMBER 30, 2025

A-i

A-ii

EXHIBITS

Exhibit A – Voting Shareholders
Exhibit B – Form of Deposit Noncompetition Agreement
Exhibit C – Form of Written Consent
Exhibit D – Form of Bank Merger Agreement

SCHEDULES

Company Disclosure Schedule

Parent Disclosure Schedule

A-iii

INDEX OF DEFINED TERMS

Page

Agreement	A-1
Balance Sheet Date	A-13
Bank Merger	A-4
Bank Merger Agreement	A-4
Bank Merger Certificates	A-4
BHC Act	A-8
Capitalization Date	A-9
Certificates of Merger	A-2
Chosen Courts	A-67
Closing	A-2
Closing Date	A-2
Code	A-1
Company	A-1
Company 401(k) Plan	A-53
Company Acquisition Proposal	A-56
Company Articles	A-9
Company Audited Financial Statements	A-13
Company Bank	A-4
Company Benefit Plans	A-18
Company Board Representative	A-58
Company Bylaws	A-9
Company Common Stock	A-9
Company Contract	A-25
Company Disclosure Schedule	A-7
Company Financial Statements	A-13
Company Indemnified Parties	A-55
Company Leased Properties	A-28
Company Non-Voting Stock	A-9
Company Owned Properties	A-27
Company Real Property	A-28
Company Real Property Leases	A-28
Company Regulatory Agreement	A-26
Company Shareholder Approval	A-11
Company Stock Bonus Award	A-10
Company Stock Incentive Plan	A-10
Company Subsidiary	A-9
Company Tax Representative	A-58
Company Tax Treatment	A-47
Company Voting Stock	A-9
Confidentiality Agreement	A-51
Consulting Agreement	A-1
Continuing Employees	A-52
Deposit Noncompetition Agreements	A-1
Derivative Transactions	A-26
Effective Time	A-2
Enforceability Exceptions	A-11
Environmental Laws	A-26

A-iv

Page
ERISA	A-18
ERISA Affiliate	A-19
Exception Shares	A-3
Exchange Act	A-12
Exchange Agent	A-5
Exchange Fund	A-5
Exchange Ratio	A-3
FDIC	A-9
Federal Banking Agencies	A-22
Federal Reserve Board	A-12
GAAP	A-8
Governmental Entity	A-12
Intellectual Property	A-29
Liens	A-10
Loans	A-30
Material Adverse Effect	A-8
Materially Burdensome Regulatory Condition	A-50
Merger	A-1
Merger Consideration	A-3
Multiemployer Plan	A-19
Multiple Employer Plan	A-19
Nebraska Secretary	A-2
New Certificates	A-5
New Plans	A-53
NMBCA	A-2
NYSE	A-6
OCC	A-12
Old Certificate,	A-3
OREO	A-47
Parent	A-1
Parent 401(k) Plan	A-53
Parent Bank	A-4
Parent Bylaws	A-33
Parent Charter	A-33
Parent Common Stock	A-3
Parent Contract	A-40
Parent Disclosure Schedule	A-32
Parent Preferred Stock	A-33
Parent Regulatory Agreement	A-41
Parent Reports	A-36
Parent Share Closing Price	A-6
Parent Subsidiary	A-33
Pass-Through Tax Return	A-58
Permitted Encumbrances	A-28
Personal Data	A-21
Personal Effects Side Letter	A-1
Pre-Closing Tax Period	A-58
Regulatory Agencies	A-12
Related Parties	A-29
Related Party Agreement	A-29

A-v

Page
Representatives	A-56
Requisite Regulatory Approvals	A-60
S-4	A-12
SEC	A-12
Securities Act	A-36
Shareholders’ Agreement	A-1
SRO	A-12
Subsequent Unaudited Monthly Financial Statements	A-51
Subsidiary	A-9
Surviving Corporation	A-1
Takeover Restrictions	A-30
Tax	A-17
Tax Contest	A-59
Tax Return	A-18
Taxes	A-17
Termination Date	A-63
Treasury Regulations	A-18
Unaudited 1H 2025 Financial Statements	A-13
Unaudited Monthly Financial Statements	A-13
Volcker Rule	A-22
Voting Shareholders	A-1
WBCL	A-2
Wisconsin DFI	A-2
Written Consent	A-2

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 30, 2025 (this “Agreement”), by and between Associated Banc-Corp, a Wisconsin corporation (“Parent”), and American National Corporation, a Nebraska corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the boards of directors of Parent and the Company have determined that it is advisable and in the best interests of their respective companies and their shareholders to enter into this Agreement, pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into Parent (the “Merger”), so that Parent is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent’s willingness to enter into this Agreement, John F. Kotouc, the Co-Chairman and Co-Chief Executive Officer of the Company and Executive Co-Chairman of the Company Bank (as defined herein) is entering into a consulting agreement (the “Consulting Agreement”) with Parent and/or Parent Bank (as defined herein);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent’s willingness to enter into this Agreement, John F. Kotouc and Wende Kotouc are entering into a side letter (the “Personal Effects Side Letter”) with Parent and/or Parent Bank;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent’s willingness to enter into this Agreement, each shareholder of the Company listed on Exhibit A (the “Voting Shareholders”) is entering into a Transfer, Voting and Registration Rights Agreement pursuant to which, among other things, each Voting Shareholder agrees to certain transfer restrictions and voting arrangements with respect to the Parent Common Stock (as defined below) and Parent agrees to register the sale of Parent Common Stock by the Voting Shareholders as provided therein (the “Shareholders’ Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent’s willingness to enter into this Agreement, certain Voting Shareholders and their affiliates are entering into one or more Deposit Noncompetition Agreements in the form attached hereto as Exhibit B (the “Deposit Noncompetition Agreements”), pursuant to which, among other things, such Voting Shareholders or their affiliates agree not to establish new depository relationships with competitors of the Company Bank and, following the Merger, Parent Bank (in each case as defined below);

WHEREAS, immediately following the execution and delivery of this Agreement, all holders of Company Voting Stock (as defined herein) are executing and delivering to Parent duly executed counterparts to a written consent in the form attached hereto as Exhibit C, constituting the vote necessary to obtain the Company Shareholder Approval (the “Written Consent”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Wisconsin Business Corporation Law, as amended (the “WBCL”), and the Nebraska Model Business Corporation Act, as amended (the “NMBCA”), at the Effective Time, the Company shall merge with and into Parent. Parent shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Wisconsin. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

1.2 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Central Standard Time, remotely via the electronic exchange of closing deliveries, on a date which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), unless another date, time or place is agreed to in writing (email being sufficient) by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3 Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, Parent and the Company shall cause to be filed a certificate of merger with respect to the Merger as provided under the WBCL with the Wisconsin Department of Financial Institutions (the “Wisconsin DFI”) and a certificate of merger with respect to the Merger as provided under the NMBCA with the Secretary of State of the State of Nebraska (the “Nebraska Secretary” and such certificates of merger as may be required, the “Certificates of Merger”). The Merger shall become effective as of the date and time specified in the Certificates of Merger in accordance with the relevant provisions of the WBCL and the NMBCA, or at such other date and time as shall be provided by applicable law (such date and time, the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, all assets of the Company as they exist at the Effective Time shall pass to and vest in the Surviving Corporation without any conveyance or other transfer, the Surviving Corporation shall be responsible for all liabilities of every kind and description of the Company as they exist as of the Effective Time, and the Merger shall have the effects set forth in the applicable provisions of the WBCL and the NMBCA and this Agreement.

1.5 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, or the holder of any of the following securities:

(a) Subject to Section 2.2(e), each share of the Company Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock owned by the Company as treasury stock or otherwise owned by the Company or Parent (in each case other than shares of Company Common Stock (A) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, and (B) held, directly or indirectly, in respect of debts previously contracted (collectively, the “Exception Shares”)), shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive 36.250 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock” and such consideration, the “Merger Consideration”).

(b) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of a fractional share which the shares of Company Common Stock represented by such Old Certificate would have otherwise been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case without any interest thereon. Old Certificates previously representing shares of Company Common Stock shall be exchanged for the Merger Consideration and the other amounts specified in the immediately preceding sentence, including evidence of shares in book-entry form representing whole shares of Parent Common Stock as set forth in Section 1.5(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or extraordinary distribution (for the avoidance of doubt, not including the cash dividend provided for in Section 5.2(b)(ii) of the Company Disclosure Schedule), an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this sentence shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company or Parent (in each case other than the Exception Shares) immediately prior to the Effective Time shall be cancelled and shall cease to exist, and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.6 Parent Common Stock. At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.7 Articles of Incorporation of Surviving Corporation. At the Effective Time, the amended and restated articles of incorporation, as amended, of Parent, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8 Bylaws of Surviving Corporation. At the Effective Time, the amended and restated bylaws of Parent, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9 Tax Consequences. The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.10 Bank Merger. Immediately following the Effective Time or at such later time and date as Associated may determine in its sole discretion, American National Bank, a national banking association and a wholly owned Subsidiary of the Company (“Company Bank”), will merge with and into Associated Bank, National Association, a national banking association and a wholly owned Subsidiary of Parent (“Parent Bank” and such merger, the “Bank Merger”). Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. Promptly after the date of this Agreement, Parent Bank and Company Bank shall enter into an agreement and plan of merger in substantially the form attached hereto as Exhibit D (the “Bank Merger Agreement”). Each of Parent and the

Company shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of Parent Bank and Company Bank, respectively. Prior to the Effective Time, the Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger (“Bank Merger Certificates”).

ARTICLE II

EXCHANGE OF SHARES

2.1 Parent to Make Merger Consideration Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) evidence in book-entry form, representing shares of Parent Common Stock to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock (collectively, referred to herein as “New Certificates”), and (b) an amount in cash constituting the aggregate cash in lieu of any fractional shares to be paid to holders of Company Common Stock pursuant to Article I (such New Certificates and cash described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto payable in accordance with Section 2.2(b), collectively, the “Exchange Fund”).

2.2 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter (or the first business day thereafter if such tenth (10th) day is not a business day), Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration and any cash in lieu of fractional shares to be issued or paid in consideration therefor in accordance with Section 2.2(e) as well as any dividends or distributions to be paid pursuant to Section 2.2(b). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor (i) a New Certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (x) any cash in lieu of a fractional share which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Common Stock which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates or otherwise pursuant to this Agreement, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former holder who otherwise would be entitled to receive such fractional share an amount in cash (rounded down to the nearest cent) determined by multiplying (i) the average of the closing sale prices of Parent Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the trading day immediately preceding the Closing Date (the “Parent Share Closing Price”) by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Article I. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f) Any portion of the Exchange Fund that remains unclaimed by the holders of Company Common Stock for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any former holders of Company Common Stock who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Each of Parent, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, the Exchange Agent or any other applicable withholding agent, as the case may be, and paid over to the appropriate governmental authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made by Parent, the Exchange Agent or such other applicable withholding agent, as the case may be.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares and any unpaid dividends and distributions on the Parent Common Stock pursuant to Section 2.2(b) deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in a corresponding section of the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”); provided, (a) no disclosure is required to be made as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of a disclosure in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on the face of the disclosure that such disclosure applies to such other sections notwithstanding the absence of a specific cross reference, the Company hereby represents and warrants to Parent as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing (or local equivalent) under the laws of the State of Nebraska and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”) that has elected to be treated as a financial holding company under the BHC Act. The Company has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. The Company is duly licensed or qualified to do business and in good standing (or local equivalent) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing (or local equivalent) would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements or interpretations thereof, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornadoes, floods or other natural disasters or from any outbreak of any disease or other public health event, (E) public disclosure of the execution of this Agreement, public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred unless otherwise excluded under this definition); except, with respect to subclauses (A), (B), (C) or (D) above, to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other banks and their holding companies operating principally in the areas in which such party and its Subsidiaries are located) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the term “Subsidiary,” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such person for financial reporting purposes. True and complete copies of the articles of incorporation of the Company, as amended (the “Company Articles”) and the bylaws of the Company, as amended (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent. True and complete copies of the organizational documents of Company Bank, as in effect as of the date of this Agreement, have previously been made available by the Company to Parent. The Company is not in violation of any of the provisions of the Company Articles or the Company Bylaws, and Company Bank is not in violation of any provisions of the organizational documents of Company Bank.

(b) Except, in the case of clauses (ii) and (iii) below only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized, licensed and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing (or local equivalent) in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing (or local equivalent) and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of the Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of the Company, threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company as of the date hereof.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 600,000 shares of voting stock, par value $1.00 per share, of the Company (“Company Voting Stock”) and (ii) 400,000 shares of non-voting stock, par value $0.01 per share, of the Company (“Company Non-Voting Stock” and, together with the Company Voting Stock, the “Company Common Stock”). As of November 30, 2025 (the “Capitalization Date”), no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, other than (i) 418,728 shares of Company Voting Stock issued and outstanding, (ii) 207,777 shares of Company Non-Voting Stock issued and outstanding, (iii) 181,272 shares of Company Voting Stock held in treasury, and (iv) 192,223 shares of Company Non-Voting Stock held in treasury. As of the date of this Agreement, except as set forth in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote are issued or outstanding. No trust preferred or subordinated debt securities of the Company are issued or outstanding. Other than awards in respect of shares of Company Common Stock granted under the Company Stock Incentive Plan effective as of January 1, 2024 and the award agreements thereunder (the “Company Stock Incentive Plan”), that are outstanding immediately prior to the Effective Time (the “Company Stock Bonus Awards”) issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. The aggregate dollar value as of the date hereof of all awards under the Company Stock Incentive Plan is $6,625,000 and the maximum aggregate dollar value as of immediately prior to the Closing Date of all shares of Company Common Stock issued in satisfaction of awards under the Company Stock Incentive Plan will not exceed $6,625,000, other than in respect of any incremental cash amount paid as expressly permitted pursuant to Section 5.2(b)(iii) of the Company Disclosure Schedule. Under resolutions adopted by the board of directors of the Company, the number of shares of Company Non-Voting Stock to be issued in respect of amounts under the Company Stock Incentive Plan will be determined as set forth in Section 5.2(b)(iii) of the Company Disclosure Schedule.

(b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which the Company or any of the Company Subsidiaries has a contractual or other obligation with respect to the voting or transfer of Company Common Stock or other equity interests of the Company. Other than the Company Stock Bonus Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any of its Subsidiaries) are outstanding. No Subsidiary of the Company owns any shares of capital stock of the Company.

(c) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Company Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(d) Section 3.2(d) of the Company Disclosure Schedule contains a true, correct and complete list of the record holders of shares of Company Common Stock and Company Stock Bonus Awards as of the Capitalization Date, containing each such holder’s name, address and the number of shares of Company Common Stock and/or Company Stock Bonus Awards, as applicable, held of record by such holder, which shareholders’ list is in all respects accurate as of such date.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, upon receipt of the Written Consent, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the board of directors of the Company. The board of directors of the Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of the Company and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of not less than the minimum number of outstanding shares of Company Voting Stock required to approve this Agreement under the NMBCA, the Company Articles and the Company Bylaws (the “Company Shareholder Approval”), which will be satisfied by the delivery of the Written Consent, and the adoption and approval of the Bank Merger Agreement by (i) the board of directors of Company Bank and (ii) the Company and members of the Company Bank’s board of directors as its sole shareholders, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or their parent companies or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b) Subject to the receipt of the Written Consent, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles or the Company Bylaws or comparable governing documents of any Company Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form S-4 in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (f) the filing of the Certificates of Merger with the Nebraska Secretary pursuant to the NMBCA and the Wisconsin DFI pursuant to the WBCL, as applicable, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the NYSE, no notices to, consents or approvals of or non-objections of, waivers or authorizations by, or applications, filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation of the Merger and the other transactions contemplated hereby (including the Bank Merger). As used in this Agreement, “SRO” means (A) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (B) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5 Reports. The Company and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with (i) any state regulatory authority, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the OCC, (v) any foreign regulatory authority, (vi) any SRO and (vii) any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over the parties or their respective Subsidiaries (clauses (i) – (vii) above, together with the SEC, collectively, “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2023, in each case, which would reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.6 Financial Statements.

(a) The Company has previously made available to Parent copies of the following financial statements (the “Company Audited Financial Statements”), copies of which are attached as Section 3.6(a) of the Company Disclosure Schedule: (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of March 31, 2024 and 2023, and the related audited consolidated statements of income and cash flow for the years then ended, (ii) the unaudited consolidated balance sheet and the related unaudited consolidated statement of income of the Company and its Subsidiaries as of and for the six (6)-month period ended September 30, 2025 (the “Unaudited 1H 2025 Financial Statements”), (iii) the unaudited consolidated balance sheet and the related unaudited consolidated statement of income of the Company and its Subsidiaries (the “Unaudited Monthly Financial Statements” and, together with the Company Audited Financial Statements and the Unaudited 1H 2025 Financial Statements, the “Company Financial Statements”) as of and for the month ended October 31, 2025 (such date, the “Balance Sheet Date”), and (iv) the call report of each of the Company’s depository Subsidiaries for the years ended March 31, 2024 and 2023. The Company Financial Statements (x) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (y) fairly present in all material respects the consolidated results of operations, cash flows, and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), and (z) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, since January 1, 2023, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date hereof, Forvis Mazars,

LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of the Company and its Subsidiaries. Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, since January 1, 2023, the Company has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting. Since January 1, 2023, the Company has not experienced or effected any material change in internal control over financial reporting.

(c) Since January 1, 2023, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or Representative (as defined below) of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors of the Company or any committee thereof or similar governing body of any Company Subsidiary or any committee thereof, or, to the knowledge of the Company, to any director or officer of the Company or any Company Subsidiary.

(d) The books and records kept by the Company and any of its Subsidiaries are maintained in all material respects in accordance with applicable laws and accounting requirements and, to the knowledge of the Company, are, in the aggregate, complete and accurate in all material respects.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s financial statements.

3.7 Undisclosed Liabilities. Except for (a) those liabilities that are set forth in the Company Financial Statements, and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and that are not, individually or in the aggregate, material to the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on the Company Financial Statements if it had existed on or before the Balance Sheet Date.

3.8 Broker’s Fees. Neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement other than Piper Sandler & Co. A true and complete copy of the engagement letter with Piper Sandler & Co. in connection with this Agreement and the transactions contemplated hereby has been made available to Parent.

3.9 Absence of Certain Changes or Events.

(a) Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Since December 31, 2024 through the date of this Agreement, except with respect to the transactions contemplated hereby, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course, and, except with respect to the transactions contemplated hereby or as otherwise made available to Parent, have not taken any action that would have been prohibited or required the approval of Parent pursuant to Sections 5.2(b)(ii), 5.2(c), 5.2(d), 5.2(e), 5.2(i), 5.2(j), 5.2(k), 5.2(l) or 5.2(q) if taken after the date hereof and prior to the Closing.

3.10 Legal Proceedings.

(a) Neither the Company nor any of its Subsidiaries is or, since January 1, 2023, has been, a party to any, and there are not and have not been since January 1, 2023, any, pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers (i) that would reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or (ii) of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby.

(b) There is no, and has not been since January 1, 2023, any material injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

3.11 Taxes and Tax Returns.

(a) The Company is, and at all times since January 1, 1998, has been, and through the Closing Date will be, a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code (and any analogous provisions of applicable state or local law). Each Subsidiary of the Company is and through the Closing Date will be a validly electing “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (and any similar provision of applicable state or local law), or otherwise is treated as disregarded as an entity separate from its owner in accordance with Treasury Regulations Section 301.7701-3 (and any similar provision of applicable state, local or foreign law). The Company is not and through the Closing Date will not be liable for any material Tax under Sections 1374 or 1375 of the Code (or any similar provision of applicable state, local or foreign law).

(b) Each of the Company and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. The Company and its Subsidiaries do not have any material liability for Taxes in excess of the amount reserved or provided for on their financial statements. Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Each of the Company and its Subsidiaries has complied in all material respects with all information reporting and backup withholding provisions of applicable law, including the collection, review and retention of any required withholding certificates or comparable documents and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect (other than from extensions to file Tax Returns in the ordinary course).

(c) No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been resolved in full. There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any material Taxes of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has been informed in writing in the past three (3) years by any jurisdiction that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed or was liable for any amount of Taxes that was not paid. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any Governmental Entity with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries that would bind the Company or such Subsidiary in any taxable period (or portion thereof) ending after the Closing. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (i) exclusively between or among the Company and its Subsidiaries or (ii) entered into in the ordinary course of business which does not primarily relate to Taxes).

(d) Neither the Company nor any of its Subsidiaries (A) is or has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or any of its Subsidiaries) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (other than as a result of any agreement or arrangement entered into in the ordinary course of business which does not primarily relate to Taxes). Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign law).

(e) Neither the Company nor any of its Subsidiaries has taken any action outside the ordinary course of business that could be reasonably expected to defer a liability for material Taxes of the Company or any of its Subsidiaries from any taxable period (or portion thereof) ending on or prior to the Closing Date, to any taxable period (or portion thereof) beginning after the Closing Date. Neither the Company nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such material adjustment or change in accounting method, in each case, in the past three years. Neither the Company nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in any accounting method with respect to Taxes. At no time during the past five years has the Company or any of its Subsidiaries been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither the Company nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.

(f) Neither the Company nor any of its Subsidiaries has, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country.

(g) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments in the nature of a tax together with all penalties and additions to tax and interest thereon.

(h) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

(i) As used in this Agreement, the term “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code.

3.12 Employees and Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, medical, life, retiree medical or life insurance, pension or retirement, supplemental retirement, severance plans, programs, agreements or arrangements, and all retention, bonus, employment, severance plans, programs or arrangements that the Company or any of its Subsidiaries maintains, contributes to, sponsors, by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries has any direct or indirect liability, for the benefit of any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries.

(b) The Company has heretofore made available to Parent true and complete copies of each Company Benefit Plan and the following related documents, to the extent applicable: (i) the current plan document (or for an unwritten material Company Benefit Plan, a written description of the material terms thereof) and the current trust agreement or other funding documents, (ii) all summary plan descriptions and amendments and material modifications, (iii) the annual report (Form 5500), if any, filed with the IRS for the last two (2) plan years, (iv) the most recently received IRS determination letter, if any, relating to any such Company Benefit Plan, (v) the most recently prepared actuarial report for each such Company Benefit Plan (if applicable) for each of the last two (2) years and (vi) all material non-routine correspondence received from or sent to any Governmental Entity since January 1, 2023.

(c) Each Company Benefit Plan has been established, operated, maintained and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither the Company nor any of its Subsidiaries has, within the prior three (3) years, taken any material correction action or made a filing under any voluntary correction program of the IRS, Department of Labor or any Governmental Entity with respect to any Company Benefit Plan.

(d) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS with respect to such qualification, which letter has not been revoked (nor has revocation been threatened), or is in a form that is the subject of a favorable advisory or opinion letter from the IRS, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would have a material adverse effect on the qualified status of any such Company Benefit Plan.

(e) Section 3.12(e) of the Company Disclosure Schedule contains a list of all Company Benefit Plans that are nonqualified deferred compensation or salary continuation arrangements, including (i) the amount of all future benefit payments owed on behalf of each participant, which amounts, as of the date of this Agreement, have been accrued in accordance with GAAP on the Company Financial Statements and will be, as of the Closing Date, accrued to the extent necessary to make full and final payments under any such arrangements or fully paid and which amount of all future benefit payments are fully funded; and (ii) the amount of any funding and source of such funding. Each Company Benefit Plan has been maintained in documentary and operational compliance, in all material respects, with Section 409A of the Code and the regulations thereunder or an available exemption therefrom.

(f) No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and none of the Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, maintained, sponsored, contributed to or been obligated to contribute to any plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. For purposes of this Agreement, “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA .

(g) None of the Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, maintained, sponsored, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”).

(h) Neither the Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance or any other welfare benefits for any current or former employees or other service providers or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar state or local law.

(i) All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company in accordance with GAAP.

(j) There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that may reasonably be likely to give rise to a material claim or lawsuit, against any Company Benefit Plan, any fiduciaries thereof.

(k) To the knowledge of the Company, there has not been any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any of the Company Benefit Plans or their related trusts, the Company, or any of its Subsidiaries or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) Except as disclosed under Section 3.12(l), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer or director of the Company or any of its Subsidiaries to any payment or benefit, including severance pay, accrued pension benefit, or a change in control bonus or retention payment, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer or director of the Company or any of its Subsidiaries, (iii) accelerate the timing of or trigger any funding obligation under a rabbi trust or similar funding vehicle under any Company Benefit Plan or (iv) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, or terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

(m) No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be a “parachute payment” within the meaning of Section 280G of the Code because all payments are exempt under Section 280G(b)(5)(A)(i) of the Code.

(n) No Company Benefit Plan provides for, and the Company does not have any obligation to provide, the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(o) There are, and since January 1, 2023 have been, no pending or, to the knowledge of the Company, threatened labor grievances or unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are or have ever been party to or bound by any collective bargaining or similar agreement with any labor union, works council or similar labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, and, to the knowledge of the Company, there are, and since January 1, 2023 have been, no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries.

(p) The Company and its Subsidiaries are in compliance in all material respects with, and since January 1, 2023 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, worker classification (including the proper classification of workers as independent contractors and consultants and employees as exempt or non-exempt), equitable pay practices, employee privacy rights, labor disputes, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, employee immigration matters, family and medical leave, occupational safety and health, and other laws in respect of any reduction in force (including notice, information and consultation requirements). There are no claims or actions pending or, to the Company’s knowledge, threatened, between the Company or any of its Subsidiaries and any employee or other service provider of the Company or any of its Subsidiaries.

(q) Since January 1, 2023, (i) the Company and its Subsidiaries have reasonably investigated and responded to all written allegations related to sexual harassment or misconduct, or other unlawful discrimination or retaliation, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or misconduct or other unlawful discrimination by any current or former member of the board of directors of the Company or any current or former executive officer of the Company.

3.13 Compliance with Applicable Law.

(a) The Company and each of its Subsidiaries hold, and have at all times since January 1, 2023 held, all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. The Company does not have knowledge of, and neither the Company nor any Subsidiary has received notice of, any material violations since January 1, 2023 of any licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties or any applicable law, and to the knowledge of the Company, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit or authorization is threatened.

(b) Except as would not reasonably be likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to the Company or any of its Subsidiaries, including (to the extent applicable to the Company or its Subsidiaries) all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau (“CFPB”), the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c) Company Bank has a Community Reinvestment Act rating of “satisfactory” or better. The Company and each of its affiliates and subsidiaries have complied in all material respects with and are not in material default or violation under 12 U.S.C. § 1851 and the regulations promulgated by the Federal Reserve Board and the OCC (the Federal Reserve Board and the OCC, together, “Federal Banking Agencies”) in connection therewith (the “Volcker Rule”). Section 3.13(c) of the Company Disclosure Schedule sets forth (i) all Company affiliates and subsidiaries (including the Company) engaged in proprietary trading (as defined in the Volcker Rule) that would be prohibited upon application of the Volcker Rule and (ii) all covered funds (as defined in the Volcker Rule) that the Company or any of its affiliates or subsidiaries sponsors or invests in that would be prohibited upon application of the Volcker Rule. For the purpose of the preceding two (2) sentences, “affiliate” and “subsidiary” shall have their respective meanings under 12 U.S.C. § 1813.

(d) The Company maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data.

(e) Without limitation, none of the Company or any of its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law,

(iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(f) As of the date hereof, the Company, Company Bank and each other insured depository institution Subsidiary of the Company is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither the Company nor any of its Subsidiaries has received any indication from a Governmental Entity that its status as “well-capitalized” or that Company Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

(g) Except as would not reasonably be likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, since January 1, 2023, (i) the Company and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations, (ii) none of the Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account and (iii) neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral, customer demands, complaints or other communications that are unresolved and which assert facts or circumstances that would, if true, constitute a breach of trust with respect to any fiduciary or agency account.

3.14 Certain Contracts.

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Company Benefit Plan):

(i) which contains a provision that restricts the conduct of any line of business by the Company or any of its Subsidiaries or upon consummation of the Merger will restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region;

(ii) that is a contract with one of the Company’s top ten (10) suppliers, based on the aggregate amount spent by the Company and its Subsidiaries with respect to such supplier during the twelve (12) months ended December 31, 2024;

(iii) which contains a provision prohibiting the Company or its Subsidiaries or upon consummation of the Merger will prohibit the Surviving Corporation or any of its affiliates from soliciting customers, clients or employees;

(iv) which is a collective bargaining agreement or similar agreement with any labor organization;

(v) any of the material benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Written Consent or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vi) (A) that is an agreement for the incurrence of indebtedness by the Company or any of its Subsidiaries, including any debt for borrowed money, obligations evidenced by notes, debentures or similar instruments, sale and leaseback transactions, capitalized or finance leases and other similar financing arrangements, or any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by the Company or any of its Subsidiaries of, or any similar commitment by the Company or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B) above, in the principal amount of $1,000,000 or more;

(vii) that is any alliance, cooperation, joint venture, shareholders’, partnership or similar agreement involving a sharing of profits or losses relating to the Company or any of its Subsidiaries;

(viii) any broker, distributor, dealer, agency, sales promotion, customer or client referral, underwriter, administrative services, market research, market consulting or advertising agreement;

(ix) that grants or contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by the Company or any of its Subsidiaries or (D) right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries, taken as a whole;

(x) which creates future payment obligations in excess of $250,000 per annum (other than any such contracts which are terminable by the Company or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), other than extensions of credit, other customary banking products offered by the Company or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business consistent with past practice;

(xi) that is a settlement, consent or similar agreement and contains any material continuing obligations of the Company or any of its Subsidiaries;

(xii) that relates to the acquisition or disposition of any person, business or asset and under which the Company or its Subsidiaries have or may have material ongoing obligations or liabilities (including with respect to any “earn-out,” contingent purchase price or similar contingent payment obligation, or any material indemnification liability after the date hereof);

(xiii) that is any lease or other similar contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments for the lease year that includes December 31, 2024, as applicable, were in excess of $250,000;

(xiv) that is any contract or agreement that (A) grants the Company or one of its Subsidiaries any right to use any Intellectual Property (other than “shrink-wrap,” “click-wrap” or “web-wrap” licenses in respect of commercially available software) and that provides for annual payments in excess of $150,000, (B) permits any third person (including pursuant to any license agreement, coexistence agreements and covenants not to use) to use, enforce or register any Intellectual Property that is owned by the Company or any of its Subsidiaries and that is material to their business, taken as a whole or (C) restricts the right of the Company or one of its Subsidiaries to use or register any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries; or

(xv) that relates to the pledge of or Lien on any material assets of the Company or its Subsidiaries.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract” and neither the Company nor any of its Subsidiaries has knowledge of, or has received written, or to the knowledge of the

Company, oral notice of, any violation of any the Company Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company has made available to Parent true, correct and complete copies of each Company Contract in effect as of the date hereof.

(b) In each case, except as would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole: each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, the Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Contract, to the knowledge of the Company, each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any counterparty thereto, under any such Company Contract.

3.15 Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that, in any material respect, relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing or, to the knowledge of the Company, orally, since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

3.16 Derivative Instruments. (a) All Derivative Transactions, whether entered into for the account of the Company or one of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business of the Company and its Subsidiaries and in compliance in all material respects with applicable laws and other policies, practices and procedures employed by the Company and its Subsidiaries, as applicable, and are legal, valid and binding obligations of the Company or one of their respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by Enforceability Exceptions), and are in full force and effect; (b) the Company and its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent required, and, to the knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder; and (c) the financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP. As used herein, “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.17 Environmental Matters. Except as would not reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance, and, since January 1, 2023, have complied, with all federal, state and local laws, regulations, orders, decrees, permits, authorizations, common laws and other legal requirements relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of the Company, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be likely to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of the Company, threatened against the Company, which liability or obligation would reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. There has been no written third-party environmental site assessment conducted since January 1, 2023 assessing the presence of hazardous materials located on any property owned or leased by the Company or any of its Subsidiaries that is within the possession or control of the Company and its affiliates as of the date of this Agreement that has not been made available to Parent prior to the date of this Agreement.

3.18 Investment Securities.

(a) Except as would not reasonably be likely to have a Material Adverse Effect on the Company, each of the Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the Company Financial Statements and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(b) The Company and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of their respective businesses, and the Company and its Subsidiaries have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects.

3.19 Real Property.

(a) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company or a Company Subsidiary has good and marketable title to all of the real property reflected in the latest audited balance sheet included in the Company Audited Financial Statements as being owned by the Company or a Subsidiary of the Company or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all material Liens, except statutory Liens securing payments not yet due, Liens for real property Taxes not yet due and payable, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and is the lessee of all leasehold estates reflected in the latest audited Company Audited Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all material Liens of any nature created by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other person, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the leases, subleases, licenses or other contracts (including all amendments, modifications and supplements thereto) (the “Company Real Property Leases”), and each such Company Real Property Lease is valid without material default thereunder by the lessee or, to the knowledge of the Company, the lessor. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against any Company Real Property.

(b) Except as set forth in Section 3.19(b) of the Company Disclosure Schedule, no person other than the Company and its Subsidiaries has (i) any right in any of the Company Owned Properties or, to the Company’s knowledge, any right to use or occupy any portion of the Company Owned Properties or (ii) to the Company’s knowledge, any right to use or occupy any portion of the Company Leased Properties.

(c) Each of the Company Real Property Leases is valid and binding on the Company or its applicable Subsidiary and is in full force and effect, and there exists no material default or event of default or event, occurrence, condition or act, with respect to the Company or its Subsidiaries or, to the knowledge of the Company, with respect to the other parties thereto, which, with the giving of notice or the lapse of time, or both, would become a material default or event of default thereunder.

3.20 Intellectual Property. The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (a) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property; (b) no person has asserted to the Company in writing that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (c) to the knowledge of the Company, no person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to the Company or its Subsidiaries; (d) neither the Company nor any Company Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary; and (e) since January 1, 2023, no third party has gained unauthorized access to any information technology networks or assets controlled by and material to the operation of the business of the Company and its Subsidiaries. Except as would not reasonably be likely to have a Material Adverse Effect on the Company and its Subsidiaries, the Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, trade names, brand names, Internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto and any re-examinations, renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and know-how (including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person); writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.21 Related Party Transactions. Other than agreements or arrangements that are part of normal and customary terms of an individual’s employment or service as a director, officer or employee, there are (a) no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director, officer or shareholder (or, to the Company’s knowledge, any member of such shareholder’s family or any trusts or other entities established for the benefit of such shareholder or members of such shareholder’s family) of the Company or any of its Subsidiaries (other than the Company or its Subsidiaries) (collectively, “Related Parties”), on the other hand, (b) no agreements or arrangements pursuant to which any Related Party or any affiliate of any Related Party or other entity in which one or more Related Parties directly or indirectly owns five percent (5%) or more of any class of equity securities (in each case other than (x) the Company and its direct or indirect wholly owned Subsidiaries and (y) persons who would be covered by clause (b) above but for this clause (y) only as a result of an equity ownership interest in the Company of less than five percent (5%)) is a party and the Company or any Company Subsidiary receives or provides services or goods or otherwise has any other liabilities, obligations or restrictions, and (c) no personal assets of any of the Related Parties that are (x) stored on Company properties (other than as reflected in the Personal Effects Side Letter), (y) used in the business of the Company or any of its Subsidiaries or (z) reflected in the Company Financial Statements (any such agreement or arrangement, except the Shareholders’ Agreement, a “Related Party Agreement”).

3.22 Takeover Restrictions. The board of directors of the Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable provisions of the takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the Company Articles or Company Bylaws (any such laws, collectively with any similar provisions of applicable articles of incorporation, bylaws and other similar governing documents, “Takeover Restrictions”).

3.23 Reorganization. The Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24 Opinion. Prior to the execution of this Agreement, the board of directors of the Company has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Piper Sandler & Co., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration to be received in the Merger by the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock (other than the Exception Shares). Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25 Company Information. The information relating to the Company and its Subsidiaries that is provided by the Company or its Representatives specifically for inclusion in the S-4 or any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the S-4.

3.26 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.26(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Company or any Subsidiary of the Company is a creditor and under the terms of which the obligor was, as of June 30, 2025, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 3.26(a) of the Company Disclosure Schedule is a true, correct and complete list of (A) all the Loans of the Company and its Subsidiaries that, as of June 30, 2025, were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Troubled Debt Restructuring,” “Monitored” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of the Company or any of its Subsidiaries that, as of June 30, 2025, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Except as would not reasonably be expected to be material to the Company, each Loan of the Company or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is, to the Company’s knowledge, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be material to the Company, each outstanding Loan of the Company or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), and with all applicable federal, state and local laws, regulations and rules.

(d) Section 3.26(d) of the Company Disclosure Schedule sets forth a list of all Loans as of the date hereof by the Company and its Subsidiaries to any director, executive officer and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries. There are no Loans to employees, officers, directors or other affiliates where the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated and all such Loans are and were originated in compliance in all material respects with all applicable laws.

3.27 Insurance. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (a) the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and neither the Company nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.28 No Investment Adviser or Broker-Dealer Subsidiary.

(a) Neither the Company nor any Subsidiary of the Company serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

(b) Neither the Company nor any Subsidiary of the Company is a broker-dealer required to be registered under the Exchange Act with the SEC.

3.29 No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in this Article III or in any certificate delivered by or on behalf of the Company pursuant to this Agreement, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article III or in any certificate delivered by or on behalf of the Company pursuant to this Agreement, any oral or written information presented to Parent or any of its affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) The Company acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV or in any certificate delivered by or on behalf of Parent pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (i) as disclosed in a corresponding section of the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedule”); provided, (a) no disclosure is required to be made as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of a disclosure in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on the face of the disclosure that such disclosure applies to such other sections notwithstanding the absence of a specific cross reference and (ii) as disclosed in any Parent Reports publicly filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:

4.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing (or local equivalent) under the laws of the State of Wisconsin and is a bank holding company duly registered under the BHC Act. Parent has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Parent is duly licensed or qualified to do business and in good standing (or local equivalent) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing (or local equivalent) would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent. True and complete copies of the amended and restated articles of incorporation of Parent, as amended (“Parent Charter”), and amended and restated bylaws of Parent (“Parent Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

(b) Except, in the case of clauses (ii) and (iii) below only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized, licensed and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing (or local equivalent) in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing (or local equivalent) and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Parent that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Parent, threatened. Section 4.1(b) of the Parent Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Parent as of the date hereof.

4.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock and 750,000 shares of preferred stock, par value $1.00 per share (“Parent Preferred Stock”). As of October 31, 2025, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding, other than (i) 165,927,302 shares of Parent Common Stock issued and outstanding (822,653 of which are granted in respect of outstanding restricted stock unit awards), (ii) 1,601,997 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding stock options, (iii) 8,325,373 shares of Parent Common Stock reserved for issuance for future grants under Parent’s equity compensation plans, (iv) 25,418,740 shares of Parent Common Stock held in treasury, and (v) 100,000 shares of Parent’s 5.875% Non-Cumulative Perpetual Preferred Stock, Series E, and 100,000 shares of Parent’s 5.625% Non-Cumulative Perpetual Preferred Stock, Series F, issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since October 31, 2025 resulting from the exercise, vesting or settlement of any Parent equity awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Parent issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent may vote are issued or outstanding.

(b) Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent.

(c) Except as set forth in Section 4.2(c) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Parent Subsidiary, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the board of directors of Parent. The board of directors of Parent has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Parent and its shareholders. Except for the adoption and approval of the Bank Merger Agreement by the board of directors of Parent Bank and Parent as its sole shareholder, no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Parent Common Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Parent Charter or the Parent Bylaws or comparable governing documents of any Parent Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent.

4.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the OCC in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the SEC of the S-4 and declaration of effectiveness of the S-4, (f) the filing of the Certificates of Merger with the Nebraska Secretary pursuant to the NMBCA and the Wisconsin DFI pursuant to the WBCL, as applicable, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Parent of this Agreement or (ii) the consummation by Parent of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Parent is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.

4.5 Reports.

(a) Parent and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with any Regulatory Agencies, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Parent. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Parent and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2023, in each case, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, since January 1, 2023 (the “Parent Reports”) is publicly available. No such Parent Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Parent Reports.

4.6 Financial Statements.

(a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, since January 1, 2023, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date hereof, KPMG LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s board of directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures were made in writing by management to Parent’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to the Company. To the knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(c) Since January 1, 2023, except as set forth in Section 4.6(c) of the Parent Disclosure Schedule, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or Representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Parent, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors of Parent or any committee thereof or similar governing body of any Parent Subsidiary or any committee thereof, or, to the knowledge of Parent, to any director or officer of Parent or any Parent Subsidiary.

4.7 Undisclosed Liabilities. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.

4.8 Broker’s Fees. Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than any such fee that will be payable solely by Parent or any Parent Subsidiary.

4.9 Absence of Certain Changes or Events. Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.10 Legal Proceedings.

(a) Except as set forth in Section 4.10 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is or, since January 1, 2023, has been, a party to any, and there are not and have not been since January 1, 2023, any pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or executive officers (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent or (ii) of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby.

(b) There is not, and has not been since January 1, 2023, any material injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.11 Information Technology. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, to the knowledge of Parent, since January 1, 2023, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Parent and its Subsidiaries.

4.12 Taxes and Tax Returns.

(a) Each of Parent and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Parent and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Parent nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect (other than from extensions to file Tax Returns in the ordinary course).

(b) No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries that has not been resolved in full. There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Parent and its Subsidiaries or the assets of the Parent and its Subsidiaries.

4.13 Compliance with Applicable Law.

(a) Parent and each of its Subsidiaries hold, and have at all times since January 1, 2023 held, all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, and to the knowledge of Parent no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit or authorization is threatened.

(b) Except as set forth in Section 4.13(b) of the Parent Disclosure Schedule or as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, Parent and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to Parent or any of its Subsidiaries, including (to the extent applicable to Parent or its Subsidiaries) all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c) Parent Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(d) As of the date hereof, Parent, Parent Bank and each other insured depository institution Subsidiary of Parent is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither Parent nor any of its Subsidiaries has received any indication from a Governmental Entity that its status as “well-capitalized” or that Parent Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

4.14 Reorganization. Parent has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15 Certain Contracts.

(a) Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Contract”), and neither Parent nor any of its Subsidiaries knows of, or has received written, or to the knowledge of Parent, oral notice of, any violation of any Parent Contract by any of the other parties thereto which would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) In each case, except as set forth in Section 4.15(b) of the Parent Disclosure Schedule or as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and in full force and effect, Parent and each of its Subsidiaries have performed all obligations required to be performed by it prior to the date hereof under each Parent Contract, to the knowledge of Parent, each third-party counterparty to each Parent Contract has performed all obligations required to be performed by it to date under such Parent Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries or, to the knowledge of Parent, any counterparty thereto, under any such Parent Contract.

4.16 Agreements with Regulatory Agencies. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, as of the date hereof, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised in writing or, to the knowledge of Parent, orally, since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Parent Regulatory Agreement.

4.17 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Parent Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Parent), on the other hand, of the type required to be reported in any Parent Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

4.18 Takeover Restrictions. Parent’s board of directors has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any Takeover Restrictions.

4.19 Investment Securities.

(a) Except as would not reasonably be likely to have a Material Adverse Effect on Parent, each of Parent and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in Parent’s financial statements and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Parent or its Subsidiaries. Such securities and commodities are valued on the books of Parent in accordance with GAAP in all material respects.

(b) Parent and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Parent believes are prudent and reasonable in the context of their respective businesses, and Parent and its Subsidiaries have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects.

4.20 Loan Portfolio.

(a) Except as would not reasonably be expected to be material to Parent, each Loan of Parent or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Parent and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is, to Parent’s knowledge, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b) Except as would not reasonably be material to Parent, each outstanding Loan of Parent or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Parent and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

4.21 Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its Representatives specifically for inclusion in the S-4 or any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of the Company or its Subsidiaries for inclusion in the S-4.

4.22 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Parent in this Article IV or in any certificate delivered by or on behalf of Parent pursuant to this Agreement, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other person makes or has made any representation or warranty to the Company or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Parent in this Article IV or in any certificate delivered by or on behalf of Parent pursuant to this Agreement, any oral or written information presented to the Company or any of its affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Parent acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III or in any certificate delivered by or on behalf of the Company pursuant to this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Parent, the Company shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects consistent with past practice and (ii) use reasonable best efforts to maintain and preserve intact its business organization and relationships with employees, officers, directors, customers, depositors, suppliers, correspondent banks, Governmental Entities with jurisdiction over its operations and other third parties having material business relationships with the Company or any of its Subsidiaries. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, the Company and Parent shall not, and shall cause its respective Subsidiaries not to, take any action that is intended or reasonably expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Federal Banking Agency required for the transactions contemplated hereby or result in any of the conditions to the Merger set forth in Article VII not being satisfied, except as may be required by applicable law.

5.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by applicable law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(a) in each case, other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, (ii) the creation of deposit liabilities, (iii) issuances of letters of credit, (iv) purchases of federal funds, (v) sales of certificates of deposit and (vi) entry into repurchase agreements, in each case in the ordinary course of business with terms and conditions consistent with past practice, incur any indebtedness for borrowed money, obligations evidenced by notes, debentures or similar instruments, sale and leaseback transactions, capital or finance leases or other similar financing arrangements (other than indebtedness solely between or among the Company and any of its wholly owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly owned Subsidiary of the Company);

(b)

(i) adjust, split, combine or reclassify any capital stock;

(ii) except as set forth in Section 5.2(b)(ii) of the Company Disclosure Schedule, make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity or voting securities (except dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries, in each case subject to Section 5.2(b)(iii)); grant any stock options, stock appreciation rights, performance shares, restricted stock units, stock bonus awards, restricted shares or other equity-based awards or interests, including Company Stock Bonus Awards, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or other equity or voting securities; or

(iii) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or other equity or voting securities or securities convertible or exchangeable into, or exercisable for or valued by reference to, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, except for the vesting or settlement of Company Stock Bonus Awards outstanding as of the date hereof and set forth in Section 5.2(b)(iii) of the Company Disclosure Schedule;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any person, in each case other than in the ordinary course of business;

(d) except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any investment or acquisition, whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation or formation of a joint venture or otherwise, in or of any property or assets of any other individual, corporation or other entity, other than a wholly owned Subsidiary of the Company;

(e) (i) terminate, materially amend, or waive any material provision of, any Company Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business without material adverse changes to terms with respect to the Company or its Subsidiaries or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement, in each case except in the ordinary course of business (provided that, for the avoidance of doubt, any of the foregoing actions with respect to any Company Contract as described in Section 3.14(a)(i), 3.14(a)(iii), 3.14(a)(ix) or 3.14(a)(x) shall be deemed not in the ordinary course of business);

(f) except as set forth in Sections 5.2(b)(iii) and 5.2(f) of the Company Disclosure Schedule, as required under applicable law or by the terms of any Company Benefit Plan as in effect as of the date hereof, (i) enter into, adopt or terminate any Company Benefit Plan (including any plans, programs, policies, agreements or arrangements that would be considered a Company Benefit Plan if in effect as of the date hereof), (ii) amend any Company Benefit Plan (including any plans, programs, policies, agreements or arrangements adopted or entered into that would be considered a Company Benefit Plan if in effect as of the date hereof), other than de minimis administrative amendments in the ordinary course of business consistent with past practice that do not increase the cost or expense of maintaining, or increase the benefits payable under, such plan, program, policy or arrangements, (iii) pay, grant, or commit to pay or grant any Company Stock Bonus Awards or other equity-based awards or increase the amount payable in respect of or under any Company Stock Bonus Awards (including any bonus to cover taxes) except as expressly contemplated by Section 5.2(f) of the Company Disclosure Schedule, (iv) offer an election to receive a cash bonus in lieu of all or any portion of the shares of Company Common Stock subject to the Company Stock Bonus Award, (v) accelerate the vesting, funding or payment of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of, any Company Stock Bonus Awards or other equity-based awards, (vi) increase the compensation (including bonus, severance, or termination pay) or other benefits payable to any of their respective current or former employees, officers, directors or independent contractors other than with respect to current employees (but not including the chief executive officer or co-chief executive officer of the Company, the chief executive officer or co-chief executive officer of the Company Bank or any of their respective direct reports), any such increase that (A) on an aggregate basis does not exceed 3.5% of the annual base salary or wage rate of all such employees on the date hereof and (B) on an individual basis does not exceed 5% of the annual base salary or wage rate of such employee on the date hereof, (vii) enter into any collective bargaining agreement or similar agreement or arrangement, (viii) fund or provide any funding for any rabbi trust or similar arrangement, (ix) terminate the employment or services of any employee, officer, director or any independent contractor or consultant whose annual base salary or wage or annual consulting fee is greater than $150,000, in each case other than for cause, or (x) hire or promote any employee, officer, director or any independent contractor or consultant (i) whose annual base fee or base wage is or would be greater than $150,000 (other than hires or promotions to fill vacancies resulting from terminations for cause or voluntary resignations, with such new hire or promotee receiving compensation and benefits that are no greater than those provided to the departing employees);

(g) except for debt workouts in the ordinary course of business, settle or compromise any claim, suit, action or proceeding other than any settlement involving solely money damages not in excess of $250,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payment received by the Company or any of its Subsidiaries in respect thereof) that does not involve or create an adverse precedent and that would not impose any material restriction on the business of the Company or its Subsidiaries or the Surviving Corporation or its Subsidiaries;

(h) (i) agree or consent to the issuance of any injunction, decree, order or judgment restricting or adversely affecting its or its Subsidiaries’ respective businesses or operations or (ii) waive or release any material rights or claims other than in the ordinary course of business;

(i) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(j) amend the Company Articles, the Company Bylaws, or comparable organizational or governing documents of any Company Subsidiary;

(k) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(l) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(n) enter into a new line of business or change in any material respect its lending, collateral eligibility, investment, underwriting, risk and asset liability management, interest rate or fee pricing policies and other banking and operating, hedging, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity;

(o) except pursuant to existing commitments entered into prior to the date of this Agreement and disclosed to Parent prior to the date of this Agreement, make or acquire, renew, modify or extend any loans that, (A) are outside of the ordinary course of business consistent with past practice or inconsistent with, or in excess of the limitations contained in, the Company’s loan policy, or (B) (1) with respect to loans to existing customers (including such customer’s affiliates), increase the aggregate outstanding commitments or credit exposure to any such existing customer by the greater of (i) $25,000,000 less the preexisting commitments or credit exposure to such existing customer or (ii) $12,000,000; or (2) with respect to loans to new customers, result in an aggregate commitment or credit exposure to any such new customer (including such customer’s affiliates) in excess of $25,000,000, in each case of this clause (B), without first notifying and, if requested by Parent within one (1) business day of receipt of such notice, consulting with Parent (which notification will be made through a representative designated by Parent in Section 5.2(o) of the Parent Disclosure Schedule);

(p) make, or commit to make, any capital expenditures that exceed by more than five percent (5%) the Company’s capital expenditure budget set forth in Section 5.2(p) of the Company Disclosure Schedule; provided, however, the Company shall not be required to obtain Parent’s prior written consent and shall only be required to provide Parent prompt after-the-fact notice of capital expenditures for emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property;

(q) make, change or revoke any material Tax election (including, for the avoidance of doubt, any election in respect of the Tax treatment of the Company as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code (and any analogous provisions of applicable state or local law)) or the Tax treatment of any Subsidiary of the Company as either a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (and any similar provision of applicable state or local law) or as disregarded as an entity separate from its owner in accordance with Treasury Regulations Section 301.7701-3 (and any similar provision of applicable state, local or foreign law), as applicable (collectively, the “Company Tax Treatment”), change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes, take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to adversely impact the Company Tax Treatment, or permit a shareholder to take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to adversely impact the Company Tax Treatment;

(r) (i) make any application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of the Company or its Subsidiaries, (ii) other than in consultation with Parent, make any application for the closing of or close any branch or (iii) other than in consultation with Parent, purchase any new real property (other than other real estate owned (OREO) properties in the ordinary course of business) in an amount in excess of $250,000 for any individual property or enter into, amend or renew any material lease with respect to real property requiring aggregate payments under any individual lease in excess of $250,000 per annum;

(s) cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount, scope and insurer) to that in effect as of the date of this Agreement; or

(t) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section  5.2.

5.3 Parent Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend Parent’s articles of incorporation or bylaws in a manner that would materially and adversely affect the holders of Company Common Stock relative to other holders of Parent Common Stock;

(b) adjust, split, combine or reclassify any capital stock of Parent or make, declare or pay any extraordinary dividend on any capital stock of Parent;

(c) merge or consolidate itself or Parent Bank with any other person if the merger or consolidation is reasonably likely to prevent, materially delay or materially impair the receipt of the Requisite Regulatory Approvals or the Closing;

(d) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(e) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Parent or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby; or

(f) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Parent (with the Company’s reasonable cooperation) shall promptly prepare and file with the SEC the S-4 in respect of the shares of Parent Common Stock to be issued (other than to the Voting Shareholders) in connection with the Merger. Parent shall use reasonable best efforts to make such filing within forty-five

(45) days of the date of this Agreement. Parent shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement as promptly as practicable, and the Company shall furnish all information concerning the Company and its Subsidiaries and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Parent and the Company shall, and shall cause their respective Subsidiaries to use reasonable best efforts to obtain each such Requisite Regulatory Approval and any approvals required for the Merger as promptly as reasonably practicable and cooperate with each other in connection therewith (including the furnishing of any information that may be reasonably requested or required to obtain the Requisite Regulatory Approvals) and shall, and shall cause their respective Subsidiaries to, respond and comply as promptly as practicable to any requests by Governmental Entities for documents and information. Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any communication, meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such communications, meetings and conferences.

(c) In furtherance of the foregoing, each of Parent and the Company shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible and (iii) take or commit to take any and all actions and agree to any restrictions or conditions imposed by a requisite Governmental Entity in order to obtain the Requisite Regulatory Approvals; provided, however, that notwithstanding anything in this Agreement to the contrary, Parent shall not be required to, and the Company shall not (without the written consent of Parent), take any action, or commit to take any action, or agree to any condition or restriction, in order to resolve any objections to the transactions contemplated by this Agreement or in connection with obtaining any permits, consents, approvals and authorizations of Governmental Entities that would, individually or in the aggregate, reasonably be likely to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to the Company and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).

(d) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Parent and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, is filed and becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals will, at the time each is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Parent and the Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4.

(e) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 Access to Information.

(a) Subject to Section 9.7, upon reasonable notice and subject to applicable laws, each of Parent and the Company, for the purposes of verifying the representations and warranties of the other party and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other Representatives of the other party, access, during normal business hours during the period prior to the Effective Time and in a manner so as not to unreasonably interfere with normal business operations, to all its properties, books, contracts, personnel, information technology systems, and records, and each shall reasonably cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, during normal business hours and in a manner so as not to unreasonably interfere with normal business operations, each of Parent and the Company shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither Parent nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent’s or the Company’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Parent and the Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Mutual Confidentiality and Nondisclosure Agreement, dated May 23, 2025, between Parent Bank and the Company (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d) From and after the date hereof, the Company shall provide Parent within ten (10) business days of the end of each calendar month with (i) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such calendar month and (ii) an unaudited, consolidated statement of income of the Company and its Subsidiaries for such month (collectively, the “Subsequent Unaudited Monthly Financial Statements”); provided that if Parent provides written notice to the Company in good faith that Parent reasonably believes that the Closing Date will occur within sixty (60) days following such notice based upon indications from, inter alia, the Federal Reserve Board and the OCC, the Company shall provide a good faith estimate of the Unaudited Monthly Financial Statements for each of the subsequent calendar months until the Closing occurs no later than three (3) business days following the end of each such calendar month. The Subsequent Unaudited Monthly Financial Statements shall (A) be prepared from, and in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly present in all material respects the results of operations, and financial position of, as applicable, the Company and each of its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to normal year-end audit adjustments), and (C) be prepared, to the extent applicable, in a manner consistent with the methodologies, assumptions, policies and practices used in the preparation of the Unaudited Monthly Financial Statements. The Company shall make available to Parent all relevant books, records and other supporting information reasonably required for Parent’s review of the Subsequent Unaudited Monthly Financial Statements upon reasonable advance notice and during normal business hours. As soon as practicable after they become available, the Company shall provide Parent all call reports filed by the Company’s depositary Subsidiaries with any Governmental Entity after the date of this Agreement.

(e) The Company shall, and shall use reasonable best efforts to cause the Company’s independent auditor to, cooperate with Parent in connection with the preparation of financial statements of the Company and pro forma financial statements, if any, that Parent informs the Company it intends to file with the SEC, including delivering such audited and/or unaudited financial statements as Parent may request for inclusion in such filings and using reasonable best efforts to cause the Company’s independent auditor to deliver to Parent any related consents.

6.3 Company Shareholder Approval. Not later than 5:00 p.m., Central Standard Time, on the day following the date hereof, the Company will deliver to Parent the Written Consent.

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts, in each case as promptly as practicable, (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement and (c) to obtain the tax opinions referenced in Section 7.2(c) and Section 7.3(e), including by executing and delivering representations contained in certificates of officers of the Company and Parent reasonably satisfactory in form and substance to their respective counsel.

6.5 Stock Exchange Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Matters.

(a) Parent shall provide the employees of the Company and its Subsidiaries as of the Effective Time (the “Continuing Employees”), for so long as they are employed following the Effective Time, with the following during the period commencing at the Effective Time and ending on December 31, 2026: (i) annual base salary or wages, as applicable, that are no less than the annual base salary or wages in effect for each such employee immediately prior to the Effective Time, (ii) a total target annual cash compensation opportunity (including base salary or wages plus short-term cash bonus/incentive opportunity at target) for each such employee that is comparable in the aggregate to the total target annual cash compensation opportunity (including base salary or wages plus short-term bonus/incentive opportunity at target, but not including the Company Stock Bonus Awards or any award under the Company Stock Incentive Plan) in effect for each such employee immediately prior to the Effective Time as determined by Parent, and (iii) non-cash incentive compensation opportunities and employee benefits (excluding change in control or retention arrangements, any frozen benefit plans of Parent and its Subsidiaries or benefit plans that exclusively provide benefits to grandfathered employees of Parent and its Subsidiaries) that are substantially comparable in the aggregate to those provided to similarly situated employees of Parent or its Subsidiaries; provided that, until such time as Parent fully integrates the Continuing Employees into its plans, participation in the Company Benefit Plans shall be deemed to satisfy the foregoing standards, it being understood that the Continuing Employees may commence participation in the plans of the Parent and its Subsidiaries on different dates following the Effective Time with respect to different benefit plans. For the period commencing on the Closing Date and ending on the six (6)-month anniversary of the Closing Date, Parent shall pay severance in accordance with Section 6.6(a)(i) of the Parent Disclosure Schedule to eligible Company employees who are terminated during such period without “cause” subject to the execution and nonrevocation of a release of claims. The Company and Parent will cooperate to implement the commitments set forth on Section 6.6(a) of the Parent Disclosure Schedule.

(b) With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent and its Subsidiaries shall use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan and not for purposes of the fully insured long-term disability plan related to disabilities arising from pre-existing conditions as defined under the policy as an exclusion; (ii) provide each such employee and their eligible dependents with credit in the calendar year in which the Closing Date occurs for any coinsurance and deductibles paid prior to the Effective Time under a Company Benefit Plan that provides health care benefits (including medical, dental and vision), to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time, in satisfying any applicable deductible, coinsurance or maximum out-of-pocket requirements under any New Plans provided that the Company’s health insurance administrator, consultant/broker, and/or medical and dental carrier timely provides Parent’s health insurance administrator, consultant/broker, and/or medical and dental carrier a secured electronic file format (to be agreed by the administrator, consultant/broker or carrier) that provides the applicable year-to-date deductible and out-of-pocket expenses incurred by such Continuing Employee of dependent; and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any defined benefit pension or retiree welfare plan, (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits, or (D) for purposes of any equity incentive awards granted by Parent.

(c) If requested by Parent in writing at least five (5) business days prior to the Effective Time, the Company shall cause any 401(k) plan sponsored or maintained by the Company (the “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. If the Company 401(k) Plan is terminated, the Continuing Employees shall be eligible to participate, effective as soon as reasonably practicable following the Effective Time, in a 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (a “Parent 401(k) Plan”). The Company and Parent shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or Parent 401(k) Plan to permit the Continuing Employees who are then actively employed to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash. The Company shall provide Parent with evidence that the Company 401(k) Plan has been terminated or amended, as applicable, in accordance with this Section 6.6(c); provided that, prior to amending or terminating the Company 401(k) Plan, the Company shall provide the form and substance of any applicable resolutions or amendments to Parent for review and comment and the Company shall consider any such comments in good faith.

(d) On and after the date hereof, the Company shall provide any broad-based employee notices or communication materials (including any website posting) to be provided or communicated by the Company with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement to Parent for prior review and comment and the Company shall consider any such comments in good faith.

(e) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, Parent, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Parent or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7 Indemnification; Insurance.

(a) At or prior to the Effective Time, the Company shall obtain and fully pay the premium for, and the Surviving Corporation shall maintain in full force and effect (and the obligations under to be honored), during the six (6)-year period beginning on the date of the Effective Time, a “tail” prepaid directors’ and officers’ liability insurance policy or policies (which policy or policies by their respective express terms shall survive the Merger) (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured for each of the foregoing), in each case that (x) provides coverage with respect to claims arising from facts or events which occurred at or prior to the Effective Time (including the transactions contemplated by this Agreement) and (y) is in effect for a period of at least six (6) years from and after the Effective Time; provided, however, that the Surviving Corporation shall not be required to expend for such extended insurance coverage an amount in excess of three hundred percent (300%) of the current annual premium paid as of the date hereof by the Surviving Corporation for such insurance.

(b) For a period of no less than six (6) years from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the fullest extent permitted under applicable law, the Company Articles, the governing or organizational documents of any Subsidiary of the Company and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.7(b) of the Company Disclosure Schedule, each present and former director or officer of the

Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising, in whole or in part, out of, or pertaining to, the fact that such person is or was a director or officer of the Company or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided that in the case of advancement of expenses the Company Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and Representatives.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Parent or the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the then-current officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.

6.9 Advice of Changes. Parent and the Company shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10 Company Acquisition Proposals. The Company shall not, and shall cause its Subsidiaries, officers and directors, and use its reasonable best efforts to cause its and their employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (a) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, (b) engage or participate in any negotiations with any person concerning or (c) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Company Acquisition Proposal (except to notify a person that has made or, to the knowledge of the Company, is making any inquiries with respect to, or is considering making, a Company Acquisition Proposal, of the existence of the provisions of this Section 6.10). The Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Company Acquisition Proposal. The Company shall, and shall cause its Subsidiaries to, promptly request (to the extent it has not already done so prior to the date of this Agreement) any person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Company Acquisition Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information of the Company or its Subsidiaries in the possession of such person or its Representatives. The Company will promptly (and in any event within twenty-four (24) hours) advise Parent following receipt of any Company Acquisition Proposal or any inquiry which could reasonably be expected to lead to a Company

Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Company Acquisition Proposal), will provide Parent with an unredacted copy of any such Company Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Company Acquisition Proposal and will keep Parent reasonably apprised of any related developments, discussions and negotiations on a current basis, including by providing to Parent within twenty-four (24) hours any amendments to or revisions of the terms of such inquiry or Company Acquisition Proposal. The Company shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. Unless this Agreement has been terminated in accordance with its terms, the Company shall not, and shall cause its Subsidiaries and its and their Representatives not to on its behalf, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.10) relating to any Company Acquisition Proposal. As used in this Agreement, “Company Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, inquiry or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries or twenty percent (20%) or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning twenty percent (20%) or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange or other business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the Company.

6.11 Public Announcements. The parties hereto agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the parties agrees that no public release, statement or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as required by applicable law, or any listing agreement with or rule of any national securities exchange or association, or the rules or regulations of any applicable Governmental Entity to which the relevant party is subject, in which case the party required to make the release, statement or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release, statement or announcement in advance of such issuance.

6.12 Change of Method. Parent may at any time change the method of effecting the Merger if and to the extent reasonably requested by Parent, and the Company agrees to enter into such amendments to this Agreement as Parent may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (a) alter or change the amount or kind of the Merger Consideration, (b) adversely affect the Tax treatment of the Merger with respect to the Company’s shareholders or (c) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

6.13 Takeover Restrictions. The Company and its Subsidiaries shall not take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and the Company and its Subsidiaries shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated hereby, the Company will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.

6.14 Litigation and Claims. Each of Parent and the Company shall, to the extent permitted under applicable law and regulation, promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or the Company, as applicable, threatened against Parent, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Parent the opportunity to participate, at Parent’s expense, in the Company’s defense or settlement of any shareholder litigation against the Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Merger and the Bank Merger. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or its directors, executive officers or similar persons by any shareholder of the Company relating to this Agreement, the Merger, the Bank Merger or any other transaction contemplated hereby without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.15 Corporate Governance. Effective as of the Effective Time, Parent shall take all appropriate action to cause to be appointed as a director of Parent one Company Board Representative. If Parent’s board of directors will consist of greater than eleven (11) members following its 2026 Annual Meeting of Shareholders, Parent shall take all appropriate action to cause to be appointed effective immediately following such meeting a second Company Board Representative as a director of Parent, such that two (2) Company Board Representatives are members of Parent’s board of directors effective immediately following such meeting. A “Company Board Representative” refers to a director of the Company as of immediately prior to the Effective Time, who is mutually agreed by the Company and Parent prior to the Closing; provided that the parties agree that Wende Kotouc will be a Company Board Representative. The Company and Parent further agree to the selected governance arrangements set forth in Section 6.15 of the Company Disclosure Schedule.

6.16 Tax Matters

(a) Preparation of Pass-Through Tax Returns. Wende Kotouc (the “Company Tax Representative”) shall cause to be prepared any income Tax Returns of the Company and any Subsidiaries of the Company for any taxable period ending on or prior to the Closing Date (a “Pre-Closing Tax Period”) for which the items of income, deductions, credits, gains or losses are passed through to the owners of the Company under applicable law (including, for the avoidance of doubt, IRS Form 1120-S) (a “Pass-Through Tax Return”). With respect to each such Pass-Through Tax Return to be prepared by the Company Tax Representative pursuant to the preceding sentence, unless otherwise required under applicable law or provided in this Agreement, such Tax Return shall be prepared in a manner consistent with past practice of the Company and its Subsidiaries and the Parent and its affiliates shall reasonably cooperate with such preparation as reasonably requested by the Company Tax Representative. At least thirty (30) days prior to filing any Tax Return prepared by the Company Tax Representative pursuant to this Section 6.16(a), the Company Tax Representative shall provide a draft of such Tax Return to Parent for review and comment and the Company Tax Representative shall consider in good faith all reasonable changes suggested by Parent to any such Tax Return. Prior to filing any Tax Return prepared by the Company Tax Representative pursuant to this Section 6.16(a), Parent shall have the right to approve such Tax Return, such approval not to be unreasonably withheld, conditioned or delayed. Parent shall timely file or cause to be filed (taking into account all extensions properly obtained) with the applicable taxing authority each such Pass-Through Tax Return as prepared by the Company Tax Representative pursuant to this Section 6.16(a).

The parties agree that the costs and expenses related to the transactions contemplated by this Agreement incurred or accrued by the Company and its Subsidiaries at or prior to the Closing, including any payments with respect to Company Stock Bonus Awards, will be treated as deductible in a tax period ending on or before the Closing Date to the extent permitted under applicable law at a “more likely than not” or higher level of confidence, and all Tax Returns will be prepared consistent with such treatment. The Voting Shareholders shall pay or reimburse, as applicable, the fees and reasonable out of pocket expenses of the Company Tax Representative incurred pursuant to this Section 6.16(a).

(b) Audits of Pass-Through Tax Returns. Parent shall notify the Company Tax Representative within fifteen (15) days upon the receipt of any notice, or becoming aware, of any audit or other similar examination with respect to a Pass-Through Tax Return of Company or any of its Subsidiaries for any Pre-Closing Tax Period (a “Tax Contest”). The Company Tax Representative shall control (with representatives of its choosing), at the Voting Shareholders’ expense, any Tax Contest; provided that (i) Parent shall be kept fully informed as to the conduct of such Tax Contest, (ii) Parent shall have the right to participate in any such Tax Contest with counsel of its own choosing at its own expense, and (iii) the Company Tax Representative shall not settle or compromise any such Tax Contest without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

(c) Post-Closing Tax Actions. Without the prior written consent of the Company Tax Representative (such consent not to be unreasonably withheld, conditioned, or delayed), unless otherwise required by applicable law, Parent will not, and will not cause or permit the Company or any of its Subsidiaries to take, any of the following actions: (i) file, or cause to be filed, any restatement or amendment of, modification to, or claim for refund relating to, any Pass-Through Tax Return of Company or any of its Subsidiaries for any Pre-Closing Tax Period, (ii) make or change any Tax election on any Pass-Through Tax Return of Company or any of its Subsidiaries for any Pre-Closing Tax Period, (iii) extend or waive any statute of limitations with respect to Pass-Through Tax Returns of Company or any of its Subsidiaries for a Pre-Closing Tax Period, (iv) file Pass-Through Tax Returns for Company or any of its Subsidiaries for a Pre-Closing Tax Period in a jurisdiction in which such Company or Company Subsidiary has not historically filed Tax Returns, (v) initiate discussions or examinations with a taxing authority or make any voluntary disclosures with respect to Pass-Through Tax Returns of Company or any of its Subsidiaries for Pre-Closing Tax Periods, (vi) change any accounting method or adopt any convention for Company or any of its Subsidiaries that shifts taxable income from a post-Closing Tax Period to a Pre-Closing Tax Period or shifts deductions or losses from a Pre-Closing Tax Period to a post-Closing Tax Period or (vii) take any action after the Closing or the Closing Date outside the ordinary course of business (except as provided in this Agreement or any other accompanying document), in each case, to the extent such action would reasonably be expected to result in Tax liability of the owners of the Company prior to the Effective Time under applicable law.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Company shall have received the Written Consent.

(b) Stock Exchange Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other material transactions contemplated by this Agreement.

(e) Regulatory Approvals. All regulatory authorizations, consents, orders or approvals (i) from the Federal Banking Agencies and (ii) set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Parent or the Surviving Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

7.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) Sections 3.2(a) and 3.9(a) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 3.1, 3.2(b), 3.2(c), 3.2(d), 3.3(a), 3.3(b)(i) and 3.8 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on the Company or the Surviving Corporation.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Tax Opinion. Parent shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company reasonably satisfactory in form and substance to such counsel.

(d) FIRPTA Certificate. Parent shall have received from the Company a properly executed Foreign Investment and Real Property Tax Act of 1980 notification letter, which shall state that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such notification letter, the Company shall have provided to Parent, as agent for the Company, a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the Closing.

(e) Burdensome Condition. No Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(f) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company stating that the conditions specified in Sections 7.2(a) and 7.2(b) have been satisfied.

(g) Deposit Noncompetition Agreements. Neither Company Bank nor any applicable Depositor (as defined under an applicable Deposit Noncompetition Agreement) shall be in breach of and shall not have stated in writing any intention to breach any Deposit Noncompetition Agreement.

7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in (i) Sections 4.2(a) and 4.9 shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 4.1(a), 4.1(b) (with respect to Parent Bank only), 4.2(c) (with respect to Parent Bank only), 4.3(a), 4.3(b)(i) and 4.8 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Parent.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent stating that the conditions specified in Sections 7.3(a) and 7.3(b) have been satisfied.

(d) Consulting Agreement and Personal Effects Side Letter. Parent shall not be in breach of and shall not have stated in writing any intention to breach either of the Consulting Agreement or the Personal Effects Side Letter.

(e) Tax Opinion. The Company shall have received the opinion of Alston & Bird LLP, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Written Consent:

(a) by mutual consent of Parent and the Company in a written instrument;

(b) by either Parent or the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c) by either Parent or the Company if the Merger shall not have been consummated on or before the first (1st) anniversary of the date hereof (the “Termination Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided that, notwithstanding the foregoing provisions of this Section 8.1(c), Parent and the Company may mutually agree in writing to amend the Termination Date to any other date as they mutually agree;

(d) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured by the earlier of the Termination Date and forty-five (45) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period; or

(e) by Parent if the Company fails to deliver to Parent a copy of the duly executed and delivered Written Consent executed by all holders of Company Voting Stock not later than 5:00 p.m., Central Standard Time, on the day following the date hereof.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), Section 6.11, this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Sections 6.7 and 6.15, and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Written Consent. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties.

9.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4 Expenses. Except as otherwise expressly provided in this Agreement, including in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail (provided that no notice is received by the e-mail sender within twelve (12) hours thereafter indicating that such e-mail was undeliverable or otherwise not delivered), (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Company, to:

American National Corporation

8990 W Dodge Road

Omaha, Nebraska 68114

Attention:  John F. Kotouc and Dianne S. Lozier

E-mail:   JFK@ANBank.com and

      Dianne.Lozier@LozierEnterprise.com

With a copy (which shall not constitute notice) to:

Alston & Bird, LLP

Dallas Arts Tower

2200 Ross Ave., Suite 2300

Dallas, Texas 75229

Attention:  Mark Kanaly

E-mail:   Mark.Kanaly@Alston.com

and

if to Parent, to:

Associated Banc-Corp

433 Main Street

Green Bay, Wisconsin 54301

Attention:  Andrew J. Harmening

      Derek S. Meyer

      Randall J. Erickson

E-mail:   Andy.Harmening@associatedbank.com

      Derek.S.Meyer@associatedbank.com

      Randy.Erickson@associatedbank.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:  Nicholas G. Demmo

E-mail:   NGDemmo@wlrk.com

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to “Articles,” “Sections,” “Exhibits” or “Schedules,” such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge of the Company” means the actual knowledge of any of the officers of the Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge of Parent” means the actual knowledge of any of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, Green Bay, Wisconsin or Omaha, Nebraska are authorized by law or executive order to be closed, (b) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) the term “made available” means any document or other information that was (i) provided by one party or its Representatives to the other party and its Representatives at least one (1) business day prior to the date hereof, (ii) included in the virtual data room of a party at least one (1) business day prior to the date hereof or (iii) in the case of Parent, filed by Parent with the SEC and publicly available on EDGAR at least one (1) business day prior to the date hereof and (e) references to a party’s

“shareholders” shall mean its shareholders. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.7 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Entity by any party hereto to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this Section 9.7 apply.

9.8 Counterparts. This Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.9 Entire Agreement. This Agreement (including the Company Disclosure Schedule, Parent Disclosure Schedule and other documents and the instruments referred to herein) together with the Shareholders’ Agreement and the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.10 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the board of directors of the Company shall be subject to the laws of the State of Nebraska).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the state courts of the State of Wisconsin or any federal court of competent jurisdiction located in the State of Wisconsin (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Company Indemnified Party and his or her heirs and Representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except as provided in Section 6.7, notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

ASSOCIATED BANC-CORP

By:	/s/ Andrew J. Harmening
Name: Andrew J. Harmening
Title: President and Chief Executive Officer

AMERICAN NATIONAL CORPORATION, a Nebraska corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended

By:	/s/ John F. Kotouc
Name: John F. Kotouc
Title: Co-Chief Executive Officer

By:	/s/ Dianne S. Lozier
Name: Dianne S. Lozier
Title: Co-Chief Executive Officer

Annex B

Execution Version

TRANSFER, VOTING AND REGISTRATION RIGHTS AGREEMENT

BETWEEN

ASSOCIATED BANC-CORP

AND

THE OTHER SIGNATORIES HERETO

DATED AS OF NOVEMBER 30, 2025

B-i

B-ii

TRANSFER, VOTING AND REGISTRATION RIGHTS AGREEMENT

This Transfer, Voting and Registration Rights Agreement, dated as of November 30, 2025 (this “Agreement”), by and among Associated Banc-Corp, a Wisconsin corporation (“Parent”), and the other signatories hereto (each, severally and not jointly, a “Shareholder”).

WHEREAS, Parent and American National Corporation are parties to an Agreement and Plan of Merger, of even date herewith (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, Parent will issue shares of Parent Common Stock (as defined in the Merger Agreement; all capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the Merger Agreement) to each of the Shareholders;

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, the parties are entering into this Agreement concurrently with entering into the Merger Agreement; and

WHEREAS, this Agreement will become effective automatically upon the Closing.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Beneficial Ownership” by a person of any securities includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing. For the avoidance of doubt, this expanded interpretation shall apply even if such rights are contingent, conditional, or subject to future events beyond the sixty (60)-day period referenced in Rule 13d-3. For purposes of this Agreement, a person shall be deemed to Beneficially Own any securities Beneficially Owned by its Permitted Transferees or any Group of which such person or its Permitted Transferees is or becomes a member. The terms “Beneficially Own” and “Beneficial Owner” shall have correlative meanings.

“Board” means the Board of Directors of Parent.

“Covered Shares” means the shares of Parent Common Stock issued pursuant to the Merger Agreement and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, share subdivision or consolidation, bonus issue, dividend or combination, or any reclassification, recapitalization, merger, amalgamation, consolidation, exchange or other similar reorganization.

“Group” has the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

“Immediate Family” means, with respect to any individual, such individual’s spouse or domestic partner, lineal descendants and antecedents (including parents, grandparents, children, and grandchildren), siblings, and the spouses of any of the foregoing; any adopted or stepchild; and any other person related by blood, marriage, or adoption within the second degree of consanguinity or affinity.

“Loss” means any loss, claim, award, judgment, damage, liability and expense (including reasonable attorney fees and expenses) actually incurred.

“Parent Change of Control Transaction” shall be deemed to occur if:

(A) any person becomes the Beneficial Owner, directly or indirectly, of capital stock of Parent representing a majority of Parent’s total outstanding Voting Securities;

(B) Parent consummates any merger, amalgamation, scheme or plan of arrangement or consolidation or similar business combination transaction or any exchange or sale of Parent’s Voting Securities, as a result of which the capital stock of Parent outstanding immediately prior to such transaction does not represent (either by remaining outstanding or by being converted into capital stock of the person surviving or resulting from such transaction, or the ultimate parent company of such person), immediately after giving effect to such transactions, at least a majority of the combined outstanding Voting Securities of Parent or the surviving or resulting entity (or the ultimate parent company of such person); or

(C) the shareholders of Parent approve a plan of complete liquidation or winding up of Parent or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of Parent’s assets.

“Permitted Transferee” means (x) such Shareholder’s Immediate Family, estate, heirs, executors and administrators and/or a trust of such Shareholder that is controlled by such Shareholder and the beneficiaries of which are comprised solely of such Shareholder and the members of the Immediate Family of such Shareholder, (y) with respect to Shareholders that are members of the Lozier family, any bona fide charitable entity included on Schedule I hereto or (z) another Shareholder, in each case to which such Shareholder Transfers any of the Covered Shares pursuant to Section 2.3.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Covered Shares or any interest in any Covered Shares.

“Voting Securities” means at any time shares of any class of capital stock or other securities or interests of a person which are then entitled to vote generally, and not solely upon the occurrence and during the continuation of certain specified events, in the election of directors or persons performing a similar function with respect to such person.

ARTICLE II

TRANSFERS

Section 2.1 General Transfer Restrictions. Each Shareholder, severally and not jointly, agrees that it shall not, and it shall direct its Permitted Transferee not to, Transfer any Covered Shares, and no Transfer of Covered Shares by it or any of its Permitted Transferees, may be effected except in compliance with this Article II. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void and shall not be recorded in the register of members of Parent. Notwithstanding the foregoing, this Article II shall cease to apply following a Parent Change of Control Transaction.

Section 2.2 Restrictions on Transfer. (a) During the first sixty (60) days following the Closing Date, no Shareholder (including, for all purposes of this Section 2.2, such Shareholder’s Permitted Transferees) shall Transfer any of the Covered Shares received by it. After the sixtieth (60th) day following the Closing Date through the first anniversary of the Closing Date, all Shareholders in the aggregate may Transfer up to 150,000 shares of Parent Common Stock on any single full trading day; provided, however, that the limitations of this sentence shall not apply to any sale of Parent Common Stock (a) pursuant to a Public Offering, (b) in a Private Transaction to any person that is not a Proscribed Holder, or (c) through any other transaction mutually agreed upon in writing by Parent and the Shareholder. Following the first anniversary of the Closing Date, the restrictions on Transfer hereunder shall cease to apply, provided that no Shareholder shall knowingly, after reasonable inquiry, Transfer any Covered Shares to a Proscribed Holder. For purposes hereof: (a) “Public Offering” means any underwritten public offering registered under the Securities Act in which participating Shareholders use commercially reasonable efforts to (i) achieve broad distribution of voting securities of Parent (“Parent Voting Securities”) to public markets and (ii) not knowingly, after reasonable inquiry, effect sales to any Proscribed Holder; (b) “Proscribed Holder” means any person who (i) after such purchase would Beneficially Own Parent Voting Securities representing five percent (5%) or more of the total voting power of Parent capital stock or (ii) would not, after reasonable inquiry, be eligible to report such ownership on Schedule 13G if Beneficial Ownership were five percent (5%) or more of the outstanding Parent Voting Securities; and (c) “Private Transaction” means any bona fide privately negotiated sale for the purchaser’s own account that is not effected through any securities exchange or alternative trading system.

(b) Between the date hereof and the Closing Date, the parties will cooperate to determine procedures designed to help the parties to coordinate and ensure compliance with the Transfer restrictions hereunder.

Section 2.3 Permitted Transferees. Notwithstanding Sections 2.1 and 2.2, each Shareholder may, following written notice to Parent (email being sufficient), Transfer Covered Shares to a Permitted Transferee who agrees in writing to be bound by the terms of this Agreement as if it were a Shareholder pursuant to a joinder agreement hereto in a form reasonably satisfactory to Parent.

Section 2.4 Legend on Securities.

(a) Each certificate or book-entry notation representing Covered Shares Beneficially Owned by any Shareholder or its Permitted Transferees shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SUCH ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SUCH ACT AND SUCH LAWS. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THAT CERTAIN LIQUIDITY, VOTING AND REGISTRATION RIGHTS AGREEMENT DATED AS OF NOVEMBER 30, 2025, BETWEEN ASSOCIATED BANC-CORP (THE “COMPANY”) AND THE OTHER SIGNATORIES THERETO, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “AGREEMENT”), COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.”

(b) Parent may make a notation on its records or give instructions to any transfer agents or registrars for Parent capital stock in order to implement the restrictions on Transfer set forth in this Agreement.

(c) In connection with any Transfer of Covered Shares, including the Transfer to Permitted Transferees, the transferor shall provide Parent with such customary certificates, opinions and other documents as Parent may reasonably request to assure that such Transfer complies fully with this Agreement and with applicable securities and other applicable laws.

Section 2.5 Registration Rights. Each Shareholder shall be entitled to the benefits, subject to the terms, of the provisions set forth in Exhibit A hereto governing and providing for, among other matters, registration rights with respect to Registrable Securities (as defined in Exhibit A).

ARTICLE III

VOTING AGREEMENT

Section 3.1 Voting Agreement.

(a) Until such time as all Shareholders (including, for all purposes of this Section 3.1, all Permitted Transferees) in the aggregate Beneficially Own less than five percent (5%) of the outstanding Parent Voting Securities, each Shareholder shall, and shall direct its Permitted Transferees to, vote, or act by written consent with respect to, all of the shares of Parent Voting Securities Beneficially Owned by such Shareholder and such Permitted Transferees in a manner consistent with the recommendation of the Board, provided that no Shareholder shall be required to vote in favor of any proposal (i) that would invalidate, impair, or otherwise adversely affect such Shareholder’s rights under this Agreement, (ii) to amend Parent’s articles of incorporation or by-laws in a manner that would adversely affect the rights or privileges of such Shareholder relative to other holders of Parent Common Stock, (iii) to approve any merger agreement or transaction involving a Parent Change of Control (unless unanimously approved by all directors, including Wende Kotouc), or (iv) any action that would reasonably be expected to materially increase such Shareholder’s liability or obligations, reduce its economic rights, or impose additional restrictions on transferability of its shares beyond those expressly agreed herein.

(b) Each Shareholder shall, and shall direct each of its Permitted Transferees, use commercially reasonable efforts to be present in person or represented by proxy at all meetings of security holders of Parent so that all Voting Securities Beneficially Owned by such Shareholder and its Permitted Transferees are counted as present for the purpose of determining the presence of a quorum, provided that no Shareholder shall be obligated to attend any meeting in person if it is able to be represented by proxy thereat.

(c) Notwithstanding the foregoing, this Article III shall cease to apply following a Parent Change of Control Transaction.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Representations. Each Shareholder, severally and not jointly, hereby represents and warrants to Parent as follows:

(i) Such Shareholder has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized (to the extent authorization is required), executed and delivered by such Shareholder and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

(ii) The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations under this Agreement will not, (a) violate any law applicable to the Shareholder or the Covered Shares or (b) conflict with, or result in a breach or default under, any agreement or instrument to which the Shareholder is a party, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have a materially adverse effect on the Shareholder’s ability to satisfy its obligations hereunder.

(iii) The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require such Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.

(iv) Each Shareholder is acquiring the Parent Common Stock to be issued by Parent to the Shareholders under the Merger Agreement solely for the purpose of investment and not with a view to, or in connection with, any sale or offering for sale of such shares of Parent Common Stock, in whole or in part, except pursuant to sales registered or exempted under the Securities Act, and no Shareholder has a present arrangement or agreement to effect any sale or offering for sale of any such shares of Parent Common Stock to or through any person. Each Shareholder has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Parent Common Stock and is capable of bearing the economic risks of its investment in Parent Common Stock. Each Shareholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Shareholders understand that the shares of Parent Common Stock to be issued by Parent to the Shareholders under the Merger Agreement have not been and are not being registered under the Securities Act or any state or other country’s securities laws, and may not be offered for sale, sold, assigned or transferred unless pursuant to an effective registration statement under the Securities Act and any applicable state or other country’s securities laws, or an exemption from such registration under the Securities Act and in compliance with any applicable state or other country’s securities laws.

Section 4.2 Termination. Except as otherwise expressly provided in this Agreement or Exhibit A, this Agreement shall terminate when the Shareholders (including for all purposes of this Section 4.2, all Permitted Transferees) in the aggregate Beneficially Own less than five percent (5%) of the outstanding Parent Voting Securities; provided that nothing in this Section 4.2 shall be deemed to release any party from any liability for any willful and material breach of this Agreement occurring prior to the termination hereof.

Section 4.3 Ownership Information. For purposes of this Agreement, all determinations of the amount of issued and outstanding Parent Voting Securities shall be based on information set forth in the most recent quarterly or annual report, and any current report subsequent thereto, filed by Parent with the SEC, unless Parent shall have updated such information by delivery of written notice to the Shareholders.

Section 4.4 Amendment and Waiver. Except as otherwise provided herein, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 4.5 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

Section 4.6 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

Section 4.7 Successors and Assigns. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 4.8 Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 4.9 No Representative Capacity. Notwithstanding anything to the contrary herein, this Agreement applies solely to the Shareholder in the Shareholder’s capacity as a shareholder of Parent, and, to the extent the Shareholder serves as a member of the Board of Directors or as an officer of Parent, nothing in this Agreement shall limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as a director or officer and not as a shareholder.

Section 4.10 Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 4.11 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail (provided that no notice is received by the e-mail sender within twelve (12) hours thereafter indicating that such e-mail was undeliverable or otherwise not delivered), (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered (a) if to Parent, to the addresses set forth below, or (b) if to any Shareholder, to the address set forth on the signature page of such Shareholder, or with respect to Parent or any Shareholder pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to Parent, to:

Associated Banc-Corp

433 Main Street

Green Bay, Wisconsin 54301

Attention:    Randall J. Erickson

E-mail:     Randy.Erickson@associatedbank.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:    Nicholas G. Demmo

E-mail:     NGDemmo@wlrk.com

Section 4.12 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. Section 9.10 of the Merger Agreement is incorporated herein by reference.

Section 4.13 Interpretation. Section 9.6 of the Merger Agreement is incorporated herein by reference. The parties hereto acknowledge that each party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Transfer, Voting and Registration Rights Agreement as of the date first written above.

ASSOCIATED BANC-CORP

By:	/s/ Andrew J. Harmening
ANDREW J. HARMENING
President and Chief Executive Officer

[Signature Page to Transfer, Voting and Registration Rights Agreement]

SHAREHOLDER

DIANNE S. LOZIER ANC STOCK HOLDING TRUST

By:	/s/ Dianne S. Lozier
DIANNE S. LOZIER, Trustee

Dianne S. Lozier ANC Stock Holding Trust 3611 Hawk Woods Circle
Omaha, NE 68112

[Signature Page to Transfer, Voting and Registration Rights Agreement]

SHAREHOLDER

JOHN F. KOTOUC SPECIAL HOLDING TRUST

By:	/s/ John F. Kotouc
JOHN F. KOTOUC, Trustee

John F. Kotouc Special Holding Trust 8308 Hickory
Omaha, NE 68124

[Signature Page to Transfer, Voting and Registration Rights Agreement]

SHAREHOLDER

THOMAS O. KOTOUC LIVING TRUST

By:	/s/ Thomas O. Kotouc
THOMAS O. KOTOUC, Trustee

By:	/s/ Jan M. Kotouc
JAN M. KOTOUC, Trustee

Thomas O. Kotouc Living Trust 10 Courtland Green Street
Spring, TX 77382-5101

[Signature Page to Transfer, Voting and Registration Rights Agreement]

SHAREHOLDER

ANN L. DUEY TRUST

By:	/s/ Ann L. Duey
ANN L. DUEY, Trustee

Ann Duey Revocable Trust 1206 South 116th Avenue
Omaha, NE 68144

[Signature Page to Transfer, Voting and Registration Rights Agreement]

Exhibit A

Registration Rights

ARTICLE I

ADDITIONAL DEFINITIONS

Section 1.01. Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement; Sections and Articles referenced herein are references to the Sections and Articles of this Exhibit except as otherwise expressly indicated. As used in and for purposes of this Exhibit A, the following terms have the following meanings:

“415 Shelf Registration Statement” means a Form S-3 providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“Demand Notice” has the meaning set forth in Section 2.02(a).

“Demand Registration” means a registration as set forth in Section 2.02(a).

“Demand Shareholders” has the meaning set forth in Section 2.02(a).

“FINRA” means the Financial Industry Regulatory Authority.

“Indemnified Party” has the meaning set forth in Section 2.11(c).

“Indemnified Persons” has the meaning set forth in Section 2.11(a).

“Indemnifying Party” has the meaning set forth in Section 2.11(c).

“Inspectors” has the meaning set forth in Section 2.06(a)(viii).

“Marketed Underwritten Offering” means an Underwritten Offering that involves (i) one-on-one meetings or calls between investors and management of Parent, (ii) a customary roadshow or other marketing activity that requires members of the management of Parent to be out of the office for two (2) business days or more or group meetings or calls between investors and management of Parent or (iii) any other substantial marketing effort by the underwriters over a period of at least forty-eight (48) hours

“Piggyback Registration” has the meaning set forth in Section 2.03.

“Prospectus” means the prospectus (including any preliminary prospectus and any final prospectus) included in any Registration Statement, as amended or supplemented by any free writing prospectus, whether or not required to be filed with the SEC, prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement and by all other amendments and supplements to the prospectus, and all material incorporated by reference in such prospectus.

“Records” has the meaning set forth in Section 2.06(a)(viii).

“Registrable Securities” means the Covered Shares Beneficially Owned by a Shareholder at any time in accordance with the terms and conditions of the Agreement; provided, however, that any such Covered Shares shall cease to be Registrable Securities if and when (x) they have been effectively registered under the Securities Act and disposed of in accordance with an effective Registration Statement covering it or (y) in the case of Covered Shares held by a Shareholder who is not an affiliate (as such term is defined in Rule 12b-2 under the Exchange Act) of Parent, they may immediately be sold under Rule 144 (or any similar provision then in force) under the Securities Act without any volume or manner of sale restrictions.

“Registration Statement” means any registration statement of Parent that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Rule 144” means Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“Shareholder” means each Shareholder as defined in the Agreement and such Shareholder’s Permitted Transferees.

“Shareholder Information” has the meaning set forth in Section 2.11(b).

“Shelf Registration Statement” means an Automatic Shelf Registration Statement or a 415 Shelf Registration Statement.

“Suspension Period” has the meaning set forth in Section 2.08(a).

“Underwriter” means, with respect to any Underwritten Offering, a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities.

“Underwriter’s Lockup” has the meaning set forth in Section 2.07(c) of this Exhibit A.

“Underwritten Offering” means a public offering of securities registered under the Securities Act in which an Underwriter participates in the distribution of such securities.

“Underwritten Offering Limitations” has the meaning set forth in Section 2.01(d).

ARTICLE II

REGISTRATION RIGHTS

Section 2.01. Shelf Registration.

(a) Filing. Subject to Section 2.08,

(i) if on the Closing Date, Parent is a well-known seasoned issuer (as defined in Rule 405 of the Securities Act), Parent will file, within three (3) business days of the sixty-first (61st) day following the Closing Date (the “First Sale Date”), an Automatic Shelf Registration Statement useable for the resale of Registrable Securities under the Securities Act, in accordance with the methods of distribution elected by such Shareholders. Such Automatic Shelf Registration Statement shall contain any intended method of distribution of the Registrable Securities specified in writing by any Shareholder and contemplated hereby.

(ii) if on the First Sale Date, Parent is not a well-known seasoned issuer but is eligible to file a 415 Shelf Registration Statement, Parent will file, within ten (10) business days of the First Sale Date, a 415 Shelf Registration Statement useable for the resale of Registrable Securities under the Securities Act from and after the First Sale Date, in accordance with the methods of distribution elected by such Shareholders and shall use its reasonable best efforts to cause such 415 Shelf Registration Statement to become effective under the Securities Act with forty-five (45) days of filing. Such 415 Shelf Registration Statement shall contain any intended method of distribution of the Registrable Securities specified in writing by any Shareholder and contemplated hereby.

(b) Continued Effectiveness. Until the earlier of (i) such time as all Registrable Securities cease to be Registrable Securities or (ii) Parent is no longer eligible to maintain a Shelf Registration Statement, Parent will keep current and effective any Shelf Registration Statement filed pursuant to Section 2.01(a), and file such supplements or amendments to such Shelf Registration Statement as may be necessary or appropriate in order to keep such Shelf Registration Statement continuously effective and useable for the resale of Registrable Securities under the Securities Act. In the event that Parent is no longer eligible to maintain a Shelf Registration Statement, Parent shall provide written notice to the Shareholders of such ineligibility within five (5) business days of the date on which Parent becomes aware of such ineligibility. Parent shall use reasonable best efforts to cause the Registrable Securities to, on or prior to the Closing Date, be qualified for trading on any securities exchange on which the Parent Common Stock is listed or quoted.

(c) Use of Shelf Registration Statement. Following the Closing Date, each Shareholder shall have the right to use any Shelf Registration Statement then effective to Transfer all or a portion of its Registrable Securities (i) in an unrestricted number of brokered transactions and (ii) Underwritten Offerings in accordance with Section 2.01(d).

(d) Underwritten Offerings pursuant to Shelf Registration Statement. Upon the receipt by Parent of a written request from any Shareholder that desires to sell Registrable Securities in an Underwritten Offering pursuant to a Shelf Registration Statement, Parent will give written notice of such request to all other Shareholders, which notice shall be given in any event within five (5) business days of the date on which Parent received the initial request. Any other Shareholders that desire to sell Registrable Securities in such Underwritten Offering shall give written notice to Parent within five (5) business days after the date Parent gave such other Shareholders notice of the such initial request specifying the number of Registrable Securities proposed by such Shareholder to be included in such Underwritten Offering. A Shareholder may change the number of Registrable Securities proposed to be offered in any such Underwritten Offering at any time prior to commencement of such offering so long as such change would not materially adversely affect the timing or success of such Underwritten Offering; provided, however, that Parent shall be entitled to reasonably delay an Underwritten Offering to the extent resulting from such change. Parent will cooperate with such Shareholders and any Underwriter in effecting an Underwritten Offering pursuant to the Shelf Registration Statement as promptly as reasonably practicable with respect to all such Registrable Securities, subject to the limitations and conditions with respect to Underwritten Offerings (the “Underwritten Offering Limitations”):

(i) Parent shall not be required to effect more than three (3) (x) Underwritten Offerings, (y) Demand Registrations pursuant to Section 2.02 or (z) a combination thereof, of which no more than one (1) of the foregoing may be a Marketed Underwritten Offering.

(ii) Parent shall not be required to effect any Underwritten Offering within ninety (90) days after another Underwritten Offering.

(iii) Parent shall not be required to effect any Underwritten Offering unless the aggregate net proceeds expected to be received from the sale of Registrable Securities in such offering is at least $50 million.

(iv) The relevant Shareholders, on the one hand, and, Parent, on the other hand, shall each be entitled to select one (1) nationally recognized investment banking firm to serve as a lead Underwriter, with each of the two (2) such lead Underwriters to be treated substantially the same in all respects (including underwriting discounts, fees and commissions) in respect of such Underwritten Offering, and the relevant Shareholders shall have the right to select any additional Underwriters in connection with the offering; provided that any such additional Underwriter must be reasonably acceptable to Parent.

(e) Effect on Demand Registration Obligations. The provisions of Section 2.02 shall not apply at any time Parent is eligible to file and maintain the effectiveness of a Shelf Registration Statement.

Section 2.02. Demand Registration.

(a) Demand by Shareholders. If at any time after the Closing Date and prior to Parent effecting three (3) Underwritten Offerings pursuant to Section 2.01(d), Parent is no longer eligible to use a Shelf Registration Statement, then within thirty (30) days after the written request of Shareholders holding a majority of the Registrable Securities then held by the Shareholders to register the resale of a specified amount of the Registrable Securities under the Securities Act pursuant to an Underwritten Offering (a “Demand Notice”), Parent will (i) give written notice of such request to all other Shareholders (which notice shall be given in any event within three (3) business days of the date on which Parent received the applicable Demand Notice) and will use its reasonable best efforts to register, in accordance with the provisions of this Agreement, all Registrable Securities that have been requested to be registered in the Demand Notice or by any other Shareholders by written notice to Parent given within ten (10) business days after the date Parent gave such other Shareholders notice of the Demand Notice (collectively, the “Demand Shareholders”) and (ii) use its reasonable best efforts to file a Registration Statement on an appropriate form to register the resale of such Registrable Securities in an Underwritten Offering within thirty (30) days of the Demand Notice. Each Demand Notice will specify the number of Registrable Securities proposed to be offered for sale, and the Demand Shareholders may adjust such number at any time prior to commencement of the offering. Parent may include its own securities only if such inclusion does not materially adversely affect the timing, pricing or success of the offering.

(b) Effective Registration. Parent will use its reasonable best efforts to (i) cause any Registration Statement filed in connection with a Demand Registration to be declared effective (unless it becomes effective automatically upon filing) as promptly as practicable after the filing thereof with the SEC and (ii) keep such Registration Statement current and effective for a period of not less than ninety (90) days or until completion of the offering. Parent further agrees to supplement or make amendments to each such Registration Statement as may be necessary to keep such Registration Statement effective for the period referred to in clause (ii) above, including (A) to respond to the comments of the SEC, if any, (B) as may be required by the registration form utilized by Parent for such Registration Statement or by the instructions to such registration form, (C) as may be required by the Securities Act or (D) as may be reasonably requested in writing by the Demand Shareholders or any Underwriter and reasonably acceptable to Parent.

(c) Limitations. Parent’s obligations in this Section 2.02 shall be subject to the Underwritten Offering Limitations.

Section 2.03. Piggyback Registration. If at any time after the Closing Date and in addition to the Shareholders’ rights in Section 2.01 and Section 2.02, Parent proposes to file a registration statement under the Securities Act or consummate an Underwritten Offering with respect to an offering of Parent Common Stock for (a) Parent’s own account (other than a Registration Statement on Form S-4 or S-8 (or any substitute form that may be adopted by the SEC)) or (b) the account of any holder of Parent Common Stock (other than a Shareholder), then Parent shall give written notice of such proposed filing or Underwritten Offering to the Shareholders as soon as practicable (but in no event less than five (5) business days before the anticipated filing date). Upon a written request given by any Shareholders to Parent within three (3) business days after delivery of any such notice by Parent, to include Registrable Securities in such registration or Underwritten Offering, as applicable (which request shall specify the number of Registrable Securities proposed to be included in such registration or Underwritten Offering, as applicable), Parent shall, subject to the following proviso, include all such requested Registrable Securities in such registration or Underwritten Offering, as applicable, on the same terms and conditions as applicable to Parent’s or such holder’s shares of Parent Common Stock (a “Piggyback Registration”); provided, however, that if at any time after giving written notice of such proposed filing or Underwritten Offering, as applicable, and prior to the effective date of the Registration Statement filed in connection with such registration, or the consummation of such Underwritten Offering, as applicable, Parent shall determine for any reason not to proceed with the proposed registration or disposition, as applicable, of the Parent Common Stock, then Parent may, at its election, give written notice of such determination to such Shareholders and, thereupon, will be relieved of its obligation to register any Registrable Securities in connection with such registration, or dispose of any Registrable Securities in connection with such Underwritten Offering, as applicable. Such Shareholders shall, subject to Section 2.06(b), enter into a customary underwriting agreement with the Underwriter or Underwriters selected by Parent with respect to any Registrable Securities sold by such Shareholders pursuant to this Section 2.03. No registration of Registrable Securities effected pursuant to a request under this Section 2.03 shall relieve Parent of its obligations under Section 2.01 or Section 2.02.

Section 2.04. Withdrawal of Request for Underwritten Offering or Demand Registration. A Shareholder will be permitted to rescind a request for an Underwritten Offering pursuant to a Shelf Registration Statement or a request for a Demand Registration or request the removal of any Registrable Securities held by it from any such request at any time without having to reimburse Parent for any expenses; provided that should Shareholders holding a majority of the Registrable Securities that previously made such request rescind such request, each such rescinding Shareholder shall promptly reimburse Parent for the reasonable and documented out of pocket expenses incurred by Parent in connection with such request on a pro rata basis in accordance with the number of Registrable Securities that each such Shareholder originally intended to be offered, and following such reimbursement such request will not count as a request for an Underwritten Offering or Demand Registration for purposes of determining when future Underwritten Offerings or Demand Registrations may be requested by Shareholders pursuant to Section 2.01 or Section 2.02.

Section 2.05. Reduction of Size of Underwritten Offering. Notwithstanding anything to the contrary contained herein, if the lead Underwriter(s) of an Underwritten Offering advises Parent in writing that, in its opinion the number of shares of Parent Common Stock (including any Registrable Securities) that Parent, Shareholders and any other persons intend to include in any Registration Statement or dispose of pursuant to any Underwritten Offering exceeds the number that can be sold without materially and adversely affecting the price at which the securities can be sold, then the number of shares of Parent Common Stock to be included in the Registration Statement, or disposed of pursuant to such Underwritten Offering, as applicable, for the account of Parent, Shareholders and any other persons will be reduced to the extent necessary to reduce the total number of securities to be included in any such Registration Statement or disposed of pursuant to such Underwritten Offering, as applicable, to the number recommended by such lead Underwriter(s); provided, however, that such reduction shall be made in accordance with the following priorities:

(a) priority in the case of an Underwritten Offering pursuant to Section 2.01 or a Demand Registration pursuant to Section 2.02 will be (i) first, all Registrable Securities requested to be included in the Registration Statement, or disposed of pursuant to the Underwritten Offering or the Demand Registration, as applicable, for the account of the participating Shareholders pursuant to Section 2.01 or Section 2.02, pro rata on the basis of the aggregate number of Registrable Securities sought to be registered or disposed of by such Shareholders, (ii) second, any Parent Common Stock proposed to be offered by Parent for its own account and (iii) third, pro rata among any other holders of shares of Parent Common Stock requested to be registered, or disposed of, as applicable, so that the total number of shares of Parent Common Stock to be included in any such offering for the account of all such persons will not exceed the number recommended by such lead Underwriter;

(b) priority in the case of a registration statement or Underwritten Offering initiated by Parent for its own account which gives rise to a Piggyback Registration pursuant to Section 2.03 will be (i) first, Parent Common Stock proposed to be offered by Parent for its own account, (ii) second, the Registrable Securities requested to be included in the Registration Statement, or disposed of pursuant to the Underwritten Offering, as applicable, for the account of the Shareholders pursuant to their registration rights under Section 2.03, pro rata on the basis of the aggregate number of Registrable Securities sought to be registered or disposed of by such Shareholders, and (iii) third, pro rata among any other holders of shares of Parent Common Stock requested to be registered, or disposed of, as applicable, so that the total number of shares of Parent Common Stock to be included in any such offering for the account of all such persons will not exceed the number recommended by such lead Underwriter; and

(c) priority in the case of a registration statement or Underwritten Offering initiated by Parent for the account of holders of Parent Common Stock other than the Shareholders pursuant to registration rights afforded to such holders pursuant to a contractual right with Parent which gives rise to a Piggyback Registration pursuant to Section 2.03 will be (i) first, pro rata among the holders of shares of Parent Common Stock requesting the offering pursuant to such contractual right, (ii) second, Registrable Securities requested to be included in the Registration Statement, or disposed of, pursuant to the Underwritten Offering, as applicable, for the account of the Shareholders pursuant to their registration rights under Section 2.03, pro rata on the basis of the aggregate number of Registrable Securities sought to be registered or disposed of by such Shareholders, (iii) third, Parent Common Stock offered by Parent for its own account and (iv) fourth, pro rata among any other holders of shares of Parent Common Stock requested to be registered, or disposed of, as applicable, so that the total number of Parent Common Stock to be included in any such offering for the account of all such persons will not exceed the number recommended by such lead Underwriter.

Section 2.06. Registration Procedures. (a) In connection with the registration of the sale of Registrable Securities pursuant hereto, Parent will as promptly as reasonably practicable:

(i) but no less than three (3) business days prior to the initial filing of a Registration Statement, furnish to the relevant Shareholders copies of such Registration Statement as it is proposed to be filed, and thereafter such copies of such Registration Statement as filed, each amendment and supplement thereto (in each case including all exhibits thereto, including each preliminary Prospectus), any agreement with Underwriters related to such offering and such other documents in such quantities as such Shareholders may reasonably request from time to time in order to facilitate the disposition of such Registrable Securities (including in connection with any Underwritten Offering), and give such Shareholders and their Representatives a reasonable opportunity to review and comment on the same prior to filing any such documents, it being understood that Parent shall not file any such Registration Statement containing any statements with respect to the Shareholders or the “Plan of Distribution” relating to the Shareholders to which the Shareholders shall reasonably object in writing; provided that Parent shall incorporate all reasonable comments from the Shareholders regarding disclosure about them and the Plan of Distribution;

(ii) cause Parent’s Representatives to supply all information reasonably requested by the relevant Shareholders, any Underwriter or their respective Representatives in connection with the Registration Statement or Underwritten Offering that is customarily provided by issuers and their Representatives in connection with a registration statement or Underwritten Offering;

(iii) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as the relevant Shareholders reasonably request; provided, however, that Parent shall in no event be required to (w) qualify generally to do business in any jurisdiction where it is not then so qualified, (x) subject itself to taxation in any jurisdiction where it is not otherwise then so subject, (y) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the Registration Statement or (z) consent to general service of process in any jurisdiction where it is not then so subject;

(iv) notify the relevant Shareholders at any time when a Prospectus relating to Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which Parent becomes aware that the Prospectus included in a Registration Statement or the Registration Statement or amendment or supplement relating to such Registrable Securities contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and Parent will promptly prepare and file with the SEC a supplement or amendment to such Prospectus and Registration Statement so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus and Registration Statement will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) advise the Underwriter(s), if any, and the relevant Shareholders promptly and, if requested by such persons, confirm such advice in writing, of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes. If at any time the SEC shall issue any stop order suspending the effectiveness of the Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Registrable Securities under state securities or “blue sky” laws, Parent shall use its reasonable best efforts to obtain the withdrawal or lifting of such order as promptly as practicable;

(vi) enter into customary agreements (including underwriting agreements) and use reasonable best efforts to take such other actions as are reasonably requested by the relevant Shareholders in order to expedite or facilitate the disposition of such Registrable Securities, including, subject to the provisions of Section 2.01(d)(i) with respect to Underwritten Offerings, preparing for and participating in a road show and other customary selling efforts as the Underwriters, if any, or such Shareholders reasonably request in order to expedite or facilitate such disposition;

(vii) if requested by the relevant Shareholders or the Underwriter(s), if any, promptly include in any Registration Statement or Prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as such Shareholders and such Underwriter(s), if any, may reasonably request to have included therein, including information relating to the “Plan of Distribution” of the Registrable Securities, information with respect to the number of Registrable Securities being sold to such Underwriter(s), the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering, and make all required filings of such Prospectus supplement or post-effective amendment as promptly as practicable after Parent is notified of the matters to be included in such Prospectus supplement or post-effective amendment;

(viii) except to the extent prohibited by applicable Law and subject to entry into a customary confidentiality agreement or arrangement, make available, after reasonable advance notice, for inspection by the relevant Shareholders, any Underwriter participating in any disposition of such Registrable Securities and any Representative for such Shareholders and/or such Underwriter (collectively, the “Inspectors”), during business hours at the offices where such information is normally kept, any financial and other records and corporate documents of Parent (collectively, the “Records”) as will be reasonably necessary to enable them to conduct reasonable and customary due diligence with respect to Parent and the related Registration Statement and Prospectus and request the Representatives of Parent and its Subsidiaries to supply all information reasonably requested by any such Inspector; provided, however, that Records and information obtained hereunder will be used by such Inspectors only for purposes of conducting such due diligence;

(ix) use its reasonable best efforts to obtain and deliver to each Underwriter and each such Shareholder in an Underwritten Offering a comfort letter from the independent registered public accounting firm for Parent (and additional comfort letters from the independent registered public accounting firm for any company acquired by Parent whose financial statements are included or incorporated by reference in the Registration Statement) in customary form and covering such matters as are customarily covered by comfort letters as such Underwriter and such Shareholders may reasonably request;

(x) use its reasonable best efforts to obtain and deliver to each Underwriter and each such Shareholder in an Underwritten Offering a 10b-5 statement and legal opinion from Parent’s external counsel in customary form and covering such matters as are customarily covered by 10b-5 statements and legal opinions delivered to Underwriters in Underwritten Offerings as such Underwriter and/or such Shareholders may reasonably request;

(xi) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, within the required time period, an earnings statement covering a period of twelve (12) months, beginning with the first fiscal quarter after the effective date of the Registration Statement relating to such Registrable Securities (as the term “effective date” is defined in Rule 158(c) under the Securities Act), which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder or any successor provisions thereto;

(xii) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement not later than the effective date of such Registration Statement;

(xiii) cooperate with such Shareholders and the lead Underwriter or Underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold under the Registration Statement in a form eligible for deposit with The Depository Trust Company not bearing any restrictive legends and not subject to any stop transfer order with any transfer agent, and cause such Registrable Securities to be issued in such denominations and registered in such names as the lead Underwriter or Underwriters, if any, may request in writing or, if not an Underwritten Offering, in accordance with the instructions of such Shareholders, in each case in connection with the closing of any sale of Registrable Securities;

(xiv) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities;

(xv) furnish to each such Shareholder and each Underwriter, if any, without charge, as many conformed copies as such Shareholder or Underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(xvi) make representations and warranties to such Shareholders and the Underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in secondary offerings;

(xvii) use reasonable best efforts to cooperate with each such Shareholder and each Underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xviii) use its reasonable best efforts to cause such Registrable Securities to be listed or quoted on the New York Stock Exchange or, if the Parent Common Stock is not then listed on the New York Stock Exchange, then on such other securities exchange or national quotation system on which the Parent Common Stock is then listed or quoted; and

(xix) take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms hereof.

(b) In connection with the Registration Statement relating to such Registrable Securities covering an Underwritten Offering, Parent and the relevant Shareholders agree to enter into a written agreement with the Underwriters selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement.

Section 2.07. Conditions to Offerings. (a) The obligations of Parent to take the actions contemplated by Section 2.01, Section 2.02, Section 2.03 and Section 2.06 with respect to an offering of Registrable Securities will be subject to the following conditions:

(i) Parent may require the relevant Shareholders to furnish to Parent such information regarding such Shareholders, the Registrable Securities or the distribution of such Registrable Securities as Parent may from time to time reasonably request in writing, in each case to the extent reasonably required by the Securities Act and the rules and regulations promulgated thereunder, or under state securities or “blue sky”

laws; provided that Parent shall use any such information solely for purposes of the applicable registration and shall maintain the confidentiality of such information that is not publicly available; and

(ii) in any Underwritten Offering, the relevant Shareholders together with Parent and any other holders of Parent’s securities proposing to include securities in any Underwritten Offering, will enter into a customary underwriting agreement in accordance with Section 2.06(b) with the Underwriter or Underwriters selected for such underwriting, as well as such other documents customary in similar offerings; provided that such underwriting agreement shall not impose obligations materially more burdensome than those imposed on Parent or other selling shareholders.

(b) The Shareholders agrees that, upon receipt of any notice from Parent of the happening of any event of the kind described in Section 2.06(a)(iv) or 2.06(a)(v) or a condition described in Section 2.08(a), the Shareholders will forthwith discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering the sale of such Registrable Securities until the Shareholder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.06(a)(iv) or notice from Parent of the termination of the stop order or Suspension Period; provided that Parent shall use its reasonable best efforts to minimize the duration of any Suspension Period.

(c) Each Shareholder agrees that to the extent timely notified in writing by the Underwriters managing any Underwritten Offering by Parent of shares of Parent Common Stock or any securities convertible into or exchangeable or exercisable for shares of Parent Common Stock, each such Shareholder that is participating in such Underwritten Offering shall agree (the “Underwriter’s Lockup”) not to Transfer any Covered Shares without the prior written consent of Parent or such Underwriters during the period beginning seven (7) days before and ending one hundred and eighty (180) days (or, in either case, such lesser period as may be permitted for all Shareholders by Parent or such managing Underwriter or Underwriters) after the effective date of the Registration Statement filed in connection with such Underwritten Offering. The Underwriter’s Lockup shall provide that if all or a portion of the Covered Shares of any Shareholder is released from an Underwriter’s Lockup or all or a portion of the Covered Shares of any other party who entered into a substantially similar agreement with the Underwriters in connection with such Underwritten Offering is released from such agreement, then the same percentage of the shares of each Shareholder shall be released from the Underwriter’s Lockup.

Section 2.08. Suspension Period.

(a) Notwithstanding anything to the contrary contained in this Agreement, if the filing, initial effectiveness or continued use of (i) any Shelf Registration Statement for resales of Registrable Securities pursuant to Section 2.01 or Section 2.03 or (ii) any Registration Statement for resales of Registrable Securities pursuant to Section 2.02 or Section 2.03 at any time would, in the good faith judgment of the chief executive officer or chief financial officer of Parent after consultation with counsel to Parent, (A) materially adversely affect an offering of securities of Parent, (B) require the disclosure of material non-public information by Parent and the disclosure of such information during the period specified in such notice would be materially detrimental to Parent, (C) require the disclosure in any such Shelf Registration Statement or Registration Statement a contemplated financing, acquisition, corporate reorganization or other similar material transaction or other material event or circumstance affecting Parent or its securities and the disclosure of such information at such time would be materially detrimental to Parent or the holders of its Parent Common Stock, or (D) require the inclusion in such Shelf Registration Statement or Registration Statement, as applicable, of financial statements that are not reasonably available to Parent for reasons beyond Parent’s control, Parent shall be entitled, from time to time, by providing prior written notice to the Shareholders, to require the Shareholders to suspend the use of the Prospectus included in any Shelf Registration Statement or to postpone the filing or suspend the use of any Registration Statement for a reasonable period of time not to exceed ninety (90) days in succession (or a longer period of time with the prior written consent of the Shareholders owning a majority of the Covered Shares, which consent shall not be unreasonably withheld), one hundred and twenty (120) days in the aggregate in any one (1)-year period or two

(2) times in any one (1)-year period (a “Suspension Period”). In the event of any such suspension pursuant to this Section 2.08(a), Parent shall furnish to the Shareholders a written notice setting forth the estimated length of the anticipated delay. Parent will use reasonable best efforts to limit the length of any Suspension Period and shall notify the Shareholders promptly upon the termination of the Suspension Period. Notice of the commencement of a Suspension Period shall simply specify such commencement and shall not contain any facts or circumstances relating to such commencement or any material non-public information. Parent shall respond promptly to reasonable inquiry by a Shareholder as to such facts and circumstances. Upon notice by Parent to the Shareholders of any determination to commence a Suspension Period, the Shareholders shall keep the fact of any such Suspension Period strictly confidential, and during any Suspension Period, promptly halt any offer, sale, trading or transfer of any Parent Common Stock pursuant to such Prospectus for the duration of the Suspension Period until (x) the Suspension Period has expired or, if earlier (y) Parent has provided notice that the Suspension Period has been terminated.

(b) After the expiration of any Suspension Period and without any further request from a Shareholder, Parent shall as promptly as reasonably practicable prepare a Registration Statement or post-effective amendment or supplement to the applicable shelf Registration Statement or Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, if necessary so that the Prospectus will not include a material misstatement or omission or be not effective and useable for resale of Registrable Securities.

Section 2.09. Registration Expenses. Subject to Section 2.04, all fees and expenses incurred by Parent in effecting any registration pursuant to this Article II, including all fees and expenses incurred in complying with securities or “blue sky” laws, printing expenses, any registration or filing fees payable under any federal or state securities or “blue sky” laws, the fees and expenses incurred in connection with any listing or quoting of the securities to be registered on any national securities exchange or automated quotation system, fees of FINRA, fees and disbursements of counsel for Parent and fees and expenses of Parent’s independent registered certified public accounting firm, and the reasonable and documented fees and expenses of one counsel selected by the Shareholders to represent all Shareholders in connection with such registration (up to a maximum of $75,000 for the term of this Exhibit A) will be borne by Parent; provided, however, that the Shareholders will bear and pay any underwriting discounts, fees, commissions and related fees and out of pocket expenses of any Underwriters and such Underwriters’ counsel and transfer taxes and any expenses required by applicable Law to be paid by a selling shareholder, fees and disbursements of counsel for any Shareholder not addressed above, in each case with respect to Registrable Securities offered for its account pursuant to any Registration Statement.

Section 2.10. Rules 144 and 144A. Parent covenants that it will use reasonable best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder and it will use reasonable best efforts to take any such further action as reasonably requested by the Shareholders, including providing a written statement as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, all to the extent required from time to time to enable the Shareholders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rules 144 or 144A under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC.

Section 2.11. Indemnification; Contribution. (a) In connection with any registration of Registrable Securities or Underwritten Offering pursuant to Section 2.01, Section 2.02 or Section 2.03, Parent will indemnify, defend and hold harmless each Shareholder, its affiliates, directors, officers, shareholders and employees and each person who controls such Shareholders within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”) from and against any and all Losses caused by any untrue or alleged untrue statement of material fact contained or incorporated by reference in any part of any Registration Statement or any Prospectus, including any amendment or supplement thereto, used in connection with the Registrable Securities, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading; provided, however, that Parent will not be required to indemnify any Indemnified Person for any such Loss arising out of or with respect to sales pursuant to the Registration Statement or Prospectus based upon Shareholder Information (as defined below).

(b) In connection with any Registration Statement or Prospectus, the Shareholders who sell Registrable Securities pursuant to such Registration Statement or Prospectus will severally but not jointly indemnify, defend and hold harmless Parent, its directors, its officers, its employees and each person, if any, who controls Parent (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as the foregoing indemnity from Parent to the Shareholders, but only with respect to information arising out of or based upon information furnished in writing by such Shareholder or on such Shareholder’s behalf (in each case, in its capacity as a Shareholder), in either case for use in any Registration Statement or any Prospectus, including any amendment or supplement thereto (“Shareholder Information”). In no event shall any Shareholder be obligated to provide indemnification or contribution in excess of the net aggregate proceeds received from the sale of Registrable Securities pursuant to the applicable Registration Statement or Prospectus.

(c) In case any claim, action or proceeding (including any governmental investigation) is instituted involving any person in respect of which indemnity may be sought pursuant to Section 2.11(a) or Section 2.11(b), such person (the “Indemnified Party”) will promptly notify the person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall be entitled to participate therein and, to the extent it shall wish, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and will pay the fees and disbursements of such counsel related to such proceeding; provided, however, that the failure or delay to give such notice shall not relieve the Indemnifying Party of its obligations pursuant to this Agreement except to the extent that such Indemnifying Party has been prejudiced by such failure or delay. In any such claim, action or proceeding, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party have mutually agreed to the retention of such counsel, (ii) the Indemnifying Party fails to assume the defense of the claim, action or proceeding within fifteen (15) business days following receipt of notice from the Indemnified Party or (iii) the Indemnified Party and the Indemnifying Party are both actual or potential defendants in, or targets of, any such action and the Indemnified Party has been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them. It is understood that the Indemnifying Party will not, in connection with any claim, action or proceeding or related claims, actions or proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one (1) separate firm of attorneys (in addition to one (1) firm of local counsel) at any time for all such Indemnified Parties and that all such reasonable fees and expenses will be reimbursed as they are incurred. In the case of the retention of any such separate firm for the Indemnified Parties, such firm will be designated in writing by the Indemnified Parties. The Indemnifying Party will not be liable for any settlement of any claim, action or proceeding effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if such claim, action or proceeding is settled with such consent or if there has been a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any Loss by reason of such settlement or judgment. No Indemnifying Party will, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any pending or threatened proceeding in respect of which any Indemnified Party is seeking indemnity hereunder, unless such settlement includes (i) an unconditional release of such Indemnified Party from all liability in connection with such proceeding, (ii) no finding or admission of any violation of Law or any violation of the rights of any person by the Indemnified Party or any of its affiliates can be made as the result of such action and (iii) the sole relief (if any) provided is monetary damages that are reimbursed in full by the Indemnifying Party.

(d) If the indemnification provided for in this Section 2.11 from the Indemnifying Party is unavailable to an Indemnified Party hereunder or is insufficient in respect of any Losses referred to in this Section 2.11, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, will contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions that resulted in such Losses, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative fault referred to in clause (i) but also the relative benefit of Parent, on the one hand, and such Shareholder, on the other, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of the Losses referred to above will be deemed to include, subject to the limitations set forth in Section 2.11(c), any reasonable legal or other out of pocket fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

(e) The parties agree that it would not be just and equitable if contribution pursuant to Section 2.11(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in Section 2.11(d). No person guilty of “fraudulent misrepresentation” (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. In no event shall any Shareholder be obligated to provide indemnification or contribution in excess of the net aggregate proceeds received from the sale of Registrable Securities pursuant to the applicable Registration Statement or Prospectus.

Section 2.12. Termination. The provisions in this Exhibit A shall terminate with respect to each individual Shareholder on the first date when such Shareholder no longer holds any Registrable Securities.

Section 2.13. No Waiver. Notwithstanding anything to the contrary contained herein, nothing in this Exhibit A shall be deemed a waiver by Parent of any restrictions on the Transfer of any Registrable Securities.

SCHEDULE I

1.	The Lozier Foundation

2.	National Philanthropic Trust f/b/o The Lozier Foundation Donor Advised Fund

3.	Omaha Community Foundation f/b/o The Lozier Foundation Donor Advised Fund

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Sections 180.0851 and 180.0852 of the WBCL provide that a corporation shall indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation. Otherwise, a corporation shall indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the following:

1.	A willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest.

2.

A violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful.

3.	A transaction from which the director or officer derived an improper personal profit.

4.	Willful misconduct.

A corporation may, in its articles of incorporation or bylaws, limit its obligation to indemnify.

Article XI, Section 2 of the Associated bylaws provide that Associated shall indemnify a director, officer, employee, or agent to the extent he or she has been successful on the merits or otherwise in the defense of any proceeding, for all reasonable expenses. Otherwise, Associated shall indemnify a director, officer, employee, or agency against liability unless a final judicial adjudication determines that such person breached a duty owed to Associated which constituted a willful failure to deal fairly in a matter with a conflict of interest, violated criminal law, derived improper personal profit from a transaction, or engaged in willful misconduct. Unless provided otherwise by a written agreement with such director, officer, employee or agent, such person’s right to indemnification is determined in accordance with Section 180.0855 of the WBCL or any successor thereto. In addition, the Associated bylaws provide that Associated may purchase and maintain insurance on behalf of any person who is a director, officer, employee or agent of Associated against any liability asserted against or incurred by the individual in any such capacity or arising out of his status as such, regardless of whether Associated is required or authorized to indemnify or allow expenses to the individual.

The foregoing is only a general summary of certain aspects of Wisconsin law and Associated’s articles of incorporation and bylaws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those Sections of the WBCL referenced above and the Associated charter and Associated bylaws.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

The Associated articles and Associated bylaws were previously filed with the SEC and are incorporated by reference into this registration statement.

Item 21.	Exhibits and Financial Statement Schedules

(a)	The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of November 30, 2025, by and between Associated Banc-Corp and American National Corporation (attached as Annex A to the information statement/prospectus forming a part of this registration statement).

3.1	Amended and Restated Articles of Incorporation of Associated Banc-Corp (incorporated herein by reference to Exhibit (3) to Associated Banc-Corp’s Quarterly Report on Form 10-Q filed on May 8, 2006).

3.2	Articles of Amendment to the Amended and Restated Articles of Incorporation of Associated Banc-Corp, regarding the rights and preferences of preferred stock, effective April 25, 2012 (incorporated herein by reference to Exhibits (3.1) and (4.1) to Associated Banc-Corp’s Current Report on Form 8-K filed on April 25, 2012).

3.3	Articles of Amendment to the Amended and Restated Articles of Incorporation of Associated Banc-Corp with respect to its 5.875% Non-Cumulative Perpetual Preferred Stock, Series E, dated September 21, 2018 (incorporated herein by reference to Exhibits (3.1) and (4.1) to Associated Banc-Corp’s Current Report on Form 8-K filed on September 26, 2018).

3.4	Amended and Restated Bylaws of Associated Banc-Corp, as amended through February 2, 2021 (incorporated herein by reference to Exhibit (3.1(l)) to Associated Banc-Corp’s Annual Report on Form 10-K filed on February 9, 2021).

3.5	Articles of Amendment to the Amended and Restated Articles of Incorporation of Associated Banc-Corp with respect to its 5.625% Non-Cumulative Perpetual Preferred Stock, Series F, dated June 10, 2020 (incorporated herein by reference to Exhibits (3.1) and (4.1) to Associated Banc-Corp’s Current Report on Form 8-K filed on June 15, 2020).

4.1	Description of Associated Banc-Corp’s Securities (incorporated herein by reference to Exhibit (4)(f) to Associated Banc-Corp’s Form 10-K filed on February 12, 2025).

5.1	Opinion of Randall J. Erickson, as to validity of the securities being registered.*

8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain U.S. income tax aspects of the Merger.*

8.2	Opinion of Alston & Bird LLP regarding certain U.S. income tax aspects of the Merger.*

10.1	Transfer, Voting and Registration Rights Agreement, dated as of November 30, 2025, between Associated Banc-Corp and the other signatories thereto (attached as Annex B to the information statement/prospectus forming a part of this registration statement).

23.1	Consent of KPMG LLP.

23.3	Consent of Randall J. Erickson (included as part of the opinion filed as Exhibit 5.1).*

23.4	Consent of Wachtell, Lipton, Rosen & Katz (included as part of its opinion filed as Exhibit 8.1).*

23.5	Consent of Alston & Bird LLP (included as part of its opinion filed as Exhibit 8.2).*

24.1	Powers of Attorney of Directors and Officers of Associated Banc-Corp (included on the signature page of this registration statement and incorporated herein by reference).

99.1	Consent of Wende Kotouc as Prospective Director.

107	Filing Fee Table.

*	To be filed by amendment.

Item 22.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus (i) that is filed pursuant to paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(9)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(10)

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

ASSOCIATED BANC-CORP

By:	/s/ Andrew J. Harmening
Name: Andrew J. Harmening
Title: President and Chief Executive Officer

BE IT KNOWN BY THESE PRESENT: Each of the undersigned directors has made, constituted, and appointed, and does hereby make, constitute, and appoint Randall J. Erickson and Tyler Moore, and each of them, with full power to act without the other, such director’s true and lawful attorney-in-fact and agent, with full power of substitution, and resubstitution, in such director’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement permitted by Rule 462 under the Securities Act of 1933, and to file the same with the SEC, with full power and authority to perform and do any and all acts and things whatsoever that any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the matters described in this paragraph, as fully as such director might or could do if personally present and acting and as fully as Associated might or could do by a properly authorized agent.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 30, 2025.

Signature	Title

/s/ Andrew J. Harmening (Andrew J. Harmening)	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Derek S. Meyer (Derek S. Meyer)	Chief Financial Officer (Principal Financial Officer)

/s/ Ryan Beld (Ryan Beld)	Corporate Controller and Chief Accounting Officer (Controller and Principal Accounting Officer)

/s/ John (Jay) B. Williams (John (Jay) B. Williams)	Director

/s/ R. Jay Gerken (R. Jay Gerken)	Director

/s/ Judith P. Greffin (Judith P. Greffin)	Director

/s/ Michael J. Haddad (Michael J. Haddad)	Director

/s/ Robert A. Jeffe (Robert A. Jeffe)	Director

/s/ Rodney Jones-Tyson (Rodney Jones-Tyson)	Director

Signature	Title

/s/ Eileen A. Kamerick (Eileen A. Kamerick)	Director

/s/ Gale E. Klappa (Gale E. Klappa)	Director

/s/ Cory L. Nettles (Cory L. Nettles)	Director

/s/ Owen J. Sullivan (Owen J. Sullivan)	Director

/s/ Kristen M. Ludgate (Kristen M. Ludgate)	Director

/s/ Karen T. van Lith (Karen T. van Lith)	Director